     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 1, 2000


                                                      REGISTRATION NO. 333-35106
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                             EXE TECHNOLOGIES, INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                          7371                    751719817
(State or other jurisdiction of  (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)   Classification Code Number)    Identification No.)

                           --------------------------

                             8787 STEMMONS FREEWAY
                              DALLAS, TEXAS 75247
                                 (214) 775-6000

    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                RAYMOND R. HOOD
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             EXE TECHNOLOGIES, INC.
                             8787 STEMMONS FREEWAY
                              DALLAS, TEXAS 75247
                                 (214) 775-6000

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                          Copies of communications to:

            DAVID W. POLLAK, ESQ.                                  SETH R. MOLAY, P.C.
           RACHEL A. GONZALEZ, ESQ.                                 ALAN M. UTAY, ESQ.
         MORGAN, LEWIS & BOCKIUS LLP                    AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
               101 PARK AVENUE                               1700 PACIFIC AVENUE, SUITE 4100
           NEW YORK, NEW YORK 10178                                DALLAS, TEXAS 75201
                (212) 309-6000                                        (214) 969-2800

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    SUBJECT TO COMPLETION -- AUGUST 1, 2000

WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY US FEDERAL SECURITIES LAW TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
PROSPECTUS
                 , 2000

                                     [LOGO]

                        7,250,000 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------


EXE TECHNOLOGIES, INC.:                 THE OFFERING:
- EXE Technologies, Inc.                - We are offering 7,250,000 shares of
  8787 Stemmons Freeway                 our common stock.
  Dallas, Texas 75247                   - The underwriters have an option to
  (214) 775-6000                          purchase an additional 1,087,500
                                          shares of common stock from us to
PROPOSED SYMBOL & MARKET:                 cover over-allotments.
- EXEE/Nasdaq National Market           - This is our initial public offering,
                                        and no public market currently exists
                                          for our common stock.
                                        - We anticipate that the initial
                                        public offering price for our common
                                          stock will be between $7.00 and
                                          $9.00 per share.
                                        - A group of strategic investors has
                                          indicated an interest in purchasing
                                          up to 1,000,000 shares of common
                                          stock in this offering.
                                        - Closing:      , 2000.



---------------------------------------------------------------------------------
                                                 Per Share               Total
---------------------------------------------------------------------------------
Public offering price:                           $                    $

Underwriting fees:

Proceeds to EXE Technologies, Inc.:
---------------------------------------------------------------------------------


    THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------


DONALDSON, LUFKIN & JENRETTE                                SALOMON SMITH BARNEY


BANC OF AMERICA SECURITIES LLC                                    DLJDIRECT INC.

                                    GRAPHIC

    The graphic is titled "EXE's Software Allows Companies to Efficiently Manage and Control the Flow of Inventory Throughout the Supply Chain." In the upper left hand corner appears a graphic of a computer enclosed in a circle. The circle is titled "The EXceed-TM- eFulfillment System."

    In the center of the diagram is a graphic representation of a fulfillment center. It is titled "Fulfillment Center." Within the Fulfillment Center graphic includes graphics of boxes and text labels including "Receiving," "Returns," "Crossdocking," "Quality," "Stocking," "Picking," "Customization," "Packing" and "Shipping."

    To the left of the fulfillment center is a graphic of a manufacturing facility. The graphic is titled "Manufacturer or Supplier." A blue arrow goes from the "Manufacturer or Supplier" graphic back to the Fulfillment Center graphic.

    To the right of the Fulfillment Center graphic are vertically aligned graphics of a retail store, office building and residential home. These graphics are titled "Retail Store," "Business" and "Consumer" respectively. A blue arrow goes from each vertically aligned graphic back to the Fulfillment Center graphic.

    Above the Fulfillment Center graphic is a picture of a cloud containing the title "Internet." Yellow arrows connect the cloud graphic to the graphics of the Retail Store and Manufacturer or Supplier.

    At the bottom center is a key showing that blue arrows represent the flow of goods and yellow arrows represent the flow of information.


    The EXE logo appears on the inside flap of the fold-over page covering the graphic.

                               TABLE OF CONTENTS


                                       PAGE

Prospectus Summary...................     1

Risk Factors.........................     4

Special Note Regarding
  Forward-Looking Statements.........    14

Use of Proceeds......................    15

Dividend Policy......................    15

Company Information..................    16

Capitalization.......................    17

Dilution.............................    18

Selected Consolidated Financial
  Data...............................    19

Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    21



Business.............................    35

Management...........................    49
                                       PAGE

Certain Transactions.................    59

Principal Stockholders...............    61

Description of Capital Stock.........    63

Shares Eligible for Future Sale......    65

Underwriting.........................    67

Legal Matters........................    70

Experts..............................    70

Where You Can Find More Information..    70

Index to Consolidated Financial
  Statements.........................   F-1

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SOME INFORMATION FROM THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS, INCLUDING THE RISK FACTORS AND THE FINANCIAL STATEMENTS. IN THIS PROSPECTUS, UNLESS THE CONTEXT INDICATES OTHERWISE, "EXE TECHNOLOGIES, INC.," "WE," "US" AND "OUR" REFER TO EXE TECHNOLOGIES, INC., A DELAWARE CORPORATION.

    UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS:

    - ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION; AND

    - GIVES EFFECT TO THE CONVERSION INTO COMMON STOCK, ON A ONE-FOR-ONE BASIS, OF ALL OUR ISSUED AND OUTSTANDING SERIES A, SERIES B, SERIES C AND
      SERIES D PREFERRED STOCK AND OUR CLASS B COMMON STOCK.

                                  OUR BUSINESS

    We are a leading provider of fulfillment, warehousing and distribution software for e-commerce and traditional distribution channels. e-Commerce fulfillment, or e-fulfillment, is the process of picking, configuring, packing and shipping products ordered by customers over the Internet. Our software allows companies to use the Internet and traditional communication methods to efficiently manage and control the flow of inventory throughout the supply chain. Companies use our software to reduce distribution costs and increase customer loyalty and satisfaction. We provide global service and support for our software from established facilities in North America, Europe, the Middle East, Asia and Australia.

    We sell our software through a direct sales force of 86 employees worldwide and through strategic alliances with complementary software vendors and consulting organizations, including Cap Gemini, i2 Technologies, IBM Global Services, Microsoft, Oracle and PricewaterhouseCoopers. We target companies in industries characterized by large product selections, high transaction volumes and increasing demands for customer-specific order processing, including traditional retailers, newly-created e-tailers, manufacturers and outsourced e-commerce and third-party logistics providers. A representative sample of our largest customers in these industries includes barnesandnoble.com, ConAgra, Consolidated Freightways (Redwood Systems), Ford, Fritz Companies, GroceryWorks.com, K-Mart, Safeway and Safeway(.com). Together, these customers accounted for approximately 15.3% of our total revenue, with no single customer accounting for more than 5% of our revenue in 1999.


    Revenue from our e-fulfillment, or eFS, and predecessor 4000 warehouse management system products, which includes versions 2.0 and 3.0 and their successors, was $14.9 million for the three-month period ended March 31, 2000, an 85.1% increase over the same period in 1999, accounting for 58.6% of our total revenue of $25.5 million for the three-month period ended March 31, 2000. In the three-month period ended March 31, 2000, our operating loss was $2.4 million and our net loss was $2.9 million. Revenue from our e-fulfillment software and predecessor 4000 warehouse management system products was $41.2 million for 1999, a 109.2% increase over 1998, accounting for 42.6% of our total revenue. In 1999, our operating loss was $24.1 million, and our net loss was $26.1 million.


                                THE OPPORTUNITY

    The rapid emergence of the Internet as a medium for commerce has shifted the focus of logistics systems from warehouse management and distribution to e-fulfillment. Many traditional retailers, who have historically relied on warehouse management systems to replenish retail stores, are becoming e-commerce retailers with the ability to transact directly with customers worldwide. Many traditional manufacturers, who have historically relied on distributors and retailers to transact with customers, are now selling directly to the end-customer. In addition, many e-commerce companies are relying on third parties to satisfy their fulfillment needs. We believe that traditional warehouse management and distribution software has been designed to store and distribute bulk products and is not flexible enough for these companies as they implement their Internet strategies. We believe that these companies must invest in and rapidly deploy e-fulfillment systems to respond to the specific needs of customers on a worldwide basis.

                                  OUR SOLUTION

    Our software manages the fulfillment of orders initiated through both e-commerce and traditional sales channels and provides the following benefits to our customers:

    - REDUCED TIME TO ENTER NEW MARKETS. We believe our software provides all of the functionality necessary for e-fulfillment in a single, packaged solution and reduces the time it takes for companies to launch or enhance e-commerce initiatives.

    - CUSTOMER-SPECIFIC FULFILLMENT. Our software allows companies to treat each transaction individually by automating and coordinating complex customer-specific fulfillment, assembly, product configuration and marketing campaigns.

    - FLEXIBILITY AND RELIABILITY. Our software can be deployed using most major computer systems and has been proven reliable in high volume businesses that distribute through retail stores or sell directly to customers.

    - VISIBILITY. Our software provides suppliers and customers an immediate view of order status and fulfillment activities.

    - GLOBAL CAPABILITY. Our software, which currently operates in 35 countries and 15 different languages, can be installed and supported around the world.

    - ADAPTABILITY FOR COMPLEX BUSINESS MODELS. Our software is designed to handle logistics situations where it is necessary to assemble, distribute and bill for products owned by multiple companies.

                                  OUR STRATEGY

    Our goal is to be the leading provider of e-fulfillment, warehousing and distribution software. We plan to:

    - Take advantage of our experience and established market position;

    - Use our international infrastructure to gain global market share;

    - Expand our strategic alliances;

    - Enhance our e-commerce solutions;

    - Capture the growing opportunity created by electronic marketplaces; and

    - Exploit the growing trend to outsource business processes and computer services.

                              RECENT DEVELOPMENTS


    Revenue from our eFS and predecessor 4000 warehouse management system products was approximately $17.2 million for the three-month period ended
June 30, 2000, a 101.3% increase over the same period in 1999, and accounted for 61.4% of our total revenue of approximately $28.1 million for the three-month period ended June 30, 2000.

                                  THE OFFERING

Common stock offered......................  7,250,000 shares

Common stock to be outstanding after this
  offering................................  41,227,463 shares

Use of proceeds...........................  We intend to use the net proceeds from this offering to repay indebtedness and for research and development,
                                            working capital and other general corporate purposes,
                                            including potential future acquisitions.

Proposed Nasdaq National Market symbol....  EXEE

    The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of March 31, 2000. This number does not include:

    - an aggregate of 4,999,558 shares of common stock issuable upon exercise of options outstanding as of March 31, 2000 at a weighted average exercise price of $4.50 per share, of which 1,514,841 are fully vested at a weighted average exercise price of $3.45 per share;

    - an aggregate of 1,085,000 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2000 at a weighted average exercise price of $4.16 per share, of which 755,000 are fully vested at a weighted average exercise price of $4.23 per share;

    - an additional 3,455,243 shares of common stock reserved as of March 31, 2000 for issuance under our equity-based compensation plans; and

    - 1,087,500 shares subject to the underwriters' over-allotment option.


    In addition, subsequent to March 31, 2000 we granted additional options to executive officers and employees to acquire approximately 1,500,000 shares of common stock at exercise prices ranging from $7.50 per share to the price per share in this offering.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE PURCHASING OUR COMMON STOCK. OUR MATERIAL RISKS AND UNCERTAINTIES ARE DESCRIBED BELOW. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. ADDITIONAL RISKS AND UNCERTAINTIES, INCLUDING THOSE THAT ARE NOT YET IDENTIFIED OR THAT WE CURRENTLY THINK ARE IMMATERIAL, MAY ALSO ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

                         RISKS RELATING TO OUR BUSINESS

WE EXPECT TO CONTINUE TO INCUR LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE.


    We have experienced quarterly and annual losses since the acquisition of Dallas Systems in September 1997. We experienced net losses of $6.6 million for 1997, $19.6 million for 1998, $26.1 million for 1999 and $2.9 million for the three-month period ended March 31, 2000. We may continue to incur losses on both a quarterly and an annual basis, and we are uncertain if or when we will become profitable. Moreover, we expect to continue to incur significant sales and marketing and research and development expenses, and, as a result, we will need to generate significant revenue to achieve and maintain profitability. We may not achieve our planned growth or generate sufficient revenue to attain profitability.


WE CAN GIVE YOU NO ASSURANCE THAT WE WILL BE ABLE TO GROW AND INCREASE OUR LEVEL OF REVENUE OR
ACHIEVE PROFITABILITY IN THE FUTURE.

    Our growth rates and, consequently, our future operating results may be affected by any of the following factors:

    - the overall growth rate of the markets in which we compete;

    - the level of market acceptance of, and demand for, our software;

    - our competitors' products and prices;

    - our ability to establish strategic marketing relationships and to develop and market new and enhanced products;

    - our ability to successfully train alliance companies and consulting organizations;

    - our ability to control costs;

    - changes in our products and services mix; and

    - our ability to expand our direct sales force and indirect distribution channels worldwide.

OUR REVENUE COULD DECLINE IF OUR CUSTOMERS DO NOT ACCEPT OUR NEW PRODUCTS, INCLUDING
E-FULFILLMENT PRODUCTS, AS QUICKLY AS WE ANTICIPATE.


    We expect to derive a majority of our product license revenue in the future from our new e-fulfillment products and their components, which were launched in 1999. Our business depends on successful customer acceptance of these products and the release, introduction and customer acceptance of new products, in addition to the continued acceptance of our traditional products. We expect that we will continue to depend on revenue from new and enhanced versions of our e-fulfillment products, and our revenue could decline if our target customers do not adopt and expand their use of these products and their components.

OUR QUARTERLY OPERATING RESULTS DEPEND HEAVILY ON SOFTWARE LICENSE REVENUE, WHICH IS DIFFICULT TO
FORECAST AND MAY FLUCTUATE.

    Our quarterly software license revenue is difficult to forecast because our sales cycles, from initial evaluation to delivery of software, vary substantially from customer to customer. Revenue in any quarter is dependent on orders received, contracts signed and products shipped in that quarter. We typically recognize the majority of our revenue in the last month of the quarter, frequently in the last week or even days of the quarter. In addition, the timing of large individual license sales is difficult for us to predict, and, in some cases, transactions are concluded later than anticipated. Since our operating expenses are based on anticipated revenue levels and most of our operating expenses, particularly personnel and facilities costs, are relatively fixed in advance of any particular quarter, any revenue shortfall may cause fluctuations in operating results in any particular quarter. We can give you no assurance that revenue will grow in future periods, that revenue will grow at historical rates or that we will achieve and maintain positive operating margins in future quarters. If revenue falls below our expectations in a particular quarter, our operating results could be harmed.

BECAUSE OUR SALES CYCLES ARE LENGTHY AND SUBJECT TO UNCERTAINTIES, IT IS DIFFICULT TO FORECAST OUR SALES, AND THE DELAY OR FAILURE OF A SIGNIFICANT SOFTWARE LICENSE TRANSACTION OR OUR INABILITY TO ANTICIPATE A DELAY COULD HARM OUR OPERATING RESULTS.

    Our software is used for critical division- or enterprise-wide purposes and involves a significant commitment of resources by customers. A customer's decision to license our software usually involves the evaluation of the available alternatives by a number of personnel in multiple functional and geographic areas, each often having specific and conflicting requirements. Accordingly, we typically must expend substantial resources educating prospective customers about the value of our solutions. For these and other reasons, the length of time between the date of initial contact with the potential customer and the execution of a software license agreement typically ranges from three to nine months, and is subject to delays over which we may have little or no control. As a result of the length and variability of the sales cycle for our software products, our ability to forecast the timing and amount of specific sales is limited, and the delay or failure to complete one or more anticipated large license transactions could harm our operating results.

FAILURE TO EXPAND OUR ALLIANCE RELATIONSHIPS WITH CONSULTING FIRMS AND COMPLEMENTARY SOFTWARE VENDORS AND TO ESTABLISH NEW STRATEGIC ALLIANCES MAY SLOW ACCEPTANCE OF OUR SOFTWARE AND DELAY THE GROWTH OF OUR REVENUE.

    To supplement our direct sales force and our implementation capabilities, we have established strategic marketing alliances with consulting firms and complementary software vendors, and we rely on them to recommend our software to their customers and to periodically install and support our software for their customers. To increase our sales and implementation capabilities, one of our key strategies is to expand our existing relationships and establish new strategic alliances with consulting firms and complementary software vendors. The loss of, or failure to expand, existing relationships or our failure to establish new strategic alliances could limit the number of transactions we may complete and may result in our inability to recognize revenue.

OUR INTERNATIONAL OPERATIONS, WHICH WE PLAN TO EXPAND, ARE SUBJECT TO HEIGHTENED RISKS. IF ANY OF THESE RISKS ACTUALLY OCCUR, OUR EARNINGS COULD DECLINE.

    International revenue accounted for approximately 43% of our total revenue during the three-month period ended March 31, 2000 and approximately 36% of our total revenue during 1999. We expect international revenue to continue to account for a significant percentage of total revenue in the future, and we plan to continue to expand our international activities as part of our growth strategy. This expansion will require significant financial resources and management attention that could have a negative effect on our earnings. As our international operations continue to develop, they may become increasingly subject to risks inherent in international business activities, including:

    - difficulty in staffing and managing geographically diverse operations;

    - longer accounts receivable payment cycles in certain countries;

    - compliance with a variety of foreign laws and regulations;

    - unexpected changes in regulatory requirements and overlap of different tax structures;

    - greater difficulty in safeguarding intellectual property;

    - trade restrictions;

    - changes in tariff rates and import and export licensing requirements; and

    - general economic conditions in international markets.

    Our earnings could decline if these or other factors affect international operations.

BECAUSE MANY OF OUR CUSTOMERS PAY US IN FOREIGN CURRENCIES, WE MAY BE EXPOSED TO EXCHANGE RATE RISKS AND OUR NET INCOME MAY SUFFER DUE TO CURRENCY TRANSLATIONS.

    A majority of the revenue and expenses incurred by our international operations are denominated in currencies other than the United States dollar. In particular, our revenue and costs of operations in Japan and Singapore are denominated in Japanese yen and Singapore dollars. In addition, with the expansion of international operations, the number of foreign currencies in which we must operate is likely to increase, resulting in increased exposure to exchange rate fluctuations. Exchange rate fluctuations have caused and will continue to cause currency transaction gains and losses. While such currency transaction gains and losses have not been material to date, we can give you no assurance that currency transaction losses will not harm our results of operations in future periods.

FAILURE TO INTEGRATE NEW MEMBERS OF OUR MANAGEMENT TEAM MAY DIMINISH THE EFFECTIVENESS OF OUR MANAGEMENT.

    We have recently made additions to our senior management team, upon whom we rely to support our anticipated growth. In August 1999, we hired Michael Burstein, our Senior Vice President, Finance, Chief Financial Officer and Treasurer, and in December 1999, we hired Frederick Gattelaro, our Senior Vice President, Professional Services, Americas. Also, several members of our senior management team have recently assumed new responsibilities or roles. Accordingly, some members of our senior management team have been in place for less than one year. Our success will depend on our ability to integrate new members of our senior management into our operations.

OUR SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL, IN PARTICULAR PROFESSIONAL SERVICES PERSONNEL. IF WE ARE UNABLE TO ATTRACT THESE PERSONNEL AND USE THEM EFFICIENTLY, OUR ABILITY TO IMPLEMENT OUR SOFTWARE COULD BE HARMED.

    We believe our success will depend significantly on our ability to attract, motivate and retain additional highly skilled technical, managerial, consulting, sales and marketing and, in particular, professional services, personnel. We compete intensely for these personnel, and we may be unable to achieve our personnel goals. Our failure to attract, motivate and retain such highly skilled personnel could seriously limit our ability to expand our business.

    Also, we believe our success will depend on our ability to productively manage an increase in the number of our personnel. Our professional services staff for our e-fulfillment and their predecessor products has increased since 1998, and we expect to continue to increase the number of our professional services staff following completion of this offering. This growth may result in increased salary expenses and training costs in advance of any resulting increase in revenue due to the typically lower productivity levels of newer service personnel. Moreover, any growth in software license revenue will likely generate the need for more professional services personnel to deploy and implement software and to train customers. A shortage in the number of trained personnel, either within our company or available from outside consulting firms, could limit our ability to implement our software on a timely and cost-effective basis. Our earnings will suffer if we generate insufficient revenue to cover growth-related expenses, significantly strain management resources with additional responsibilities, fail to successfully expand our relationships and develop additional relationships with third party implementers or fail to have sufficiently trained professional services personnel.

WE DEPEND ON THE SERVICES OF A NUMBER OF KEY PERSONNEL, AND A LOSS OF ANY OF THESE PERSONNEL COULD DISRUPT OUR OPERATIONS AND RESULT IN REDUCED REVENUE.

    Our success depends on the continued services and performance of our senior management staff, in particular, Raymond Hood, our President and Chief Executive Officer. The loss of the services of Mr. Hood or any of our other senior management staff or key employees could seriously impair our ability to operate and achieve our objectives, which could reduce our revenue. We have $3.0 million of key man life insurance on Mr. Hood. This amount may not be sufficient to compensate us for the loss of his services. We also have employment agreements with Mr. Hood and with most of our executive officers. However, these employment agreements do not prevent Mr. Hood, or other key employees, from voluntarily terminating his or her employment with us.

IF WE ARE UNSUCCESSFUL IN IDENTIFYING, FINANCING AND INTEGRATING SUITABLE ACQUISITION CANDIDATES, INCLUDING BUSINESSES, PRODUCTS AND TECHNOLOGIES, OUR GROWTH COULD BE HARMED.

    Due to the intense competition we face, we may not be able to identify suitable acquisition candidates available for purchase at reasonable prices, consummate any acquisition or successfully integrate any acquired business into our operations. Further, acquisitions may involve a number of additional risks, including:

    - diversion of management's attention;

    - failure to retain key personnel of the acquired businesses;

    - unanticipated events or circumstances;

    - legal liabilities; and

    - amortization of acquired intangible assets.

    We expect to finance any future acquisitions with cash on hand, which may include the proceeds of this offering, as well as with possible debt financing or the issuance of common or preferred stock. If we were to proceed with one or more future acquisitions for cash, a substantial portion of our available cash could be used to complete them. If we were to proceed with one or more acquisitions for stock, our stockholders would suffer dilution of their interests. We can give you no assurance that we would be able to arrange for any needed debt financing on terms acceptable to us. Most of the businesses that might be attractive acquisition candidates are likely to have significant intangible assets, and acquisition of these businesses would typically result in substantial goodwill amortization charges to us, reducing future earnings. For example, in connection with Neptune's acquisition of Dallas Systems, we acquired $18.1 million of goodwill, and $6.9 million of other intangible assets, which are being amortized over three to six years and resulted in amortization expense of $1.1 million for the three months ended March 31, 2000 and $4.8 million in 1999. In addition, acquisitions could involve acquisition-related charges, such as one-time acquired research and development charges, reducing future earnings. For example, we recorded a one-time research and development charge of $2.7 million in 1997 in connection with Neptune's acquisition of Dallas Systems.

THE LENGTH AND COMPLEXITY OF OUR IMPLEMENTATION CYCLE MAY RESULT IN IMPLEMENTATION DELAYS, WHICH MAY CAUSE CUSTOMER DISSATISFACTION.

    Due to the size and complexity of some of our software implementations, our implementation cycle can be lengthy and may result in delays. These delays could result in customer dissatisfaction, which could adversely affect our reputation. Additional delays could result if we fail to attract, train and retain services personnel, or if our alliance companies fail to commit sufficient resources towards implementing our software. These delays and resulting customer dissatisfaction could harm our reputation and cause our revenue to decline.

THE USE OF FIXED-PRICE SERVICE CONTRACTS SUBJECTS US TO THE RISK THAT WE MAY NOT SUCCESSFULLY COMPLETE THESE CONTRACTS ON BUDGET.

    We offer software implementation and related consulting services to our customers. Although we typically provide services on a "time and material" basis, we have from time to time entered into fixed-price service contracts, and we expect that some customers will demand these contracts in the future. These contracts specify certain milestones to be met by us regardless of actual costs incurred in meeting those obligations. If we are unable to successfully complete these contracts on budget, our earnings could suffer. For additional information regarding our fixed-price service contracts, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" on page 22.

WE RELY ON SOFTWARE LICENSES THAT MAY BE TERMINATED OR UNAVAILABLE TO US ON COMMERCIALLY REASONABLE TERMS.

    We market and resell, under license, third-party software, including:

    - software embedded in our products;

    - software that enables our software to interact with other software systems or databases; and

    - software in conjunction with which our software operates.

    We also license software tools used to develop our software and software for internal systems. We cannot assure you that the third-party software or software tools will continue to be available to us on commercially reasonable terms. The loss or inability to maintain any of these software licenses could result in delays or reductions in product shipments until equivalent software could be identified and licensed or compiled, which could harm our business.

WE MAY EXPERIENCE DELAYS IN THE SCHEDULED INTRODUCTION OF NEW OR UPGRADED SOFTWARE, AND OUR SOFTWARE MAY CONTAIN UNDETECTED ERRORS OR "BUGS," RESULTING IN LOSS OF REVENUE AND HARM TO OUR REPUTATION.

    Historically, we have issued significant new releases of our software periodically, with interim releases issued more frequently. Our software is particularly complex, because it must perform in environments operating multiple computer systems and respond to customer demand for high performance e-fulfillment, warehousing and distribution applications and major new product enhancements. Our software requires long development and testing periods before it is commercially released. For example, the development cycle for the introduction of our EXceed Crossdock component took approximately nine months. If we experience delays in the scheduled introduction of new software or software upgrades, our customers may become dissatisfied and our reputation and operating results could be harmed.

    Also, despite testing by us, our software may contain undetected errors or "bugs." In the past, we have discovered software bugs in new versions of our software after its release. We may experience software bugs in the future. These bugs could result in a delay or loss of revenue, diversion of development resources, damage to our reputation, increased service and warranty costs, or impaired market acceptance and sales of this software, any of which could harm our operating results. For information about the financial effect software bugs have had on us, see pages 25 and 27.

PRODUCT LIABILITY AND OTHER CLAIMS RELATED TO OUR CUSTOMERS' BUSINESS OPERATIONS COULD RESULT IN SUBSTANTIAL COSTS.

    Many of our installations involve projects that are critical to the operations of our clients' businesses and provide benefits that may be difficult to quantify. Any failure in a client's system or any intellectual property infringement claims by third parties could result in a claim for substantial damages against us, regardless of our responsibility for the failure or for the alleged intellectual property infringement. We cannot assure you that our customer contracts will protect us in the event of any such claim. In addition, although we maintain general liability insurance coverage, including coverage for errors or omissions, we cannot assure you that this coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage.

    The successful assertion of one or more large claims against us that exceeds available insurance coverage or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could result in substantial costs.

    Four customers have recently requested defense and indemnification from us for threatened patent claims against them by a third party relating to bar code technology. For additional information about these requests, see
"Business--Intellectual Property" on page 47.

                         RISKS RELATING TO OUR INDUSTRY

WE FACE INTENSE COMPETITION FROM NUMEROUS COMPETITORS, SOME OF WHOM HAVE A SIGNIFICANT COMPETITIVE ADVANTAGE OVER US. IF WE LOSE OUR COMPETITIVE POSITION, OUR REVENUE COULD DECLINE.

    The market for e-fulfillment solutions is intensely competitive, fragmented and subject to rapid technological change. The principal competitive factors in our market include:

    - adherence to emerging Internet-based technology standards;

    - comprehensiveness of applications;

    - adaptability and flexibility;

    - immediate, interactive capability with customer and other third-party systems;

    - global capability;

    - ability to support requirements of diverse industries;

    - ease of application use and deployment;

    - speed of implementation;

    - customer service and support; and

    - initial price and total cost of ownership.

    Because we offer both e-fulfillment and traditional supply chain software, we consider a number of companies in different market categories to be our competitors. Our competitors include companies and groups that:

    - focus on providing e-fulfillment applications;

    - offer fulfillment solutions for traditional supply chains;

    - offer enterprise platforms for order management and fulfillment; and

    - service internal customers, such as internal information technology groups.

    We believe that the market for integrated e-fulfillment solutions is still in its formative stage, and that no currently identified competitor represents a dominant presence in this market.

    We expect competition to increase as a result of software industry consolidation. New competitors could emerge and rapidly capture market share. We can give you no assurance that we can maintain our competitive position against current and potential competitors, especially those with greater name recognition, comparable or superior products, significant installed customer bases, long-standing customer relationships or the ability to price products as incremental add-ons to existing systems. If we lose our competitive position, our revenue could decline.

ACCOUNTING RULES REGARDING THE RECOGNITION OF SOFTWARE REVENUE HAVE CHANGED, AND THE UNCERTAINTY REGARDING THEIR INTERPRETATION COULD IMPACT OUR ABILITY TO RECOGNIZE REVENUE.

    Software license revenue for periods subsequent to December 31, 1997 is recognized in accordance with the American Institute of Certified Public Accountants' (AICPA) Statement of Position 97-2, "Software Revenue Recognition." Under these rules, software license revenue is recognized upon execution of a contract and delivery of software, provided that the license fee is fixed and determinable, no significant production, modification or customization of the software is required and management considers collection probable. As the practice under these rules is relatively new, interpretations of these rules may be issued by the AICPA or the SEC in the future which may change how these software revenue recognition rules are to be applied. We can give you no assurance that the application of any new interpretation of these rules will not impact the timing of our revenue recognition in the future.

THE MARKET FOR OUR SOFTWARE IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE. IF WE FAIL TO RESPOND PROMPTLY AND EFFECTIVELY TO TECHNOLOGICAL CHANGE AND COMPETITORS' INNOVATIONS, OUR GROWTH AND OPERATING RESULTS COULD BE HARMED.

    The market for e-fulfillment, warehousing and distribution systems experiences rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. Our growth and future operating results will depend in part on our ability to enhance existing applications and develop and introduce new applications or components. These new applications must:

    - meet or exceed technological advances in the marketplace;

    - meet changing customer requirements;

    - respond to competitive products; and

    - achieve market acceptance.

    Our product development and testing efforts have required, and are expected to continue to require, substantial investments. Also, we may be unable to successfully identify new software opportunities and develop and bring new software to market quickly and efficiently. Our software may not achieve market acceptance and current or future products may not conform to industry standards in the markets served. If we are unable to develop and introduce new and enhanced software in a timely manner, our growth and operating results could be harmed.

IF THE E-COMMERCE MARKET DOES NOT CONTINUE TO DEVELOP, OR IF ITS DEVELOPMENT IS DELAYED, OUR CUSTOMER BASE AND OUR REVENUE COULD DECLINE.

    Our software addresses the e-commerce market. The failure of this market to develop, or a delay in the development of this market, could cause a decline in our customer base and our revenue. The success of e-commerce depends substantially upon the widespread adoption of the Internet as a primary medium for commerce and business applications. Critical issues concerning the commercial use of the Internet, such as security, reliability, cost, accessibility and quality of service, remain unresolved and may negatively affect the growth of Internet use or the attractiveness of commerce and business communications over the Internet.

CAPACITY CONSTRAINTS MAY RESTRICT THE USE OF THE INTERNET AS A COMMERCIAL MARKETPLACE, RESULTING IN DECREASED DEMAND FOR OUR PRODUCTS.

    The Internet infrastructure may not be able to support the demands placed on it by increased usage or by the transmission of large quantities of data. Other risks associated with commercial use of the Internet could slow its growth, including:

    - outages and other delays resulting from inadequate network infrastructure;

    - slow development of enabling technologies and complementary products; and

    - limited availability of cost-effective, high-speed access.

    Delays in the development or adoption of new equipment standards or protocols required to handle increased levels of Internet activity, or increased governmental regulation, could cause the Internet to lose its viability as a means of communication among participants in the supply chain, resulting in decreased demand for our products.

WE DEPEND ON INTELLECTUAL PROPERTY LAWS, WHICH MAY NOT FULLY PROTECT US FROM UNAUTHORIZED USE OR MISAPPROPRIATION OF OUR PROPRIETARY TECHNOLOGIES.

    We rely on intellectual property laws, confidentiality procedures and contractual provisions to protect our proprietary rights in our products and technology. These measures afford only limited protection to us, particularly on an international basis. We may be unable to avoid infringement or misappropriation claims regarding current or future technology, or unable to adequately deter misappropriation or independent third party development of our technology. In addition, policing unauthorized use of our products is difficult. We are unable to determine the extent to which piracy of our software products exists and software piracy could become a problem. Litigation to defend and enforce our intellectual property rights could result in substantial costs and diversion of resources, regardless of the final outcome of such litigation.

                        RISKS RELATING TO THIS OFFERING

WE EXPECT OUR RESULTS OF OPERATIONS TO FLUCTUATE, AND THE PRICE OF OUR COMMON STOCK COULD FALL IF QUARTERLY RESULTS ARE LOWER THAN THE EXPECTATIONS OF SECURITIES ANALYSTS.

    Our operating results historically have fluctuated on a quarterly basis and may continue to do so in the future. These fluctuations could cause our stock price to fluctuate significantly or decline. Some of the factors which could cause our operating results to fluctuate include:

    - demand for our products and services;

    - our competitors' products and prices;

    - the timing and market acceptance of new product introductions and upgrades by us or our competitors;

    - our success in expanding our services, customer support and marketing and sales organizations, and the timing of these activities;

    - the mix of products and services sold;

    - delays in, or cancellations of, customer implementations;

    - customers' budget constraints;

    - the level of research and development expenditures;

    - the size of recurring compensation charges;

    - changes in foreign currency exchange rates;

    - our ability to control costs;

    - the timing of acquisitions; and

    - general economic conditions.

    A large portion of our expenses, including expenses for facilities, equipment and personnel, is relatively fixed. Accordingly, if our revenue declines or does not grow as anticipated, we may not be able to correspondingly reduce our operating expenses in a timely manner. Failure to achieve anticipated levels of revenue could therefore significantly harm our operating results for a particular fiscal period.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION TO SPEND THE NET PROCEEDS OF THIS OFFERING, AND MAY SPEND THE PROCEEDS IN WAYS WITH WHICH YOU DO NOT AGREE.

    Our management will have broad discretion over the use of proceeds from this offering. We intend to use the proceeds of this offering to repay all indebtedness under our revolving credit facility, for research and development activities and for increasing sales, marketing and consulting services capabilities and for general and administrative personnel and systems costs. We intend to use the remaining proceeds for working capital and general corporate purposes, including acquisitions. Our management may allocate the net proceeds among these purposes as it determines is necessary. In addition, market factors may require our management to allocate all or portions of the net proceeds for other purposes. Management may use the proceeds in ways with which you do not approve. Accordingly, you will be relying on the judgment of our management with regard to the use of proceeds from this offering.

FUTURE SALES OF OUR STOCK, OR THE PURCHASE OF SHARES BY STRATEGIC INVESTORS AND ITS EFFECT ON OUR PUBLIC FLOAT, COULD CAUSE OUR STOCK PRICE TO DECLINE.

    Sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that these sales may occur, could cause the market price of our common stock to decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common or preferred stock.


    Substantially all of our common stock is subject to lock-up agreements that limit our stockholders' and our optionholders' ability to sell common stock. Unless the underwriters otherwise agree in writing, these holders cannot sell or dispose of any shares of common stock for a period of:


    - 180 days after the date of this prospectus, for executive officers, directors and affiliates;


    - 90 days after the date of this prospectus, for participants in our directed share program who are not already subject to a 180 day lock-up agreement; and


    - 180 days after the date of this prospectus, for strategic investors who have indicated an interest in purchasing an aggregate of up to 1,000,000 shares of common stock in this offering.

If the strategic investors purchase all of the shares for which they have indicated an interest, our public float will decrease from approximately 7,250,000 shares to approximately 6,250,000 shares of common stock for 180 days after this offering. This decrease in our public float could depress the price of our common stock.

    When the lock-up agreements expire, 35,698,685 of the shares of common stock and the shares underlying vested options will become eligible for sale, in many cases only pursuant to volume, manner of sale and notice requirements of Rule 144.

THE CONCENTRATION OF OWNERSHIP OF OUR COMMON STOCK MAY HAVE THE EFFECT OF DELAYING OR PREVENTING A CHANGE OF CONTROL OF US.

    After this offering, our directors, executive officers and their affiliated companies will beneficially own approximately 72% of our outstanding common stock. As a result, these stockholders will have the ability to elect our directors and to determine the outcome of corporate actions requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change of control of us. As a result, if these stockholders voted as a group, they would have the ability to significantly influence the outcome of corporate actions requiring stockholder approval.

WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS THAT MAY DISCOURAGE A CHANGE OF
  CONTROL.

    Upon completion of this offering, our certificate of incorporation will authorize the issuance of 20,000,000 shares of preferred stock. Our board of directors will have the power to determine the price and terms of any preferred stock. The ability of our board of directors to issue one or more series of preferred stock without stockholder approval could deter or delay unsolicited changes of control by discouraging open market purchases of our common stock or a non-negotiated tender or exchange offer for our common stock. Discouraging open market purchases may be disadvantageous to our stockholders who may otherwise desire to participate in a transaction in which they would receive a premium for their shares.

    In addition, some provisions of our certificate of incorporation and by-laws may also discourage a change of control by means of a tender offer, open market purchase, proxy contest or otherwise. These provisions include:

    - a board that is divided into three classes, each of which is elected to serve staggered three year terms;

    - provisions under which only the board of directors or our president or secretary may call a special meeting of the stockholders;

    - provisions which permit the board of directors to increase the number of directors and to fill these positions without a vote of the stockholders;

    - provisions under which no director may be removed at any time except for cause and by a majority vote of the outstanding shares of voting stock; and

    - provisions under which stockholder action may be taken only at a stockholders meeting and not by written consent of the stockholders.

    These provisions may have the effect of discouraging takeovers and encouraging persons seeking to acquire control first to negotiate with us.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Our disclosure and analysis in this prospectus contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include, among other things, statements relating to e-commerce strategy, growth strategy, global expansion, use of proceeds, dividend policy, projected capital expenditures, sales and marketing expenses, research and development expenditures, other costs and expenses, revenue, profitability, liquidity and capital resources, development and maintenance of alliances, the e-commerce and e-fulfillment markets, market acceptance of the Internet, personnel expansion, technological advancement, competition and the capabilities of our software.

    Any or all of our forward-looking statements in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus, including the risks outlined under "Risk Factors," will be important in determining future results. Actual future results may vary materially.

    Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

    This prospectus includes statistical data regarding us, the Internet and the industry in which we compete. This data is based on our records or is taken or derived from information published or prepared by various sources, including ARC Advisory Group, Forrester Research and International Data Corporation.

                                USE OF PROCEEDS

    We estimate that we will receive net proceeds of $52.9 million from this offering (after deducting estimated underwriting discounts and commissions and offering expenses payable by us) assuming an initial public offering price of $8.00 per share. If the underwriters exercise their over-allotment option in full, we estimate that we will receive net proceeds of $61.0 from this offering.


    We intend to use a portion of the net proceeds from this offering to repay all outstanding amounts under our loan agreement with Greyrock Capital, which as of March 31, 2000 was $15.6 million. Greyrock Capital is a division of Banc of America Commercial Finance Corporation. Both Banc of America Commercial Finance Corporation and Banc of America Securities LLC, an underwriter in this offering, are indirect, wholly-owned subsidiaries of Banc of America Corporation. Our loan agreement with Greyrock provides for a revolving credit line of up to $20.0 million and a term loan of $5.0 million, both of which are secured by our assets. The interest rate under the loan agreement is adjusted monthly and is computed as the highest LIBOR in effect each month plus 4.87% per year. The interest rate may not be less than 8%, and the interest charged for each month may not be less than $20,000. As of March 31, 2000, our average annual interest rate for the current calendar year was 10.84%. We intend to terminate the loan agreement upon closing of this offering.


    We intend to use the remaining net proceeds of $37.3 million:

    - to fund approximately $15.0 million of research and development activities over the next 18 months;

    - to increase our expenditures on sales, marketing and consulting services capabilities by approximately $10.0 million;

    - to fund an additional $2.0 million of expenditures for general and administrative personnel and systems costs; and


    - to fund approximately $10.3 million of working capital and other general corporate costs, including possible acquisitions of, or investments in, businesses and technologies that are complementary to our business and for refinancing up to approximately $0.5 million in equipment lease obligations.



    We have no specific agreements, commitments or understandings to make new acquisitions or investments. The amounts actually spent for each purpose may vary significantly and are subject to change depending upon different factors, including economic or industry conditions, changes in the competitive environment and strategic opportunities that may arise, the amount of cash generated by our operations and the rate of growth, if any, of our business. Pending application of the net proceeds as described above, we intend to invest the net proceeds of this offering in short-term, investment grade, interest-bearing securities.


                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock. We anticipate that we will retain all future earnings and other cash resources for investment in our business. Accordingly, we do not intend to declare or pay cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                              COMPANY INFORMATION

    We were organized in July 1997 and commenced operations in September 1997 following the acquisition of Dallas Systems Corporation, based in Dallas, Texas, by Neptune Systems, Inc., based in Philadelphia, Pennsylvania. Although Dallas Systems had been in existence for 18 years and Neptune for five years, we have operated on a combined basis as EXE Technologies, Inc. for less than three years.

    Our web site is www.exe.com. The information contained on our web site is not included in and does not form a part of this prospectus.

    "EXE," "EXE Technologies," the EXE Technologies logo, "EXceed," "GEM" and "EXE University" are trademarks or service marks of EXE Technologies, Inc. Other tradenames appearing in this prospectus are the property of their holders.

                                 CAPITALIZATION

    The following table sets forth our cash and cash equivalents, short-term debt and total capitalization as of March 31, 2000, and as adjusted to reflect the application of our net proceeds from this offering, at an assumed offering price of $8.00 per share, in the manner described in "Use of Proceeds" and the conversion of our convertible preferred stock, Series A through D, and our Class B common stock into common stock. You should read this table in conjunction with our consolidated financial statements and notes which are included elsewhere in this prospectus.


                                                                AS OF MARCH 31, 2000
                                                              -------------------------
                                                               ACTUAL       AS ADJUSTED
                                                                   (IN THOUSANDS)
Cash and cash equivalents...................................  $ 10,661        $48,018
                                                              ========        =======
Revolving credit line and current portion of long term
  debt......................................................  $ 10,918        $   335
                                                              ========        =======
Long-term debt, net of current portion......................  $  5,271        $   271
Stockholders' equity:
  Convertible preferred stock, Series A through D, $.01 par
    value: 22,000,000 shares authorized and 17,687,562
    issued and outstanding at March 31, 2000, aggregate
    liquidation value of $52,000,000, actual; and no shares
    outstanding as adjusted.................................    52,000             --
  Common stock, Class A voting, $.01 par value: 75,000,000
    shares authorized and 16,766,529 shares issued, actual;
    and 42,151,946 shares issued, as adjusted...............       167            421
  Common stock, Class B non-voting, $.01 par value:
    12,000,000 shares authorized and 447,855 shares issued
    and outstanding, actual; and no shares issued, as
    adjusted................................................         4             --
  Additional paid-in capital................................    31,120        135,810
  Treasury stock at cost, 924,483 shares of common stock,
    actual and as adjusted..................................    (3,210)        (3,210)
  Accumulated deficit.......................................   (55,233)       (55,233)
  Deferred compensation.....................................    (4,538)        (4,538)
  Other comprehensive loss..................................      (836)          (836)
                                                              --------        -------
    Total stockholders' equity..............................    19,474         72,414
                                                              --------        -------
    Total capitalization....................................  $ 24,745        $72,685
                                                              ========        =======


--------------------------

    The table does not include:

    - an aggregate of 4,999,558 shares of common stock issuable upon exercise of options outstanding as of March 31, 2000 at a weighted average exercise price of $4.50 per share, of which 1,514,841 are fully vested at a weighted average exercise price of $3.45 per share;

    - an aggregate of 1,085,000 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2000 at a weighted average exercise price of $4.16 per share, of which 755,000 are fully vested at a weighted average exercise price of $4.23 per share;

    - an additional 3,455,243 shares of common stock reserved as of March 31, 2000 for issuance under our equity-based compensation plans; and

    - 1,087,500 shares subject to the underwriters' over-allotment option.

                                    DILUTION

    The net tangible book value of our common stock as of March 31, 2000, after giving effect to the conversion of all our issued and outstanding Series A, Series B, Series C and Series D preferred stock and Class B common stock into common stock, was $5,967,677, or $0.18 per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the common stock outstanding as of March 31, 2000. After giving effect to our sale of 7,250,000 shares of common stock offered by us through this prospectus at an assumed initial public offering price of $8.00 per share and application of the net proceeds from this offering, and after deducting the estimated underwriting discounts and offering expenses payable by us, our net tangible book value as adjusted, as of March 31, 2000, would have been $58,907,677, or $1.43 per share. This represents an immediate increase in net tangible book value as adjusted of $1.25 per share to existing stockholders, and an immediate dilution in net tangible book value as adjusted of $6.57 per share to new investors purchasing common stock in this offering.

    The following table illustrates the per share dilution as described above:

Anticipated initial public offering price...................              $ 8.00
  Net tangible book value before this offering..............   $0.18
  Increase attributable to new investors in this offering...    1.25
                                                               -----
Net tangible book value as adjusted after this offering.....                1.43
                                                                          ------
Dilution to new investors...................................              $ 6.57
                                                                          ======

    The following table summarizes, on an as adjusted basis, as of March 31, 2000, the number of shares of common stock purchased in this offering, the aggregate cash consideration paid and the average price per share paid by existing stockholders for common stock and by new investors to purchase common stock in this offering:

                                               SHARES PURCHASED           TOTAL CONSIDERATION
                                          --------------------------   --------------------------   AVERAGE PRICE
                                             NUMBER         PERCENT       AMOUNT         PERCENT      PER SHARE
Existing stockholders...................   33,977,463         82.4%    $55,024,713         48.7%        $ 1.62
New investors...........................    7,250,000         17.6      58,000,000         51.3         $ 8.00
                                           ----------        -----     ------------       -----
    Total...............................   41,227,463        100.0%    $113,024,713       100.0%        $ 2.74
                                           ==========        =====     ============       =====

    The table does not include:

    - an aggregate of 4,999,558 shares of common stock issuable upon exercise of options outstanding as of March 31, 2000 at a weighted average exercise price of $4.50 per share, of which 1,514,841 are fully vested at a weighted average exercise price of $3.45 per share;

    - an aggregate of 1,085,000 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2000 at a weighted average exercise price of $4.16 per share, of which 755,000 are fully vested at a weighted average exercise price of $4.23 per share;

    - an additional 3,455,243 shares of common stock reserved as of March 31, 2000 for issuance under our equity-based compensation plans; and

    - 1,087,500 shares subject to the underwriters' over-allotment option.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from our audited financial statements for the years then ended, which are not included in this prospectus. The statements of operations data for the three months ended
March 31, 1999 and 2000 and the balance sheet data at March 31, 2000 have been derived from our unaudited interim consolidated financial statements. Our unaudited interim consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) which we believe are necessary for a fair presentation of the results for the interim periods presented. Operating results for the three month period ended March 31, 2000 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000.

    We commenced operations on September 15, 1997, following the acquisition of Dallas Systems by Neptune, which was accounted for as a purchase of Dallas Systems by Neptune. As such, the historical financial statements of Neptune are presented as our historical financial statements. The assets and liabilities of Dallas Systems were recorded at the fair market value at the date of the acquisition. We do not believe that our financial statements for the periods prior to the acquisition are comparable to the periods after the acquisition due to the significant impact of the acquisition.


                                                                                                         THREE MONTHS
                                                             YEARS ENDED DECEMBER 31,                   ENDED MARCH 31,
                                               ----------------------------------------------------   -------------------
                                                 1995       1996       1997       1998       1999       1999       2000
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenue:
    Software license.........................  $ 1,085    $ 4,326    $ 8,429    $ 22,418   $ 25,390   $  6,391   $  7,896
    Services and maintenance.................    1,431      3,390     12,781      59,758     64,103     17,319     16,034
    Resale software and equipment............      252        698      5,562       9,114      7,307      1,905      1,548
                                               -------    -------    -------    --------   --------   --------   --------
      Total revenue..........................    2,768      8,414     26,772      91,290     96,800     25,615     25,478
  Cost and expenses:
    Cost of software licenses................       --        206        749         234        254         62         79
    Cost of services and maintenance.........      989      2,146      9,967      46,474     53,473     12,793     13,105
    Cost of resale software and equipment....      193        608      4,129       7,206      5,851      1,465      1,338
    Sales and marketing......................      555      1,258      6,721      23,664     24,464      6,458      5,972
    Research and development.................       --        600      3,534      15,473     11,544      4,009      1,854
    General and administrative...............      589      2,219      4,263      12,670     14,888      3,598      3,363
    Amortization of intangibles..............       --         --      1,430       4,452      4,819      1,205      1,140
    Warrant and stock compensation expense...       --         --         --         285      3,321         53      1,065
    Write-off of in-process research and
      development............................       --         --      2,700          --         --         --         --
    Loss on lease abandonment................       --         --         --       1,000        288         --         --
    Restructuring costs......................       --         --         --          --      1,952         --         --
                                               -------    -------    -------    --------   --------   --------   --------
      Total costs and expenses...............    2,326      7,037     33,493     111,458    120,854     29,643     27,916
                                               -------    -------    -------    --------   --------   --------   --------
Operating income (loss)......................      442      1,377     (6,721)    (20,168)   (24,054)    (4,028)    (2,438)
Other income (expense).......................      (11)       (22)      (208)        (14)    (2,030)      (294)      (450)
                                               -------    -------    -------    --------   --------   --------   --------
Income (loss) before minority interest and
  taxes......................................      431      1,355     (6,929)    (20,182)   (26,084)    (4,322)    (2,888)
Minority interest in subsidiary loss
  (income)...................................       --         94         76         (30)        --         --         --
                                               -------    -------    -------    --------   --------   --------   --------
Income (loss) before income taxes and pro
  forma income taxes.........................      431      1,449     (6,853)    (20,212)   (26,084)    (4,322)    (2,888)
Provision (benefit) for income taxes and pro
  forma income taxes.........................      157        609       (225)       (578)        --         --         --
                                               -------    -------    -------    --------   --------   --------   --------
Net income (loss)............................  $   274    $   840    $(6,628)   $(19,634)  $(26,084)  $ (4,322)  $ (2,888)
                                               =======    =======    =======    ========   ========   ========   ========
Net income (loss) per share-basic and
  diluted....................................  $  0.03    $  0.10    $ (0.59)   $  (1.24)  $  (1.62)  $  (0.27)  $  (0.18)
Shares used in computing net income (loss)
  per share-basic and diluted................    8,500      8,500     11,228      15,885     16,096     15,993     16,256
Pro forma net loss per share-basic and
  diluted(1).................................       --         --         --          --   $  (0.69)        --   $  (0.08)
Pro forma shares used in computing net income
  (loss) per share-basic and diluted(1)......       --         --         --          --     35,758         --     36,078

                                                                                                                    AS OF
                                                                           AS OF DECEMBER 31,                     MARCH 31,
                                                          ----------------------------------------------------   -----------
                                                            1995       1996       1997       1998       1999        2000
                                                                             (IN THOUSANDS)                      (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...............................   $  569     $1,804    $ 6,653    $   780    $ 8,932      $10,661
Working capital.........................................      740      1,518     12,039      1,135        920          661
Total assets............................................    2,234      5,208     40,249     57,063     67,670       68,523
Long-term debt (less current portion)...................      500        590         17      5,420      5,333        5,271
Stockholders' equity....................................      816      2,034     21,607     24,824     21,233       19,474

----------------------------------

(1) Our pro forma information reflects the conversion of all outstanding convertible preferred stock and Class B common stock into Class A common stock, as if the 17,687,562 shares of convertible preferred stock and 447,855 shares of Class B common stock converted at January 1, 1999, and the application of a portion of the proceeds from the offering to repay all outstanding amounts under the loan agreement with Greyrock Capital at the beginning of the respective periods. We estimate that the proceeds from our sale of 1,975,103 and 2,134,727 shares in this offering would be applied to repay all outstanding amounts under the loan agreement with Greyrock Capital at the beginning of the year ended December 31, 1999 and the three-month period ended March 31, 2000, respectively. This loan repayment would reduce our interest expense by $1,535,544 and $355,638 for the year ended
    December 31, 1999 and the three-month period ended March 31, 2000, respectively. Accordingly, the pro forma adjustment presented reflects the issuance of these additional shares.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    OUR FORMATION

    We began operations following the acquisition of Dallas Systems by Neptune in September 1997. For accounting purposes the acquisition was accounted for as a purchase of Dallas Systems by Neptune. Prior to the acquisition, Neptune was focused on delivering packaged supply chain execution software solutions primarily for manufacturing and third-party logistics companies. Dallas Systems was focused on the development and sale of supply chain execution software solutions, primarily for retail companies, capable of operating in complex business environments. Dallas Systems also provided implementation and consulting services.

    DEVELOPMENT OF OUR EFS PRODUCTS

    Upon completion of the acquisition, we began to focus our efforts on developing a flexible, expandable and rapidly deployable software application capable of running on most hardware and software platforms and supporting numerous databases. This product, our 4000 warehouse management system
(version 3.0), or 4000 WMS, was the successor to our previously released 4000 WMS (version 2.0). The 4000 WMS (version 3.0) became the core of our EXceed eFS Fulfill Suite. The 4000 WMS was designed to be usable by a wider variety of businesses than our traditional EXceed 2000 warehouse management system and to be more easily adaptable to new and emerging technologies. This product has undergone numerous revisions and several releases as it has gained market acceptance. We also focused on expanding our sales and marketing efforts internationally by establishing offices in Japan, Korea and the United Arab Emirates, and expanding our existing operations in Western Europe, China and Southeast Asia.

    We initially entered into software license agreements with several customers for the 4000 WMS (version 3.0) product during the second quarter of 1998. Due to the fact that the 4000 WMS (version 3.0) was a new technology, we experienced significant delays in product implementation. This was partially attributable to the fact that our personnel required substantial training in order to fully comprehend the new technology and successfully implement the software. Additionally, we detected bugs in the software and identified the need for additional functional enhancements for this product. We subsequently released an upgraded version of the 4000 WMS (version 3.0) to correct many of these errors and added the required functional enhancements to make this product available for general release. This upgraded version was made available for general release in the third quarter of 1999. Prior to the general release of this product, we did not recognize software license revenue until we obtained a written acceptance letter from the customer.


    During the second half of 1998, with the growing acceptance of the Internet as a serious competitor to the traditional commerce markets, we began to focus on meeting the fulfillment needs of e-commerce companies and began to develop our EXceed eFulfillment System, or eFS, products, which are based upon our 4000 WMS and related products. Our focus was not only on existing and startup e-commerce companies, but also on traditional businesses looking to implement e-commerce strategies.



    During the third quarter of 1999, we released additional components such as EXceed Value, EXceed Dock and EXceed Crossdock which, along with the
EXceed 4000 WMS, are key components of our EXceed eFS Fulfill Suite. Our new products began to gain market acceptance in the fourth quarter of 1999. We also released our eFS Collaborate suite and in January 2000 started an aggressive e-fulfillment marketing campaign targeting both traditional and e-commerce distribution channels. As a result of the improvements made to our EXceed
4000 WMS, the release of additional e-fulfillment components, the packaging of these components into the eFS Fulfill and eFS Collaborate Suites and our marketing campaign, this product line accounted for approximately 60% of our software and services and maintenance revenue for the first quarter of 2000.


    INITIAL PUBLIC OFFERING AND SERIES D PREFERRED STOCK FINANCING


    In July of 1998, we filed a registration statement with the Securities and Exchange Commission in respect of an initial public offering. Due to market conditions during the first quarter of 1999, we withdrew this registration statement. Following this withdrawal, we made additions to our senior management team and several members of our senior management team assumed new responsibilities and roles. We also experienced a significant liquidity shortfall during the first half of 1999. Consequently, we focused our efforts on raising capital through the private placement of equity in an effort to alleviate this liquidity shortfall.


    In September 1999, we successfully completed the private placement of our Series D preferred stock and received a $19.0 million infusion of capital. This capital was used to repay outstanding debt, realign operations and fund the continued development and subsequent release and marketing of our eFS products.

    REALIGNMENT OF OPERATIONS

    During the third quarter of 1999, we realigned our operations, focused on strategic alliances as additional sales channels and sources of additional implementation personnel and reduced our workforce by approximately 14.0%. As a result of our restructuring efforts, we were able to reduce operating expenses in the third and fourth quarters of 1999 by approximately 9.5% as compared to the first and second quarters of 1999. Software license revenue from our EXceed eFS products and their predecessors increased from $9.1 million in 1998 to $17.9 million in 1999 and overall revenue from our eFS products and their predecessors increased from $19.7 million in 1998 to $41.2 million in 1999. We anticipate that software license revenue will continue to grow as a result of increased market acceptance of our eFS products, expansion into new geographical markets, increased sales through our strategic alliances and an increase in the size and productivity of our sales force. We also anticipate a decline in revenue generated from our EXceed 2000 warehouse management system product as demand continues to shift towards products with e-fulfillment capabilities. We presently do not intend to stop enhancing, selling and supporting the EXceed 2000 warehouse management system, as we believe it continues to be a viable product for some of our customers.

    OUR REVENUE

    We derive our revenue from:

    - the sale of software licenses, which we recognize as software license revenue;

    - product related consulting, training, maintenance and support, which we recognize as services and maintenance revenue; and

    - the resale of hardware and software, which we recognize as resale software and equipment revenue.

    We recognize revenue under Statement of Position, or SOP, No. 97-2. Under SOP No. 97-2, software license revenue is recognized upon execution of a contract and delivery of the software, provided that the license fee is fixed and determinable, no significant production, modification or customization of the software is required and collection of the license fee is considered probable by management. Prior to the adoption of SOP No. 97-2 on January 1, 1998, software license revenue was recognized in accordance with SOP No. 91-1, "Software Revenue Recognition." Under SOP No. 91-1, software license revenue was recognized upon execution of a contract and shipment of the software and after any customer cancellation right had expired, provided that no significant vendor obligations remained outstanding, amounts were due within one year and collection of license fees was considered probable by management. Product related maintenance and support revenue is recognized ratably over the term of the contract, which is typically one year, and revenue from product related consulting and training is recognized as such services are performed.


    In January 2000, we sold our mainframe services and maintenance practice to an unrelated third party consulting firm in exchange for royalties that will be received on future revenue generated by customers using this product. Services and maintenance revenue associated with our mainframe products, as a percentage of total services and maintenance revenue, represented 13.3%, 12.5%, 7.5%, 9.4% and 3.1%, respectively, for the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 1999 and March 31, 2000. The royalties are a declining percentage of the consulting firm's services and maintenance revenues generated from customers using our mainframe product, subject to a maximum of $425,000 per year. The percentages of revenue are: 20% for the first two years, 15% for the third year, 10% for the fourth and fifth years and 5% for each year after the fifth year. The agreement is perpetual, but may be terminated at EXE's option in the event of default by the consulting firm. We do not expect these royalties to be a material portion of our future services and maintenance revenues.


    SOFTWARE PRICING AND PROFESSIONAL SERVICES

    We offer a variety of pricing options, which allow our customers to purchase our software for a single site, a business unit or an entire enterprise. We market our software and services through our direct sales organization in North America, Europe, the Middle East, Asia and Australia and through our strategic alliance relationships. We intend to expand our international sales activities by opening additional offices in Europe and South America in 2000 and by expanding the size of our existing offices. In addition, we plan to expand strategic relationships with industry leaders whose business offerings complement our own.

    We offer professional services that help facilitate the successful implementation and integration of our products with our customers' existing systems. Our professional services include installation, implementation project management, on-site software training, operational engineering, industrial engineering, software modification and supply chain consulting. Our professional services are billed on a time and material basis or, when requested, on a fixed fee basis. For the three-month period ended March 31, 2000, approximately 17.0% of our total revenue was derived from fixed fee contracts. We expect this percentage to decline in the future.

    NON-CASH WARRANT AND STOCK COMPENSATION EXPENSES


    We have recorded deferred compensation expense in connection with some stock options we granted. The deferred compensation expense we recorded represented the difference between the exercise price and the deemed fair value of our Class B common stock on the date of grant of these options. For the years ended December 31, 1998 and 1999 and the three-month period ended March 31, 2000, we recorded deferred compensation expense of $0.8 million, $0.7 million and $4.2 million, respectively, in connection with these options. The deferred compensation expense is being amortized ratably over the vesting period of the individual options, which is generally three to four years. Non-cash compensation expense related to these options was $0.3 million, $0.3 million and $0.6 million for the years ended December 31, 1998 and 1999 and the three-month period ended March 31, 2000, respectively. We have also recorded non-cash operating charges of approximately $2.0 million in connection with warrants issued to an independent consultant in exchange for consulting services rendered in the fourth quarter of 1999. We recorded additional non-cash charges of approximately $1.0 million and $0.4 million for the year ended December 31, 1999 and the three-month period ended March 31, 2000, respectively. These charges relate to warrants to purchase 660,000 shares of our Class B common stock issued in connection with a sales and marketing agreement with an independent third party.


RESULTS OF OPERATIONS

    The following table sets forth our statement of operations data as a percentage of total revenue for the three years ended December 31, 1999 and the three months ended March 31, 1999 and 2000:


                                                                                                              THREE MONTHS
                                                                   YEARS ENDED DECEMBER 31,                  ENDED MARCH 31,
                                                            --------------------------------------       -----------------------
                                                              1997           1998           1999           1999           2000
  Revenue:
    Software license.................................         31.5 %         24.6 %         26.2 %         25.0 %         31.0 %
    Services and maintenance.........................         47.7           65.4           66.2           67.6           62.9
    Resale software and equipment....................         20.8           10.0            7.6            7.4            6.1
                                                             -----          -----          -----          -----          -----
      Total revenue..................................        100.0          100.0          100.0          100.0          100.0
  Cost and expenses:
    Cost of software licenses........................          2.8            0.3            0.3            0.2            0.3
    Cost of services and maintenance.................         37.2           50.9           55.2           50.0           51.4
    Cost of resale software and equipment............         15.4            7.9            6.0            5.7            5.3
    Sales and marketing..............................         25.1           25.9           25.3           25.2           23.4
    Research and development.........................         13.2           16.9           11.9           15.7            7.3
    General and administrative.......................         15.9           13.9           15.4           14.0           13.2
    Amortization of intangibles......................          5.3            4.9            5.0            4.7            4.5
    Warrant and stock compensation expense...........           --            0.3            3.4            0.2            4.2
    Write-off of in-process research and
      development....................................         10.2             --             --             --             --
    Loss on lease abandonment........................           --            1.1            0.3             --             --
    Restructuring costs..............................           --             --            2.0             --             --
                                                             -----          -----          -----          -----          -----
      Total costs and expenses.......................        125.1          122.1          124.8          115.7          109.6

  Operating loss.....................................        (25.1)         (22.1)         (24.8)         (15.7)          (9.6)

  Other expense......................................         (0.8)            --           (2.1)          (1.2)          (1.7)
                                                             -----          -----          -----          -----          -----

  Loss before minority interest and taxes............        (25.9)         (22.1)         (26.9)         (16.9)         (11.3)

  Minority interest in subsidiary loss (income)......          0.3             --             --             --             --
                                                             -----          -----          -----          -----          -----

  Loss before income taxes and pro forma income
    taxes............................................        (25.6)         (22.1)         (26.9)         (16.9)         (11.3)

  Provision (benefit) for income taxes and pro forma
    income taxes.....................................         (0.8)          (0.6)            --             --             --
                                                             -----          -----          -----          -----          -----

  Net loss...........................................        (24.8)%        (21.5)%        (26.9)%        (16.9)%        (11.3)%
                                                             =====          =====          =====          =====          =====

THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THE THREE MONTHS ENDED MARCH 31,
  1999

    REVENUE

    TOTAL REVENUE. Total revenue decreased by $0.1 million, or 0.5%, to $25.5 million for the three months ended March 31, 2000, from $25.6 million for the three months ended March 31, 1999. International revenue accounted for 43.2% of total revenue during the three months ended March 31, 2000 and 28.2% of total revenue during the three months ended March 31, 1999. No single customer accounted for more than 10.0% of total revenue during the three months ended March 31, 2000 or 1999.

    SOFTWARE LICENSE. Our license revenue increased $1.5 million, or 23.5%, to $7.9 million for the three months ended March 31, 2000, from $6.4 million for the three months ended March 31, 1999. This increase in license revenue was due to continued growth in the sales of our eFS and predecessor products. Sales of our eFS and predecessor products increased by $3.4 million for the three months ended March 31, 2000, as compared to the three months ended March 31, 1999. This increase was offset by a $1.9 million decline in license sales from our EXceed 2000 warehouse management system and mainframe products. Software license revenue as a percentage of total revenue was 31.0% for the three months ended March 31, 2000 versus 25.0% for the three months ended March 31, 1999. Our eFS and predecessor products accounted for 89.7% of total software license revenue during the three months ended March 31, 2000 and 57.3% of total software license revenue during the three months ended March 31, 1999.

    SERVICES AND MAINTENANCE. Services and maintenance revenue declined $1.3 million, or 7.4%, to $16.0 million for the three months ended March 31, 2000 from $17.3 million for the three months ended March 31, 1999. The decline was primarily attributable to the increasing portion of our revenue derived from our eFS products, which are more easily deployable and require less services and maintenance personnel to install than our EXceed 2000 warehouse management system, and from the disposition of a segment of our services business. Services and maintenance revenue from our eFS and predecessor products increased $3.4 million, while services and maintenance revenue from our EXceed 2000 warehouse management system declined $3.6 million, for the three months ended March 31, 2000. In addition, in January 2000 we sold our mainframe services and maintenance practice in exchange for a royalty that will be received on future revenue generated by these mainframe customers, which resulted in a $1.1 million decline in services and maintenance revenue for the three months ended
March 31, 2000. Services and maintenance revenue as a percentage of total revenue was 62.9% for the three months ended March 31, 2000 versus 67.6% for the three months ended March 31, 1999. Our eFS and predecessor products accounted for 48.9% of total services and maintenance revenue for the three months ended March 31, 2000 versus 25.4% of total services and maintenance revenue for the three months ended March 31, 1999.

    RESALE SOFTWARE AND EQUIPMENT. Our resale software and equipment revenue decreased $0.4 million, or 18.7%, to $1.5 million for the three months ended March 31, 2000, from $1.9 million for the three months ended March 31, 1999. This decline reflects the continued shift in demand to our eFS products, which have a lower opportunity for resale of software and equipment than provided by the EXceed 2000 warehouse management system and mainframe products. Resale software and equipment revenue as a percentage of total revenue was 6.1% for the three months ended March 31, 2000 and 7.4% for the three months ended March 31, 1999.

    COST AND EXPENSES

    COST OF SOFTWARE LICENSES. Cost of software licenses consists primarily of the cost of royalties associated with tools used to develop our software products and the cost of reproduction. Cost of software licenses represented 1.0% of software license revenue for the three months ended March 31, 2000 and 1999.

    COST OF SERVICES AND MAINTENANCE. Cost of services and maintenance consists primarily of salaries of professional staff, cost associated with implementation, consulting, training services, hotline telephone support, new releases of software, bug fixes and updated user documentation. Our cost of services and maintenance increased $0.3 million, or 2.4%, to $13.1 million for the three months ended March 31, 2000, from $12.8 million for the three months ended March 31, 1999. The increase in cost of services and maintenance during the three months ended March 31, 2000 was due to our increased training and use of implementation partners primarily related to our expansion in Japan, Korea and Europe. Training and use of implementation partners on installations of the eFS product in these regions have resulted in approximately $1.4 million of increased contractor costs during the three months ended March 31, 2000. These cost increases were offset by a $1.0 million decline in services and maintenance personnel cost caused by the decline in sales of licenses of the EXceed 2000 warehouse management system products and from the disposition of the mainframe service and maintenance practice in January, 2000. As a percentage of services and maintenance revenue, cost of services and maintenance increased to 81.7% for the three months ended March 31, 2000, from 74.0% during the three months ended March 31, 1999. Of the 7.7% increase in the cost as a percentage of services and maintenance revenue, approximately 5.0% was attributable to the increased use of contractors and 3.0% to the identification and resolution of software bugs.

    COST OF RESALE SOFTWARE AND EQUIPMENT. Cost of resale software and equipment consists primarily of the costs of the software and hardware we purchase to resell to our customers. Our cost of resale software and equipment decreased $0.1 million, or 8.7%, to $1.3 million during the three months ended March 31, 2000, from $1.4 million during the three months ended March 31, 1999. As a percentage of resale software and equipment revenue, cost of resale software and equipment increased to 86.4% for the three months ended March 31, 2000, from 76.9% for the three months ended March 31, 1999. The increase in the cost of resale software and equipment, as a percentage of resale software and equipment revenue, is due to the shift in demand to our eFS products which provide less opportunity for obtaining pricing discounts from suppliers of software and equipment than the EXceed 2000 warehouse management system and mainframe products provided.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries, commissions, bonuses, recruiting costs, travel, marketing materials and trade shows. Sales and marketing expenses decreased $0.5 million, or 7.5%, to $6.0 million for the three months ended March 31, 2000, from $6.5 million for the three months ended March 31, 1999. The decrease included a $1.4 million decline in sales and marketing expenses attributed to a reduction of sales and marketing staff and related staff expenses. This decline was offset by an increase in promotional activities of approximately $0.9 million for the eFS products during the three months ended March 31, 2000. As a percentage of total revenue, sales and marketing expenses decreased to 23.4% during the three months ended March 31, 2000, from 25.2% during the three months ended March 31, 1999.

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of salaries and other personnel-related costs for our product development activities. Research and development expenses decreased
$2.1 million, or 53.8%, to $1.9 million for the three months ended March 31, 2000, from $4.0 million for the three months ended March 31, 1999. The decrease in research and development expenses was related primarily to a reduction in the number of outside contractors and employees used to develop our products. As a percentage of total revenue, research and development expenses decreased to 7.3% for the three months ended March 31, 2000 from 15.7% for the three months ended March 31, 1999. This decline in spending for the three months ended March 31, 2000 was due to the completion of the initial releases and testing of the new eFS product core. We expect to continue to invest in research and development activities to complete additional modules and enhancements for the EXceed eFS Fulfill and EXceed eFS Collaborate Suites.

    In accordance with SFAS 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. Since our inception, the establishment of technological feasibility of our products and general release of such software has substantially coincided. As a result, software development costs qualifying for capitalization have been insignificant and, therefore, we have expensed all software development costs.


    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries and other personnel-related costs of our finance, human resources, information systems, administrative, legal and executive departments, insurance costs and the costs associated with legal, accounting and other administrative services. General and administrative expenses decreased
$0.2 million, or 6.5%, to $3.4 million for the three months ended March 31, 2000, from $3.6 million for the three months ended March 31, 1999. The decrease in general and administrative expenses was related primarily to a decline in outside financial, legal and information systems consulting services used during the three months ended March 31, 2000. As a percentage of total revenue, general and administrative expenses declined to 13.2% for the three months ended
March 31, 2000 from 14.0% for the three months ended March 31, 1999. The percentage decline for the three months ended March 31, 2000 was due primarily to the decline in outside consulting services for financial, legal and information systems support. We expect that as a percentage of total revenue, our general and administrative expenses will continue to decline because we believe that we have the infrastructure in place to support our future growth.


    AMORTIZATION OF INTANGIBLES.  Amortization of intangibles declined
$0.1 million to $1.1 million for the three months ended March 31, 2000, from $1.2 million for the three months ended March 31, 1999. The amortization relates to intangibles acquired in connection with the acquisition of Dallas Systems.

OTHER INCOME (EXPENSE) ITEMS

    OTHER INCOME (EXPENSE). Other income (expense) consists of gains and losses from currency fluctuations, interest expense and loan cost amortization on outstanding debt offset by interest income on short-term investments. Other expense increased $0.2 million to $0.5 million for the three months ended
March 31, 2000, from $0.3 million for the three months ended March 31, 1999. The increase is primarily attributed to increased interest expense on debt due to higher average balances outstanding at higher interest rates during the three months ended March 31, 2000.

    PROVISION (BENEFIT) FOR INCOME TAXES. No income tax benefit was recorded during the three months ended March 31, 2000 and 1999 due to the uncertainty of the timing and amount of future taxable income.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

    REVENUE

    TOTAL REVENUE. Total revenue increased $5.5 million, or 6.0%, to $96.8 million for the year ended December 31, 1999, from $91.3 million for the year ended December 31, 1998. International revenue accounted for 36.2% of total revenue in 1999 and 27.5% of total revenue in 1998. No single customer accounted for more than 10.0% of total revenue in 1999 or 1998.

    SOFTWARE LICENSE. Our software license revenue increased $3.0 million, or 13.3%, to $25.4 million for the year ended December 31, 1999, from $22.4 million for the year ended December 31, 1998. This increase was due to increased volume as a result of market acceptance of our eFS and predecessor

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
products and our expansion into Japan and Korea, offset by a decrease in volume of our EXceed 2000 warehouse management system and mainframe products. Total software license revenue from our eFS and predecessor products increased by $8.8 million, while sales of our EXceed 2000 warehouse management system and mainframe products decreased by $5.9 million. Software license revenue as a percentage of total revenue was 26.2% for the year ended December 31, 1999 versus 24.6% for the year ended December 31, 1998. Our eFS and predecessor products accounted for 70.6% of total software license revenue in 1999 and 40.5% of total software license revenue in 1998.

    SERVICES AND MAINTENANCE.  Services and maintenance revenue increased
$4.3 million, or 7.3%, to $64.1 million for the year ended December 31, 1999, from $59.8 million for the year ended December 31, 1998. This increase was primarily due to increases in revenue generated in our Asia/Pacific and Europe/Middle East regions as compared to the same period in 1998. A significant portion of this increase was a result of a $4.0 million increase in revenue from maintenance on initial license contracts and maintenance contract renewals. Services and maintenance revenue as a percentage of total revenue was 66.2% for the year ended December 31, 1999 versus 65.4% for the year ended December 31, 1998. Our eFS and predecessor products accounted for 36.5% of total services and maintenance revenue in 1999 and 17.9% of total services and maintenance revenue in 1998.

    RESALE SOFTWARE AND EQUIPMENT. Our resale software and equipment revenue decreased $1.8 million, or 19.8%, to $7.3 million for the year ended
December 31, 1999, from $9.1 million for the year ended December 31, 1998. This decline was due to the shift in demand to our eFS products, which do not provide the same opportunity to resell software and hardware as the EXceed
2000 warehouse management system product. Resale software and equipment revenue as a percentage of total revenue was 7.6% for the year ended December 31, 1999 versus 10.0% for the year ended December 31, 1998.

    COST AND EXPENSES

    COST OF SOFTWARE LICENSES. Cost of software licenses represented 1.0% of software license revenue in each of the years ended December 31, 1999 and December 31, 1998.

    COST OF SERVICES AND MAINTENANCE. Our cost of services and maintenance increased $7.0 million, or 15.1%, to $53.5 million for the year ended
December 31, 1999, from $46.5 million for the year ended December 31, 1998. The increase in cost of services and maintenance for the year ended December 31, 1999 was due primarily to the expansion in Japan and Korea and incremental costs associated with providing new office space for services and maintenance personnel. As a percentage of services and maintenance revenue, cost of services and maintenance increased to 83.4% for the year ended December 31, 1999, from 77.8% for the year ended December 31, 1998. Of this 5.6% percent increase, approximately 4.0% of the percentage increase was attributed to project delays and implementation issues as we encountered, identified and fixed software bugs associated with our eFS products, and approximately 1.0% of the change was associated with training new and existing personnel on implementation of our eFS products. In addition, we maintained more services and maintenance personnel for our EXceed 2000 warehouse management system than we needed during 1999.

    COST OF RESALE SOFTWARE AND EQUIPMENT. Our cost of resale software and equipment decreased $1.3 million, or 18.8%, to $5.9 million for the year ended December 31, 1999, from $7.2 million for the year ended December 31, 1998. The decrease in cost of resale software and equipment for the year ended
December 31, 1999 was due primarily to a decrease in volume of reselling activities. As a percentage of resale software and equipment revenue, cost of resale software and equipment increased to 80.1% for the year ended
December 31, 1999, from 79.1% for the year ended December 31, 1998. The percentage increase for the year ended December 31, 1999 was due primarily to our lower volume of reselling activities and an inability to obtain better pricing from our suppliers due to the decrease in sales volume.

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
    SALES AND MARKETING. Sales and marketing expenses increased $0.8 million, or 3.4%, to $24.5 million for the year ended December 31, 1999, from $23.7 million for the year ended December 31, 1998. The increase in sales and marketing expenses was related primarily to the expansion of our office in Japan and the opening of a new office in Korea. Although our office in Japan opened in 1998, we only incurred expenses for a portion of the 1998 year because the office was opened during the second half of the year. As a percentage of total revenue, sales and marketing expenses decreased to 25.3% for the year ended December 31, 1999, from 25.9% for the year ended December 31, 1998. The percentage decrease for the year ended December 31, 1999 was due primarily to revenue increasing at a more rapid rate than sales and marketing expenses.

    RESEARCH AND DEVELOPMENT.  Research and development expenses decreased
$4.0 million, or 25.4%, to $11.5 million for the year ended December 31, 1999, from $15.5 million for the year ended December 31, 1998. The decrease in research and development expenses was related primarily to a 79.0% reduction in the average number of outside contractors and a 15.9% reduction in the average number of employees used to develop our products. As a percentage of total revenue, research and development expenses decreased to 11.9% for the year ended December 31, 1999 from 16.9% for the year ended December 31, 1998. The percentage decrease for the year ended December 31, 1999 was due primarily to the reduction in workforce and the decrease in allocation of overhead costs related to a reduction in development efforts for our EXceed 2000 warehouse management system and mainframe products.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased $2.2 million, or 17.5%, to $14.9 million for the year ended December 31, 1999, from $12.7 million for the year ended December 31, 1998. The increase in general and administrative expenses was related primarily to a 34.3% increase in the number of employees in internal support functions worldwide and the incremental costs associated with leasing a larger and more expensive headquarters facility. As a percentage of total revenue, general and administrative expenses increased to 15.4% for the year ended December 31, 1999 from 13.9% for the year ended December 31, 1998. General and administrative expenses in 1998 included
$2.3 million in expenses associated with our initial public offering process, which we did not complete.

    AMORTIZATION OF INTANGIBLES.  Amortization of intangibles increased
$0.4 million to $4.8 million for the year ended December 31, 1999, from $4.4 million for the year ended December 31, 1998. The amortization relates to intangibles acquired in connection with the acquisition of Dallas Systems.

    LOSS ON LEASE ABANDONMENT. Loss on lease abandonment was $0.3 million for the year ended December 31, 1999 and $1.0 million for the year ended
December 31, 1998. Loss on lease abandonment resulted from our decision to vacate our old corporate headquarters and relocate to our current headquarters in Dallas, Texas during 1998. During 1999, we reached an agreement with the owner of the building we vacated, LAB Holdings, a company controlled by our Chairman of the Board, at which time we recorded the additional $0.3 million loss on abandonment.

    RESTRUCTURING COSTS. In August 1999, we implemented a restructuring plan to reduce costs and improve operating efficiency. In connection with this plan, we recorded a charge of $2.0 million for the year ended December 31, 1999. The restructuring charge included $0.7 million for severance and other employee related costs for the termination of 97 services, sales, development and administrative employees; $0.8 million for the abandonment of certain leased office space less estimated sublease rentals for the corporate facility in Dallas, Texas and a sales and service office in Australia; and $0.5 million for the abandonment of leased equipment and disposal of other fixed assets. As of December 31, 1999, cash charges of $1.3 million have been applied against the original restructuring charge.

OTHER INCOME (EXPENSE) ITEMS

    OTHER INCOME (EXPENSE). Other income (expense) primarily consists of interest expense and loan cost amortization on outstanding debt offset by interest income on short-term investments and currency gains. Other expense increased to $2.0 million for the year ended December 31, 1999. The increase was due to interest expense on debt from increased borrowings under our $20.0 million revolving credit line and $5.0 million term loan facility during the year ended December 31, 1999.

    PROVISION (BENEFIT) FOR INCOME TAXES. There was no income tax benefit recorded in 1999. In 1998, a $0.6 million income tax benefit was recorded. The recorded benefit differs from the amount computed at the statutory rate due to operating losses generated in 1999 and 1998, for which no benefit was recorded due to the uncertainty of the timing and amount of future taxable income.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

    REVENUE

    TOTAL REVENUE. Total revenue increased $64.5 million, or 241.0%, to $91.3 million for the year ended December 31, 1998, from $26.8 million for the year ended December 31, 1997. No single customer accounted for more than 10.0% of total revenue in 1998 and one customer accounted for approximately 11.0% of our total revenue in 1997.

    SOFTWARE LICENSE. Our software license revenue increased $14.0 million, or 166.0%, to $22.4 million for the year ended December 31, 1998, from $8.4 million for the year ended December 31, 1997. This increase resulted from the acquisition of Dallas Systems and the performance of a larger sales and marketing group. Software license revenue as a percentage of total revenue was 24.6% for the year ended December 31, 1998 versus 31.5% for the year ended December 31, 1997.

    SERVICES AND MAINTENANCE. Our services and maintenance revenue increased $47.0 million, or 367.6%, to $59.8 million for the year ended December 31, 1998, from $12.8 million for the year ended December 31, 1997. This increase was due to additional revenue recognized from services performed as a result of the sale of licenses for the mainframe and EXceed 2000 warehouse management systems software acquired through the acquisition of Dallas Systems. In addition, revenue in 1998 represented a complete year of post-acquisition activity as compared to 1997. Services and maintenance revenue as a percentage of total revenue was 65.4% for the year ended December 31, 1998 versus 47.7% for the year ended December 31, 1997.

    RESALE SOFTWARE AND EQUIPMENT. Our resale software and equipment revenue increased $3.5 million, or 63.9%, to $9.1 million for the year ended
December 31, 1998, from $5.6 million for the year ended December 31, 1997. This increase was due to the overall increase in the sale of our products and the acquisition of Dallas Systems and its customer base. Resale software and equipment revenue as a percentage of total revenue was 10.0% for the year ended December 31, 1998 versus 20.8% for the year ended December 31, 1997.

    COST AND EXPENSES

    COST OF SOFTWARE LICENSES.  Our cost of software licenses decreased
$0.5 million, or 68.8%, to $0.2 million for the year ended December 31, 1998, from $0.7 million for the year ended December 31, 1997. As a percentage of software license revenue, cost of software licenses decreased to 1.0% for the year ended December 31, 1998, from 8.9% for the year ended December 31, 1997. The percentage decrease for the year ended December 31, 1998 was due primarily to the write-off of certain software development costs previously capitalized in 1997 by Neptune prior to the acquisition of Dallas Systems relating to products that had diminished in value to our ongoing operations.

    COST OF SERVICES AND MAINTENANCE. Our cost of services and maintenance revenue increased $36.5 million, or 366.3%, to $46.5 million for the year ended December 31, 1998, from $10.0 million for the year ended December 31, 1997. The increase in cost of services and maintenance revenue for the year ended
December 31, 1998 was due primarily to the acquisition of Dallas Systems. As a percentage of services and maintenance revenue, cost of services and maintenance remained consistent at 77.8% for the year ended December 31, 1998 and 78.0% for the year ended December 31, 1997.

    COST OF RESALE SOFTWARE AND EQUIPMENT. Our cost of resale software and equipment increased $3.1 million, or 74.5%, to $7.2 million for the year ended December 31, 1998, from $4.1 million for the year ended December 31, 1997. The increase in cost of resale software and equipment for the year ended
December 31, 1998 was due primarily to the 63.9% increase in resale software and equipment revenue. As a percentage of resale software and equipment revenue, cost of resale software and equipment revenue increased to 79.1% for the year ended December 31, 1998, from 74.2% for the year ended December 31, 1997. The percentage increase for the year ended December 31, 1998 was due primarily to our inability to secure more favorable pricing than in the previous year and the smaller proportion of higher margin products sold in 1998 versus 1997.

    SALES AND MARKETING. Sales and marketing expenses increased $16.9 million, or 252.1%, to $23.6 million for the year ended December 31, 1998, from $6.7 million for the year ended December 31, 1997. The increase in sales and marketing expenses was related primarily to the increased hiring of sales and marketing personnel, the increase in sales commissions earned as a result of the increase in revenue and the increase in marketing and promotional activities. As a percentage of total revenue, sales and marketing expenses increased to 25.9% for the year ended December 31, 1998 from 25.1% for the year ended December 31, 1997.

    RESEARCH AND DEVELOPMENT.  Research and development expenses increased
$12.0 million, or 337.8%, to $15.5 million for the year ended December 31, 1998, from $3.5 million for the year ended December 31, 1997. The increase in research and development expenses was related primarily to the increase in personnel as a direct result of the acquisition of Dallas Systems. As a percentage of total revenue, research and development expenses increased to 16.9% for the year ended December 31, 1998 from 13.2% for the year ended December 31, 1997.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased $8.4 million, or 197.2%, to $12.7 million for the year ended December 31, 1998, from $4.3 million for the year ended December 31, 1997. The increase in general and administrative expenses was related primarily to increased staffing and related costs associated with our growth following the acquisition of Dallas Systems. During the year ended December 31, 1998, we incurred $2.3 million in expenses associated with our originally planned initial public offering. These expenses included fees for accounting, legal, valuation, printing and other services related to that offering. That offering was withdrawn on March 17, 1999. As a percentage of total revenue, general and administrative expenses decreased to 13.9% for the year ended December 31, 1998 from 15.9% for the year ended December 31, 1997. The percentage decrease for the year ended
December 31, 1998 was due primarily to a substantial increase in total revenue and our ability to leverage our base of resources to support a larger organization.

    AMORTIZATION OF INTANGIBLES.  Amortization of intangibles increased
$3.0 million, or 211.2%, to $4.4 million for the year ended December 31, 1998, from $1.4 million for the year ended December 31, 1997. The increase in amortization of intangibles was related primarily to the amortization of goodwill, purchased technology and work force as a result of our acquisition of Dallas Systems.

    WRITE-OFF OF IN-PROCESS RESEARCH AND DEVELOPMENT. In 1997, we recorded a write-off of in-process research and development of $2.7 million in connection with the acquisition of Dallas Systems by Neptune. This acquisition was accounted for as a purchase, and the total consideration paid by Neptune for Dallas Systems was $30.2 million. We have allocated $2.7 million of the Dallas Systems

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
purchase price to in-process research and development costs at the date of acquisition. This amount was expensed as a non-recurring charge on the acquisition date because the acquired technology had not yet reached technological feasibility and, as acquired, had no future alternative use. The remaining purchase price was allocated to net tangible assets acquired of $2.5 million and intangible assets acquired, including goodwill, of $25.0 million.

The value attributable to the in-process technology was determined as follows:

    - We evaluated the status at the acquisition date of the development of each of the projects that were in-process and expressed that status as a percentage of completion;

    - We then estimated the revenue streams from the projects upon their completion based upon assumptions as to the expected sales to existing and new customers, historical retention rates for existing customers and our experience with prior product releases;

    - We then multiplied the percentage of completion of each in-process project by the projected revenue streams associated with the in-process technology;

    - We then used the revised revenue streams to compute projected net cash flows based on our estimates of operating profits related to such projects; and

    - Finally, we discounted these cash flows to their net present value using a 25.0% discount rate.

    The in-process projects included one major project, which accounted for a substantial amount of the $2.7 million write-off. We completed the development of this project and several other projects in the second half of 1998 and the first half of 1999, and, in January 1999, we launched the resulting products as packaged components of the predecessors to our EXceed eFS Fulfill and eFS Collaborate Suites. We incurred approximately $6.5 million in costs to complete the in-process development and it took 12 months longer than we originally anticipated. These costs were mainly for personnel involved in the planning, designing, coding, integration, testing and modification of the software. The original estimate to complete the in-process development at the time of the acquisition was $0.8 million. The cost difference from the original estimate was attributable to enhancements and improvements to the original design specifications.

    LOSS ON LEASE ABANDONMENT. During the year ended December 31, 1998, we entered into a 15 year lease for corporate office space in Dallas, Texas. We estimated that the loss from the abandonment of the old corporate headquarters facility would be $1.0 million. Final resolution of the loss to be incurred as a result of vacating this office space was not reached until August 1999.

    OTHER INCOME (EXPENSE) ITEMS

    PROVISION FOR INCOME TAXES. The recorded benefit differs from the amount computed at the statutory rate in 1997 primarily as a result of non-deductible in-process research and development expense. The recorded benefit differs from the amount computed at the statutory rate in 1998 due to operating losses for which no benefit was recorded due to the uncertainty of the timing and amount of future taxable income.

LIQUIDITY AND CAPITAL RESOURCES

    We have funded our operations through the issuance of our preferred and common stock, bank borrowings and cash flow from operations. As of March 31, 2000, we had $10.7 million in cash and cash equivalents and $0.7 million in working capital.

    Net cash provided by operating activities was $0.7 million for the three months ended March 31, 2000. Net cash used in operating activities was $11.3 million for the year ended December 31, 1999, $14.7 million for the year ended December 31, 1998 and $1.7 million for the year ended December 31,

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1997. The cash used for operating activities in each of these years reflects net losses and increases in accounts receivable, offset by non-cash charges for depreciation, amortization and the provision for losses on receivables, as well as deferred revenue and accruals.

    Net cash used in investing activities was $0.4 million for the three months ended March 31, 2000, $5.3 million for the year ended December 31, 1999,
$7.5 million for the year ended December 31, 1998 and $0.5 million for the year ended December 31, 1997. We used cash primarily for the purchase of capital equipment, such as computer equipment and furniture and fixtures, to support our growth.

    Net cash provided by financing activities was $1.4 million for the three months ended March 31, 2000, $24.8 million for the year ended December 31, 1999, $16.3 million for the year ended December 31, 1998 and $7.0 million for the year ended December 31, 1997. In 1997, we issued preferred and common stock for $28.7 million, paid $15.0 million to acquire the common stock of Dallas Systems, distributed $1.4 million to stockholders and repaid $5.3 million of debt. In 1998, we issued preferred and common stock for $9.9 million, received proceeds from the issuance of debt of $9.5 million, and purchased treasury stock of $3.1 million. In 1999, we issued preferred and common stock for $19.5 million and received net proceeds from the issuance of debt of $5.3 million.

    We have a loan agreement in place which provides for a revolving credit line and a $5.0 million term loan. Borrowings under the loan agreement may not exceed $25.0 million in the aggregate. The loan agreement is subject to a specified advance rate and is secured by all of our assets. The interest rate under the loan agreement is adjusted monthly and is computed as the highest LIBOR in effect each month plus 4.87% per year. The interest rate may not be less than 8.0%, and the interest charged for each month may not be less than $20,000. As of March 31, 2000, our average annual interest rate for the current calendar year was 10.84%. As of March 31, 2000 we had $10.6 million outstanding under the revolving credit line and $5.0 million outstanding under the term loan. The loan agreement restricts the declaration and payment of dividends and a merger or consolidation. We intend to use $15.6 million of the proceeds from this offering to repay all outstanding amounts under the loan agreement and to terminate the loan agreement.


    We expect to experience significant growth in our operating expenses. In particular, over the next 18 months, as we expand our operations in new and existing markets and we make additional investments in the development of complementary products and improvements in our existing products, we expect to invest $15.0 million in research and development activities, increase spending for our sales, marketing and consulting services capabilities by $10.0 million and increase spending for general and administrative personnel and systems by $2.0 million. As a result, we expect to continue to generate operating losses. In addition, we may use our cash to fund acquisitions, purchase new technologies, acquire complementary businesses or refinance up to approximately $0.5 million in equipment lease obligations. We have no specific agreements, commitments or understandings to make new acquisitions or investments. We believe that the net proceeds of this offering, together with our existing working capital immediately prior to this offering, will be sufficient to fund our operations for the next 18 months. However, there can be no assurance that we will not require additional financing in the future. We cannot be sure that we will be able to obtain this additional financing or that, if we can, the terms will be acceptable to us.


    We have established strategic alliances and relationships with consulting services companies and other software and hardware vendors. In general, these relationships are governed by short-term, non-exclusive, renewable written or oral contracts, with no or limited up-front financial commitments.

IMPACT OF YEAR 2000

    In late 1999, we completed the preparation and testing of our systems for Year 2000 issues. As a result of those efforts, no significant disruptions in our systems were observed, and the systems responded successfully to the Year 2000 change. Expenses for preparing our systems were minimal

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during the year ended December 31, 1999. Additionally, no material Year 2000 issues arose, either with our products or internal systems or products and services provided by third parties. We will continue to monitor our computer applications and those of suppliers and vendors throughout the year to ensure that we are in a position to address any latent Year 2000 issues.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133, as amended, is effective for all quarters in fiscal years beginning after June 15, 2000. We do not currently use derivative financial instruments. Therefore, we do not expect that the adoption of SFAS 133 will have a material impact on our results of operations or financial position.

    In December 1998, the AICPA issued SOP 98-9, "Software Revenue Recognition with Respect to Certain Arrangements." This SOP requires recognition of revenue using the "residual method" in a multiple element arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method," the total fair value of the undelivered elements is deferred and subsequently recognized in accordance with SOP 97-2. We do not expect to have a material change to our accounting for revenue as a result of the provisions of SOP 98-9. We adopted the provisions of SOP 98-9 in January of 2000.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

    We develop products in the United States and market our products in North America, Europe, the Middle East, Asia and Australia. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. Some of our revenue is denominated in currencies other than the U.S. dollar, in particular the Japanese yen and the Singapore dollar. However, most of our sales are currently made in U.S. dollars and a strengthening of the dollar could make our products less competitive in foreign markets. We intend to use a portion of the proceeds of this offering to repay and terminate our loan agreement and thus we are not subject to any exposure based on fluctuations in interest rates. Therefore, no quantitative tabular disclosures are required. To the extent that we enter into a new credit facility in the future, future interest expense could be subject to fluctuations based on the general level of U.S. interest rates.

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                                    BUSINESS

    THE FOLLOWING DESCRIPTION OF OUR BUSINESS SHOULD BE READ IN CONJUNCTION WITH THE INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DESCRIPTION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE FACTORS SET FORTH IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We provide fulfillment, warehousing and distribution software for e-commerce and traditional sales channels. Our software allows companies to efficiently manage and control the flow of inventory throughout the supply chain using the Internet and traditional communication methods. Companies use our software to reduce distribution costs and increase customer loyalty and satisfaction. We provide global service and support for our software from established facilities in North America, Europe, the Middle East, Asia and Australia. Revenue from our international operations for the three months ended March 31, 2000 was approximately $11.0 million, or 43.2% of our total revenue, and for 1999 was approximately $35.0 million, or 36.2% of our total revenue.

    We sell our software worldwide through a direct sales force and through strategic alliances with complementary software vendors and consulting organizations. We target companies in industries characterized by large product selections, high transaction volumes and increasing demands for customer-specific order processing, including traditional retailers, newly-created e-commerce retailers, manufacturers and outsourced e-commerce and third-party logistics providers.

THE OPPORTUNITY

    The Internet has emerged as a powerful global commerce and communications medium, creating opportunities for companies to conduct business and interact directly with their customers. Forrester Research predicts that the amount of worldwide business-to-business, or B2B, commerce conducted over the Internet will increase from approximately $400 billion in 2000 to approximately $2.7 trillion in 2004. The United States has been the primary country driving the development of the Internet and is one of the most advanced countries in the acceptance of e-commerce. However, International Data Corporation predicts that over the next several years the Western European market will experience substantial Internet growth, with e-commerce spending estimated to increase from approximately $49 billion in 2000 to approximately $430 billion in 2003. Similar growth is anticipated in the Asia Pacific market, with e-commerce spending estimated to increase from approximately $4 billion in 2000 to approximately
$28 billion in 2003.

    As a result of the dramatic growth in B2B and business-to-consumer, or B2C, e-commerce, companies that conduct business over the Internet face the challenge of not only attracting customers to their marketplaces and web sites, but also of delivering goods once an order has been placed. The Internet economy and the new relationships created between buyer and seller, especially in the B2B market, are driving a fundamental change in order execution and fulfillment. Because competitive information is easily accessible over the Internet, companies are finding it increasingly difficult to differentiate their offerings solely on product, location or price. Accordingly, we believe that companies must distinguish their product and service offerings by providing reliable delivery and value-added services during the fulfillment process according to the consumers' individual preferences.

    E-FULFILLMENT IS MORE COMPLEX THAN TRADITIONAL FULFILLMENT

    Traditional warehouse management and distribution solutions were primarily intended for replenishing "bricks-and-mortar" establishments, such as retail stores and distributors, where orders are typically large, undifferentiated and not shipped directly to the consumer. The majority of these traditional solutions were designed before the widespread commercial use of the Internet, and were not intended for large scale, Internet-based, customer-driven transactions.

    We believe the challenges of e-fulfillment, which are confronted by both B2B and B2C companies, are more complex than those associated with traditional warehouse management distribution. These challenges include:

    - Supporting business models, such as electronic exchanges where multiple buyers and sellers can trade products;

    - Facilitating visibility of inventory, delivery and order status to both customers and suppliers;

    - Providing personalized service during fulfillment, including value-added services such as customer-specific marketing, product assembly and product configuration;

    - Developing global fulfillment capabilities;

    - Processing orders from multiple media, including the Internet, facsimile, electronic data interchange and telephone;

    - Handling significant and rapid increases in the volume of transactions;

    - Determining optimal locations from which to ship and optimal methods of how to ship inventory; and

    - Processing returns.

    In addition to these challenges, companies are faced with the task of rapidly developing their e-fulfillment capabilities in response to the increased competition for customers resulting from the evolution of the Internet.

    B2B AND B2C COMPANIES MUST IMPLEMENT E-FULFILLMENT SOLUTIONS

    The rapid evolution and acceptance of the Internet has dramatically shifted the focus of warehouse management distribution systems to fulfillment systems. We believe that the ability of e-fulfillment systems to facilitate value-added, customer-specific order completion on a global scale will be a critical success factor for both e-commerce and traditional businesses as they implement their Internet strategies. Many traditional retailers, who have historically relied on warehouse management and replenishment solutions, are evolving into e-commerce retailers with the capability to transact directly with customers worldwide through multiple channels. In addition, many traditional manufacturers, who have historically relied on distributors and retailers to transact with customers, are now directly fulfilling customer orders or looking to use third-party logistics providers or industry-specific marketplaces to manage their supply chain. We believe that many electronic exchanges, will evolve into supply chain managers and must provide, either directly or through alliance companies, visibility to the logistics process and guaranteed product delivery.

    Many companies that implemented traditional warehouse management systems have discovered that their existing systems do not allow them to provide value-added, customer-specific order completion on a global scale. e-Fulfillment solutions offer new opportunities for companies to engage in customer-specific fulfillment for the benefit of both buyers and sellers. Buyers benefit since products can be assembled, configured and personalized to meet their individual needs. At the same time, sellers benefit since they are able to pursue targeted marketing campaigns, where promotions, customer loyalty programs and other retention enhancement strategies can be pursued quickly and effectively.

    A NEW GENERATION OF E-FULFILLMENT SOFTWARE IS REQUIRED

    We believe B2B and B2C companies must now invest in and rapidly deploy new e-fulfillment software to meet the specific requirements of their individual customer bases. To date, we believe that businesses have focused the majority of their Internet-related investments on marketing and have overlooked the strategic complexity of delivering goods through the supply chain. We believe that the success of many e-commerce initiatives will lie in effective implementation and profitable management of new e-fulfillment processes and meeting stringent customer service requirements. Many companies launching e-commerce initiatives must invest in and rapidly deploy advanced, Internet-enabled technologies that offer efficient control of physical fulfillment processes, are adaptable to meet the needs of a growing business and are reliable. This e-fulfillment software must also capitalize on the ability of the Internet to interact directly with suppliers, customers, customer relationship management systems and advanced planning systems, so suppliers and customers share a common view of customer fulfillment activity.

THE EXE SOLUTION

    Our software manages the fulfillment of orders initiated through both e-commerce and traditional sales channels. Our software provides customers and suppliers with an immediate view of customer fulfillment and provides the basis for developing improved procurement, logistics and distribution processes and personalized customer-specific order fulfillment. In addition, we complement our software with a global professional services organization, which facilitates implementation, integration and modification of our software to meet the specific needs of our customers.

    We provide the following benefits to our customers:

    - REDUCED TIME TO ENTER NEW MARKETS. We believe our software provides all of the functionality necessary for e-fulfillment in a single, packaged solution. Our easy-to-install applications reduce the time it takes for companies to launch or enhance e-commerce initiatives, while simultaneously automating their traditional supply chains.

    - CUSTOMER-SPECIFIC FULFILLMENT. Our software allows companies to treat each transaction individually by automating and coordinating complex fulfillment, assembly, product configuration and customer-specific marketing campaigns across multiple sales channels. Through the personalization of each customer order, companies are able to enhance customer interaction and maximize customer retention.

    - FLEXIBILITY AND RELIABILITY. Our software has the flexibility to be deployed across most major computer systems and can be operated in a hosted environment. Our software is expandable to meet growing client needs which is increasingly critical in e-commerce fulfillment environments, as well as in broader enterprise environments that support multiple sales channels. Our software has been proven reliable in high volume businesses that distribute through retail stores or sell directly to customers.

    - VISIBILITY. Our software provides an immediate view of customer fulfillment activities and order status across multiple channels and platforms. This allows suppliers to track orders and to implement targeted marketing campaigns at strategic times during the fulfillment cycle.

    - GLOBAL CAPABILITY. Our software currently operates in 15 languages and is designed to accommodate rapid translations of product upgrades. In addition, we provide local service and support from established facilities in North America, Europe, the Middle East, Asia and Australia. We believe that our global presence benefits our customers by providing localized service and global customer support.

    - ADAPTABILITY FOR COMPLEX NEW BUSINESS MODELS. Our software is designed to handle complex logistics situations. This adaptability is increasingly critical to third party logistics providers and exchanges where the ability to handle products owned by multiple companies is fundamental to their success.

STRATEGY

    Our goal is to be the leading global provider of fulfillment software to companies offering products and services through both e-commerce and traditional sales channels. To achieve this goal, we plan to:

    - TAKE ADVANTAGE OF OUR EXPERIENCE AND ESTABLISHED MARKET POSITION. We intend to continue to leverage our market position, our strategic relationships and our brand recognition from the traditional warehouse management and distribution market to grow our share of the e-fulfillment market. We intend to accomplish this by providing comprehensive, expandable and flexible solutions for our customers as they develop e-commerce initiatives and integrate them with traditional sales channels.

    - USE OUR INTERNATIONAL INFRASTRUCTURE TO GAIN GLOBAL MARKET SHARE. We believe there is significant demand for our software solutions in international markets and have established a global infrastructure to target leading businesses worldwide. We provide sales, service and support from locations in North America, Europe, the Middle East, Asia and Australia. Our software is installed in 35 countries and currently operates in 15 languages, including Chinese, French, German, Japanese and Spanish. We intend to continue to invest in our infrastructure and increase our sales and marketing efforts in Europe, Asia and South America.

    - EXPAND OUR STRATEGIC ALLIANCES. We have established strategic alliances with industry-leading consultants and software systems implementors, including Cap Gemini, IBM Global Services and PricewaterhouseCoopers, to supplement our direct sales force and professional services organization. These alliances help extend our market coverage and provide us with new business leads and access to trained implementation personnel, which we believe are crucial to the deployment of complex software solutions. We also have alliances with complementary software vendors, such as i2 Technologies and Microsoft, which allow us to offer a comprehensive solution for e-commerce fulfillment and supply chain execution, which includes ordering, transporting, handling, storing and delivering inventory as it moves from manufacturer to the end customer. We will continue to seek to expand the number of companies with which we work to further penetrate our global market.

    - ENHANCE OUR E-COMMERCE SOLUTIONS. Since their introduction in 1998, we have enhanced our Internet-enabled products by releasing upgrades and introducing value-added modular components. We believe our customers will continue to demand greater breadth and depth from e-commerce solutions. We intend to broaden our product offerings to integrate additional functionality and new technologies. We are beginning to incorporate additional order entry and processing capabilities that will allow us to manage the entire order process and we intend to incorporate additional components by the fourth quarter of 2000. Our ability to easily add software modules allows us to rapidly introduce new product features and functionality and to penetrate accounts that are in different stages of developing and implementing their e-commerce strategies.

    - CAPTURE THE GROWING OPPORTUNITY CREATED BY ELECTRONIC MARKETPLACES. Our experience with third party logistics providers has helped us create software well suited for fulfillment and distribution centers with multiple tenants and service models. We believe that exchanges that deal in physical goods will need to provide, either directly or through their alliances, physical settlement of the business transaction. We intend to use our technology to provide the software and process infrastructure for them to offer these services to their market participants.

    - EXPLOIT THE GROWING TREND TO OUTSOURCE BUSINESS PROCESSES AND COMPUTER SERVICES. We intend to pursue additional relationships with third party providers that will deliver our solution as an outsourced, externally hosted service to be packaged with their differentiated service and technology offerings. We believe there is a significant need for e-commerce companies to outsource their business processes, including their e-fulfillment needs. By using an outsourced service, a company can improve the time it takes to begin operations without making the investment in technology and staff necessary to support a complex e-commerce solution. We believe our relationships with logistics outsourcers will enable our hosted solutions to become more broadly available and increase our market reach to companies outside our target markets, especially small- and medium-sized companies.

EXE SOFTWARE

    Our EXceed eFulfillment System, or EXceed eFS software, was launched in January 1999. EXceed eFS allows companies to deploy integrated e-commerce order fulfillment solutions across the Internet and multiple computer systems. The software includes functionality for:

    - operating fulfillment centers;

    - creating customer-specific fulfillment services;

    - integrating fulfillment centers to web sites and planning engines;

    - optimizing fulfillment center layout; and

    - connecting multiple centers with each other and other e-commerce and enterprise systems.

    Our EXceed eFS software is designed to run on the most widely used hardware, operating system and database platforms, generating a consistent display of the data to all concurrent users. Depending on our customers' specific needs, EXceed eFS software can be deployed on UNIX, Windows NT/2000, IBM O/S 390 with Oracle, SQL Server or DB2 as the database engine.

    Our EXceed eFS software includes two software suites:

    - EXceed eFS Fulfill -- manages and controls operations within the fulfillment center, including receiving, stocking, picking, product configuration, packing, shipping, crossdocking, quality assurance, inventory control and reporting.

    - EXceed eFS Collaborate -- allows users, suppliers and customers to share information across our applications, third-party applications and networks of fulfillment centers.

    The table below describes the components and functionality of the EXceed eFS Fulfill and eFS Collaborate Suites:

EXCEED EFS FULFILL SUITE
COMPONENTS                       FUNCTIONALITY
-------------------------------  ------------------------------------------------------------
EXCEED 4000 WMS                  Provides core functionality for fulfillment center or
                                   warehouse management, including order management,
                                   receiving, stocking, replenishment, picking, labor
                                   control, radio frequency support and task management.

EXCEED VALUE                     Automates customer-specific marketing activities and other more complex make-to-order operations.

EXCEED CROSSDOCK                 Merges inbound products shipped directly from suppliers with inventoried products in a high speed fashion.

EXCEED BILLING                   Generates activity-based charges for storage and labor to
                                   charge to customers or divisions.

EXCEED OPTIMIZE                  Simulates and optimizes the attributes of a fulfillment
                                   center.

EXCEED MANIFEST                  Coordinates with third-party software to perform shipping
                                   functions such as rating, routing, best-way shipping,
                                   carrier tender, carrier labeling and consolidation.

EXCEED RETURNS                   Controls the disposition of returned items, including
                                   reprocessing product, repackaging, return to stock and
                                   other operations.

EXCEED QUALITY                   Manages inbound and outbound quality control processes and activities associated with reprocessing product for future sale or disposal.

EXCEED DOCK                      Schedules and coordinates shipping and receiving functions with transportation.

EXCEED EFS COLLABORATE SUITE

COMPONENTS                       FUNCTIONALITY
----------                       -------------
EXCEED CONNECT                   Connects EXceed application components among themselves and with third-party applications.

EXCEED ALERT                     Sends electronic notifications of fulfillment activity and issues to e-mail, pagers, fax or other media.

EXCEED TRACKER                   Provides customer "self help" order tracking over the Internet.

EXCEED SUPPLIER PORTAL           Coordinates with third party software to link suppliers to fulfillment centers over the Internet, allowing them to
                                   perform vendor managed inventory activities.

EXCEED CUSTOMER PORTAL           Coordinates with third party software to link customers to fulfillment centers over the Internet, allowing them to manage their orders through the entire fulfillment process.

    In addition to these offerings, our EXceed 2000 warehouse management system, launched in 1995, continues to address the traditional fulfillment needs of high-volume retail distribution centers. Our EXceed 2000 warehouse management system was designed and positioned as a pre-packaged UNIX-based solution and delivers fulfillment solutions to traditional sales channels. We continue to enhance and support this product.

EXCEED EFS FULFILL SUITE COMPONENTS

EXCEED 4000 WMS

    EXceed 4000 WMS manages complex fulfillment center activities for a wide variety of scenarios including the customer-specific fulfillment required by B2B and B2C e-commerce and for traditional supply chain activities. EXceed 4000 WMS provides full functionality, including order management, receiving, stocking, replenishment, picking, shipping, labor control, radio frequency support and task management. EXceed 4000 WMS has proven adaptable to small- and large-scale enterprise environments, supports multiple operating systems and databases and provides user access through personal computers, workstations running browser applications and mobile radio frequency devices. The product was designed to operate in multiple languages within the same environment.

EXCEED VALUE

    EXceed Value is a component designed to automate fulfillment centers that perform customer-specific marketing activities, add value to existing commodities or combine component commodities into finished good commodities or sub-assemblies. EXceed Value lets companies leverage the customer data they collect through the Internet to execute targeted marketing activities including promotions, cross-selling and other programs. EXceed Value is an essential part of our clients' inventory management strategies, whether it be mass customization, make-to-order or deferred manufacturing.

EXCEED CROSSDOCK

    EXceed Crossdock is a component that directs received goods to the shipping dock without placing them in storage. EXceed Crossdock allows businesses to offer a large range of products without taking inventory ownership. Instead, in-transit inventory can be merged on an as-needed basis with owned inventory to reduce costs.

EXCEED BILLING

    EXceed Billing provides data for activity-based costing and charge back for fulfillment center operations. EXceed Billing gives outsourced e-fulfillment providers, such as third party logistics providers, the revenue and costing tools needed to run their operations. Large enterprises with divisional structures can also benefit by having proper costing applied to product line fulfillment.

EXCEED OPTIMIZE

    EXceed Optimize is a fulfillment center optimization and simulation tool. Using product and order volume information along with capital, labor and equipment costs, EXceed Optimize builds a model of the planned or existing facility and optimizes facility layout, product placement and labor routing. EXceed Optimize works for both new sites and existing facilities and can be used in combination with our EXceed 4000 WMS and EXceed 2000 warehouse management system to facilitate optimization moves as part of a continuous improvement process.

EXCEED MANIFEST

    EXceed Manifest is designed for customer-specific fulfillment environments utilizing parcel carriers. EXceed Manifest coordinates with third-party software to perform carrier selection, rating, routing, load tender, labeling and consolidation functions.

EXCEED RETURNS

    EXceed Returns controls the disposition of returned items including reprocessing product, repackaging, return to stock and other operations. EXceed Returns adds value by increasing the usability of returned products and minimizing the labor associated with returns processing.

EXCEED QUALITY

    EXceed Quality enforces quality control processes and associated activities for reprocessing product on inbound and outbound order and other processes.

EXCEED DOCK

    EXceed Dock schedules and coordinates shipping and receiving functions in multiple transportation settings, including air, ship and rail. Using customer-specific restrictions, such as type of load or equipment, EXceed Dock can set appointments for shipping and receiving from multiple points within a distribution center or one central department.

EXCEED EFS COLLABORATE SUITE COMPONENTS

EXCEED CONNECT

    EXceed Connect allows EXceed application components to connect among themselves and with third-party applications. Connect provides integration, visibility and interfaces to popular e-commerce, advanced planning systems (software that uses specialized algorithms to determine production and distribution requirements) and enterprise resource planning systems (software that tracks product through the manufacturing process).

EXCEED ALERT

    EXceed Alert provides automated notification of events that occur during the e-fulfillment life cycle. For example, a page, an e-mail, or other modes of personal communication can be sent in real-time when on-the-spot management is necessary. Some example "events" which might trigger an alarm include customer order acceptances, fill and shipment notifications, carrier arrivals with critical inventory, an on-hand quantity passing a minimum threshold or order-fill service levels dropping below a target.

EXCEED TRACKER

    EXceed Tracker allows organizations to empower their customers through web-based, self-help functions such as detailed order status and delivery. Customers can see where their order is throughout the entire fulfillment cycle, from "ordered" to "reserved" to "on the floor" to "picked, packed and shipped" through a specific carrier with estimated time of arrival.

EXCEED SUPPLIER PORTAL

    EXceed Supplier Portal coordinates with third-party software to provide access to a network of EXceed fulfillment centers for vendor-managed inventory activities. Suppliers accessing the EXceed Supplier Portal can monitor inventory status, generate re-stock orders, create and manage advanced shipping notices and prepare product for crossdocking. EXceed Supplier Portal allows e-businesses to integrate their suppliers into their supply chain, thus extending their merchandise offerings while minimizing inventory costs.

EXCEED CUSTOMER PORTAL

    EXceed Customer Portal coordinates with third party software to provide access to a network of EXceed fulfillment centers for customer-managed order activities. Customers can create and manage their orders, issue change requests, generate re-orders and create and approve all shipping documentation. EXceed Customer Portal is targeted at B2B and trading exchange environments where complex goods and rapidly changing requirements require cooperation between the fulfillment center and the end customer.

EXE PRODUCT PACKAGING AND PRICING

    We offer a variety of packaging options for our software. These options allow us to market our technology to companies in different stages of executing their fulfillment strategies. For example, customers seeking an enterprise e-fulfillment solution may license our EXceed eFS Fulfill and eFS Collaborate Suites, including all associated components. Companies pursuing less comprehensive e-commerce initiatives may license our EXceed 4000 WMS and EXceed Connect as stand alone applications, with additional software components to be added later. Flexible packaging options allow our customers to make investments in our technology without committing to a larger enterprise platform.

    We offer a variety of pricing options, which allow our customers to purchase our software for a single site, a business unit or an entire enterprise. License fees for our products typically range from approximately several hundred thousand dollars to several million dollars. Recently, we have introduced additional pricing options which we believe may allow us to expand our market presence. For example, we have entered into an agreement with a third-party provider that hosts and licenses our software to small- and medium-sized businesses. Our license revenue under this agreement will be determined by the number of users who contract to use the system. In addition, we offer transaction-based pricing that ties the overall cost of our software to the value provided to the customer.

PROFESSIONAL SERVICES

    We offer a range of professional services that help facilitate the successful implementation and integration of our software with our customers' existing systems. Our professional services include implementation project management, on-site software training, operational engineering, industrial engineering, software modification and supply chain consulting. Our professional services are billed on a time and material basis or, when requested, on a fixed fee basis.

    Our internally developed Global Execution Methodology, or GEM, is a nine step uniform process for implementing our software. GEM is supported by a globally deployed software application that aids in planning, change management and quality control during system implementation. The application allows our professional services staff, customers and alliance companies to access project information on a global basis.

    Our professional services personnel typically have extensive experience in the deployment of fulfillment systems. When we assist companies in the implementation of our software, we help them determine how to use our technology in a way that fits their individual fulfillment strategy. We can, if requested, adapt the software to specific customer business practices.

    We believe that the use of outside consulting and service providers is an important component of our strategy to expand our professional services business and support the growth in our software license revenue. We currently intend to expand our relationships with and reliance on strategic alliance companies and consultants. We also believe this will allow us to manage the growth of our own professional services group without affecting other parts of our business.

    We provide a comprehensive support program through which our customers, should they choose to participate, can receive upgrades to our licensed products and access to our support center. These services are typically offered under annual maintenance and support contracts or under separate annual support and annual software upgrade contracts. Our support center is open year round, seven days per week and twenty-four hours per day. Our support center can remotely access the customers' systems and provide on-line assistance, diagnostics and software upgrades.

    We also offer an intensive education and training program for our customers, employees and third-party service providers, either at our offices or at the customer's site, through our EXE University. Students who are certified by EXE University are qualified to implement our software. EXE University also offers an accreditation program for those wishing to train others. We currently offer training in North America, Europe and Asia.

SALES AND MARKETING

    We have multi-disciplined sales teams that consist of sales, technical and sales support professionals. Our senior management also takes an active role in our sales efforts. We market and sell our software through our direct sales force, which is located in North America, Europe, the Middle East, Asia and Australia, and through our strategic alliances. In North America, our sales organization is focused on our targeted vertical markets, with resources assigned to e-commerce, retail, manufacturing and third party logistics. In Europe and Asia, our sales organization is deployed by geographic region, but targets the same vertical markets as in North America.

    We have sales offices in the Dallas, Philadelphia, London, Paris, Amsterdam, Dubai, Tokyo, Seoul, Hong Kong, Singapore, Kuala Lumpur and Melbourne metropolitan areas. As of June 30, 2000, our worldwide sales organization consisted of 86 employees. We also supplement our sales organization with our Channel Sales Program. We use this program to sell to companies around the world that we do not service directly and supplement our sales initiatives in certain overseas markets.

    Our marketing organization uses a variety of programs to support our sales efforts, including:

    - market and product research and analysis;

    - product and strategy updates with industry analysts;

    - public relations activities and speaking engagements;

    - Internet-based and direct mail marketing programs;

    - seminars and trade shows;

    - brochures, data sheets and white papers; and

    - web site marketing.

As of June 30, 2000, our marketing organization consisted of ten employees.

STRATEGIC ALLIANCES AND RELATIONSHIPS

    Another key element of our growth strategy is the formation of strategic relationships with industry leaders whose business offerings complement our own. We believe that these relationships will allow us to scale our business rapidly and effectively by enabling the expansion of our:

    - global brand;

    - source of qualified sales opportunities;

    - capacity to implement effectively our software offerings for new and existing customers; and

    - ability to deliver enhanced value to our customers.

    We have established relationships with large, international systems integrators and consulting services companies, including Cap Gemini, IBM Global Services and PricewaterhouseCoopers. Under these relationships, we provide referrals for services work to these companies or subcontract work to these companies in connection with the installation of our software. These companies may provide referrals of potential licensees to us. In general, the relationships are governed by short-term, non-exclusive, renewable written or oral contracts, with no or limited up-front financial commitments. Some of the contracts provide for compensation to the referring party, typically in the form of a commission or finder's fee upon conclusion of a transaction. We intend to expand these relationships and add new relationships to increase our capacity to sell and implement our products on a global basis. Our existing alliances have been aligned to coincide with our target vertical markets. We will continue to pursue relationships that enhance our strategy in industry-specific marketplaces.

    We also have relationships with vendors of complementary software including i2 Technologies, Microsoft and Oracle. For example, we have a resale agreement with i2 Technologies under which we resell i2's transportation management, transportation optimization and global visibility solutions, and i2 resells our EXceed software suites. In connection with that agreement, we granted i2 a warrant to purchase our common stock. However, in general, the relationships are governed by short-term, non-exclusive, renewable contracts, with no or limited up-front financial commitments. These relationships typically involve reseller or marketing arrangements, or both, under which the reseller or marketer is compensated by the vendor in the form of discounts or commissions. We intend to pursue additional relationships with vendors of complementary software to increase our ability to deliver enhanced value to our customers.

    We also have alliance relationships with hardware vendors such as Hewlett-Packard, IBM, Intermec, Sun Microsystems and Symbol Technologies. We act as a marketer or reseller, or both, of their server and radio frequency hardware. In general, the relationships are governed by short-term, non-exclusive, renewable written or oral contracts, with no or limited up-front financial commitments. We receive discounts or commissions as compensation for sales under some of these relationships. On an ongoing basis, we intend to pursue additional technology relationships that we believe will increase our value to potential customers, expand our ability to offer integrated enterprise solutions and increase our market opportunities.

CUSTOMERS

    We have targeted and will continue to target selected vertical industries characterized by large product selections, high transaction volumes and increased demands for personalized fulfillment, including traditional retailers, newly-created e-retailers, manufacturers and outsourced e-commerce and third party logistics providers. The following is a list of our top customers by revenue and industry to whom we have provided our products or services in 1999 or 2000. In 1999:

    - the retail customers listed below accounted for 14.7% of our revenue;

    - the third party logistics customers listed below accounted for 8.2% of our revenue;

    - the manufacturing customers listed below accounted for 10.3% of our revenue; and

    - the e-commerce customers listed below accounted for 3.4% of our revenues.

RETAIL                                          THIRD PARTY LOGISTICS
------                                          ---------------------

CVS                                             BAX
Integrated Systems Solutions (Eckerds)          Consolidated Freightways (Redwood Systems)
K-Mart                                          DSL Transportation Services
Publix                                          Frans Maas
Rykoff-Sexton                                   Fritz Companies
Safeway                                         Kuehne & Nagel
Sherwood Food                                   Public Warehousing

MANUFACTURING                                   E-COMMERCE
-------------                                   ----------
ConAgra                                         Ambuca
Ford                                            barnesandnoble.com
General Motors (EDS)                            Grocery Gateway
Hewlett-Packard                                 GroceryWorks.com
H.J. Heinz                                      Safeway(.com)
Johnson & Johnson                               Somerfield
LG-EDS Systems, Inc.                            3Re.com

    Our license agreements with our customers are typically perpetual in duration. Our maintenance, support and upgrade services contracts ordinarily are annual contracts, subject to renewal. Our professional services agreements are relatively short in duration, lasting anywhere from a few months to a year, depending on the project requirements.

RESEARCH AND DEVELOPMENT

    As of June 30, 2000, we employed 51 people in research and development. This team is responsible for product planning and design, development of functionality within the EXceed eFS eFulfill and eFS eCollaborate Suites and general release and quality assurance functions.

    We have contracts with HCL Technologies America, Inc. and Span Systems Corporation to provide software development and implementation services on an outsourced basis. Under these arrangements, HCL and Span Systems provide project dedicated software developers to develop products and application functionality based on specifications provided by us and to provide implementation services to our customers. The HCL agreement expires in November 2000, while the Span Systems agreement does not have a defined termination date. We believe our relationships with these firms provide us with access to a skilled labor pool, more rapid development cycles and a cost-effective solution to our research and development needs.

COMPETITION

    The market for e-fulfillment solutions is intensely competitive, fragmented and subject to rapid technological change. The principal competitive factors in this market include:

    - adherence to emerging Internet-based technology standards;

    - comprehensiveness of applications;

    - adaptability and flexibility;

    - immediate, interactive capability with customer and partner systems;

    - global capability;

    - ability to support specific industry requirements;

    - ease of application use and deployment;

    - speed of implementation;

    - customer service and support; and

    - initial price and total cost of ownership.

    We believe that we compete favorably with competitors in terms of comprehensiveness of our solutions and our global presence, as well as our targeted vertical focus.

    Because we offer both e-fulfillment solutions and solutions for traditional supply chains, we consider a number of companies in different market categories to be our competitors. These competitors include companies or groups that:

    - focus on providing e-fulfillment applications, such as All-Points Systems, McHugh Software International, Manhattan Associates and Yantra;

    - offer fulfillment solutions for traditional supply chains, such as Catalyst International and Manhattan Associates;

    - offer enterprise platforms for order management and fulfillment, such as IMI and SAP; and

    - service internal customers, such as internal information technology groups.

    There are a substantial number of other companies focused on providing Internet-enabled software applications for fulfillment or related supply chain functions that may offer competitive products in the future. We believe that the market for integrated e-fulfillment solutions is still in its formative stage, and that no currently identified competitor represents a dominant presence in this market.

    We expect competition to increase as a result of software industry consolidation. For example, a number of enterprise software companies have acquired point solution providers to expand their product offerings. Our competitors may also package their products in ways that may discourage users from purchasing our products. Current and potential competitors may establish alliances among themselves or with third parties or adopt aggressive pricing policies to gain market share. In addition, new competitors could emerge and rapidly capture market share.

INTELLECTUAL PROPERTY

    Our intellectual property rights are significant and are critical to our success and our ability to compete. We rely on intellectual property laws, including copyright, trademark, trade secret and other laws, confidentiality procedures and contractual provisions to protect our proprietary rights in our products and technology. Under the terms of our agreements with our customers, we usually own all modifications to our software that are implemented for a customer. We believe, however, that these steps to protect our intellectual property afford only limited protection to us, particularly on an international basis. We do not currently have any patents issued or patent applications pending. We give some of our customers, alliance companies, resellers and development partners access to our software program instructions, or source code, and other intellectual property in certain limited circumstances when necessary to facilitate a project. In addition, our source code is held in escrow to be released on specific events such as bankruptcy or failure to provide support. Access to our source code may create a risk of disclosure or other inappropriate use. Despite our contractual protections, this access could enable a third party to use our intellectual property, including our source code, to wrongfully develop and manufacture competing products. In addition, policing unauthorized use of our products is difficult.

    We cannot be certain that others will not independently develop substantially equivalent intellectual property, gain access to our trade secrets or intellectual property, or disclose our intellectual property or trade secrets. We also conduct a substantial amount of business abroad, and the laws of many foreign countries do not protect our intellectual property to the same extent as the laws of the United States.

    Also, we may desire or be required to renew or to obtain licenses from others to enable us to develop and market commercially viable products and to run our internal software systems, including financial reporting and other purposes. We can give you no assurances that any necessary licenses will be available on reasonable terms, if at all.

    From time to time, third parties may assert claims or initiate litigation against us or our alliance companies alleging that our products infringe their proprietary rights. As the number of e-fulfillment and supply chain execution applications in the industry increases and products overlap, we may become increasingly subject to claims of infringement or misappropriation of the intellectual property rights of others. In addition, we may in the future initiate claims or litigation against third parties for infringement of our proprietary rights to determine the scope and validity of our proprietary rights. Litigation claims, with or without merit, could be time-consuming and costly, divert management's attention, cause product shipment delays, require us to develop non-infringing technology or enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all.

    We have received notices from four customers requesting defense and indemnification for patent claims in lawsuits brought or threatened against them by a third party with respect to the use of bar code technology. We are currently investigating these claims. We have become aware that several manufacturers of bar code scanning equipment are challenging the underlying patents in a separate lawsuit, and we continue to monitor the progress of this litigation. Based on our investigation to date, we do not believe that we have an obligation to defend or that we ultimately will have liability for the indemnification requests of customers. However, if the various disputes are resolved unfavorably to us, then they could have a material adverse effect on our business, operations and financial condition. For example, we may be required to modify our software, obtain additional licenses and defend and indemnify our customers. Furthermore, our future customers may be required to obtain additional licenses in order to use our software.

EMPLOYEES

    As of June 30, 2000, we had a total of 625 employees, of which 51 were in research and development, 96 were in sales and marketing, 104 were in finance and administration and 374 were in professional services and support. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

FACILITIES

    Our corporate headquarters occupy approximately 136,000 square feet in Dallas, Texas. Our lease for this facility expires in May 2014. Our facility in Philadelphia, Pennsylvania currently occupies approximately 16,000 square feet. Our lease for this facility expires in July 2006. We believe these existing facilities will be adequate to meet our needs for the next 12 months. If our growth continues, we may need larger facilities after that time. We also lease offices in London, Paris, Amsterdam, Dubai, Tokyo, Seoul, Hong Kong, Singapore, Kuala Lumpur and Melbourne. We also have 59,000 square feet of additional space available to us in our Dallas headquarters under a sublease agreement that will expire in July 2001.

FOREIGN OPERATIONS

    In 1997, 1998 and 1999, the revenue from our foreign operations were $8.3 million, $25.1 million and $35.0 million, respectively. In 1997, 1998 and 1999, the assets from our foreign operations were $8.2 million, $5.9 million and $11.4 million, respectively.

LEGAL PROCEEDINGS

    We are engaged in legal proceedings incidental to the normal course of business. Although the ultimate outcome of our pending legal proceedings cannot be determined, we believe that the final outcome of these matters will not seriously harm our business. Information concerning asserted and potential claims regarding our intellectual property is discussed above under "Intellectual Property."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth information regarding our executive officers and directors:


NAME                                      AGE                          POSITION
Lyle A. Baack (a).....................     57      Chairman of the Board

Raymond R. Hood (b)...................     40      President, Chief Executive Officer and Director

Adam C. Belsky (c)....................     40      Senior Vice President, Mergers & Acquisitions
                                                   and Director

David E. Alcala.......................     53      Senior Vice President, Business Development

Nigel R. Bahadur......................     30      Senior Vice President, Research and Development

Michael A. Burstein...................     36      Senior Vice President, Finance, Chief Financial
                                                     Officer and Treasurer

Frederick S. Gattelaro................     38      Senior Vice President, Professional Services,
                                                   Americas

Richard J. Sherman....................     50      Senior Vice President, Marketing

Mark R. Weaser........................     37      Senior Vice President, International Operations

Christopher F. Wright.................     40      Senior Vice President, Administration, General
                                                     Counsel and Secretary

Klaus P. Besier (b)...................     49      Director

J. Michael Cline (a)..................     40      Director

Steven A. Denning (b).................     51      Director

Jay C. Hoag (a).......................     42      Director

Jeffrey R. Rodek (c)..................     46      Director


--------------------------

(a) Term as a director expires in 2002.

(b) Term as a director expires in 2003.

(c) Term as a director expires in 2001.

    LYLE A. BAACK has served as the Chairman of our Board of Directors since September 1997. From August 1980 to September 1997, Mr. Baack served as president and chief executive officer of Dallas Systems, which he founded.
Mr. Baack holds a BS in Electrical Engineering from Colorado State University and an MS in Computer Information and Control Engineering from the University of Michigan.

    RAYMOND R. HOOD has served as our President, Chief Executive Officer and as a director since September 1997. From 1990 to September 1997, Mr. Hood served as chief executive officer of Neptune, which he co-founded with Adam Belsky. Neptune was focused on delivering rapidly deployable packaged supply chain execution software solutions primarily for manufacturers and third party logistics providers. Prior to 1990, Mr. Hood was a partner at Microtek.
Mr. Hood holds a BS in Economics from the Wharton School at the University of Pennsylvania.

    ADAM C. BELSKY has served as our Senior Vice President, Mergers & Acquisitions since November 1999 and as a director since September 1997. From September 1997 to November 1999, Mr. Belsky served as our Senior Vice President, Chief Financial Officer and Treasurer. From September 1997 to August 1998,
Mr. Belsky also served as our Secretary. From 1990 to September 1997,
Mr. Belsky served as chief financial officer of Neptune, which he co-founded with Mr. Hood. Mr. Belsky holds a BS in Economics from the Wharton School at the University of Pennsylvania and received a certified public accountant license in 1984.

    DAVID E. ALCALA has served as our Senior Vice President, Business Development since August 1999. From April 1998 to August 1999, he served as our Senior Vice President, Industry Marketing, and from September 1997 to
April 1998 he served as our Senior Vice President, Sales and Marketing. From January 1997 to September 1997, Mr. Alcala served as the senior vice president and chief operating officer of Neptune. From July 1995 to November 1996, Mr. Alcala served as senior vice president/ general manager of the Logistics Systems Division of HK Systems, Inc. From October 1993 to July 1995, Mr. Alcala served as president and chief executive officer of MTA, Inc. Mr. Alcala attended the University of Wisconsin.

    NIGEL R. BAHADUR has served as our Senior Vice President, Research and Development since February 2000. From September 1997 to February 2000,
Mr. Bahadur served as our Chief Technology Officer and Vice President of Research and Development. From 1992 to September 1997, Mr. Bahadur held various positions in Neptune Systems including vice president of research and development prior to our formation. Mr. Bahadur attended the State University of New York at Stonybrook where he studied computer engineering.

    MICHAEL A. BURSTEIN has served as our Senior Vice President, Finance, Chief Financial Officer and Treasurer since November 1999. From August 1999 to November 1999, he served as our Director, Corporate Finance and Assistant Treasurer. Prior to joining us, Mr. Burstein served as the chief financial officer of Sequel Systems, Inc., from August 1998 to August 1999. From 1996 to 1998, Mr. Burstein served as the chief financial officer of Paradigm Geophysical Ltd. From 1989 to 1996, Mr. Burstein served in a variety of capacities at Occidental Chemical. Mr. Burstein holds a BS in Electrical Engineering and an MBA from Southern Methodist University.

    FREDERICK S. GATTELARO has served as our Senior Vice President, Professional Services, Americas, since December 1999. From June 1999 to December 1999,
Mr. Gattelaro was APS supply chain manager at Arthur Andersen. From August 1998 to June 1999, Mr. Gattelaro served as our Vice President, Research and Development. From November 1996 to August 1998, Mr. Gattelaro was the Mid-West i2 program manager at PricewaterhouseCoopers. From February 1996 to November 1996, Mr. Gatterlaro was a senior manager in the supply chain management practice at Ernst & Young LLP. From March 1993 to February 1996, he was a senior manager in the Financial Systems practice at Coopers & Lybrand.
Mr. Gattelaro holds a BS in Finance and Management Information Systems from the State University of New York at Buffalo and an MBA from the University of Rochester.

    RICHARD J. SHERMAN has served as our Senior Vice President, Marketing since July 1999. From March 1998 to July 1999, he was senior vice president, market development for Syncra Systems. From October 1996 to March 1998, Mr. Sherman was senior vice president, strategic research at Numetrix, Ltd. From June 1995 to October 1996, he was director, supply chain management research at AMR Research. From July 1993 to May 1995, Mr. Sherman was senior vice president, business development, for the IRI Logistics division of Information Resources, Inc.
Mr. Sherman holds a BA in English/Social Sciences and an MA in Educational Administration from the University of Notre Dame. He has also completed Executive Development programs in logistics at Michigan State University and the University of Tennessee.

    MARK R. WEASER has served as our Senior Vice President, International Operations since January 2000. From September 1997 to January 2000, he served as our Managing Director of Asia/ Pacific and served in the same position for Neptune since August 1996. From July 1995 to July 1996, he was the Asia vice president for Telxon Corporation. From February 1993 to June 1995, Mr. Weaser was the sales director for American President Lines in Hong Kong, Taiwan and Vietnam. Mr. Weaser holds a BS in Business Administration from the University of Southern California.

    CHRISTOPHER F. WRIGHT has served as our Senior Vice President, Administration since November 1999 and as our General Counsel and Secretary since July 1998. Prior to July 1998, Mr. Wright was a partner with the law firm of Pepper Hamilton LLP, which he joined as an associate in 1990. Mr. Wright holds a BA in Applied Mathematics and Economics from Brown University and a JD from the University of Pennsylvania.

    KLAUS P. BESIER has served as our director since December 1998. Mr. Besier has served as chairman of the board of directors of FirePond, Inc., a leading global e-business software and services company, since October 1999. Mr. Besier has served as president, chief executive officer and a director of FirePond since July 1997. From 1996 to 1997, Mr. Besier was chairman, president and chief executive officer of Primix Solutions, Inc., an Internet-enabled software firm. From 1991 to 1996, Mr. Besier held various senior management positions, including president and chief executive officer from 1994 to 1996, of SAP America, Inc., a subsidiary of SAP AG, a leading provider of business applications software. Mr. Besier is also a director of Intelligroup, a global professional services firm.

    J. MICHAEL CLINE has served as our director since September 1997. Since December 1999, Mr. Cline has been the managing partner of Accretive Technology Partners, a private investment company focused on business process outsourcing and business-to-business e-commerce. From 1989 to 1999, Mr. Cline served as a managing member of General Atlantic Partners, LLC. He holds a BS in Business from Cornell University and an MBA from Harvard Business School. Mr. Cline also serves on the board of directors of Manugistics Group, Inc. and several private companies.

    STEVEN A. DENNING has served as our director since September 1997. Since 1995, Mr. Denning has been the executive managing member of General Atlantic Partners, LLC, a private equity investment firm focused exclusively on Internet and information technology investments on a global basis. Mr. Denning was a general partner of General Atlantic's predecessor, General Atlantic Partners, from 1989 to 1993 and managing general partner of that entity from 1993 to 1995. Mr. Denning has been with General Atlantic and its predecessors since 1980. He holds a BS in Industrial Management from the Georgia Institute of Technology, an MS in Management Science from the Naval Postgraduate School and an MBA from Stanford University. Mr. Denning also serves on the board of directors of Eclipsys Corporation, GT Interactive Software Corp. and several private companies.

    JAY C. HOAG has served as our director since September 1999. Since
June 1995, Mr. Hoag has been a general partner of Technology Crossover Ventures, a venture capital firm. From 1990 to 1994, Mr. Hoag served as managing director at Chancellor Capital Management, Inc. From 1982 to 1990, he served in a variety of capacities, including as vice president from 1987 to 1990 at Chancellor Capital Management. Mr. Hoag holds a BA in Economics and Political Science from Northwestern University and an MBA from the University of Michigan. Mr. Hoag also serves on the board of directors of Autoweb.com, eLoyalty, iVillage and several private companies.

    JEFFREY R. RODEK has served as our director since October 1998. Since
August 1999, Mr. Rodek has served as chairman of the board and chief executive officer of Hyperion Solutions Corporation. Prior to joining Hyperion, Mr. Rodek served as president and worldwide chief operating officer of Ingram Micro Inc. from December 1994 to August 1999. From July 1991 through September 1994, he served as senior vice president, Americas and the Caribbean for Federal Express Corporation. Mr. Rodek holds a BS in Mechanical Engineering and an MBA from Ohio State University.

CLASSIFIED BOARD OF DIRECTORS

    Our Board of Directors consists of nine positions, of which one is currently vacant, and is divided into three classes of directors. We currently intend to fill this vacancy prior to the end of 2000. Each class contains an equal number of directors. Each year, the stockholders will elect the members of one of the three classes to three-year terms of office. The year of expiration of the term of each of our directors is set forth above under the caption "Executive Officers and Directors." A classified board of directors may have the effect of deterring or delaying any attempt by any group to obtain control of us by a proxy contest since the third party would be required to have its nominees elected at two separate annual meetings of our stockholders in order to elect a majority of the members of the Board of Directors.

BOARD COMMITTEES

    The Audit Committee consists of Mr. Cline, Mr. Denning and Mr. Rodek. The Audit Committee recommends independent auditors, reviews with the independent auditors the scope and results of the audit, monitors our financial policies and internal control procedures and reviews and monitors the provisions of non-audit services by our auditors.

    The Compensation Committee consists of Mr. Besier, Mr. Cline and Mr. Hoag. The Compensation Committee reviews and recommends salaries, bonuses and other compensation for our officers. The Compensation Committee also acts as the Stock Option Committee and determines which employees should be granted options and the terms and conditions of those option grants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to October 1997, we had no compensation committee and our entire Board of Directors made decisions concerning compensation of executive officers. Currently, no member of the Compensation Committee is serving as an officer. No interlocking relationship exists between our executive officers or directors and the compensation committee of any other entity.

COMPENSATION OF DIRECTORS

    Directors currently do not receive any compensation for their services as directors; however, directors are reimbursed for reasonable expenses incurred in attending board and committee meetings. We have and will continue to grant stock options to the non-employee members of our Board of Directors under our stock option plan for non-employee directors.

EXECUTIVE COMPENSATION

    The following table sets forth the total compensation paid to our Chief Executive Officer and each of our four other most highly compensated executive officers during the year ended December 31, 1999:

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                                              ------------
                                                        ANNUAL COMPENSATION    SECURITIES
                                                        -------------------    UNDERLYING    OTHER ANNUAL
NAME AND PRINCIPAL POSITION(S)                           SALARY     BONUS       OPTIONS      COMPENSATION
Raymond R. Hood ......................................  $184,039         --          --       $114,881(1)
  President, Chief Executive
  Officer and Director

David E. Alcala ......................................   175,008   $200,000(2)    50,000         9,000(2)
  Senior Vice President,
  Business Development

Mark R. Weaser .......................................   152,219     88,651(3)    50,000        72,190(3)
  Senior Vice President,
  International Operations

Christopher F. Wright ................................   180,250      3,750      80,000         20,225(4)
  Senior Vice President,
  Administration, General
  Counsel and Secretary

Adam C. Belsky .......................................   153,125         --          --         93,233(5)
  Senior Vice President, Mergers &
  Acquisitions and Director

--------------------------

(1) Includes housing payments and expenses of $55,019, automobile leasing payments of $20,350, accounting and legal fees of $12,500 and $17,258, respectively, 401(k) plan contributions of $9,202 and life insurance premiums of $552.

(2) With respect to bonus, includes a bonus of $100,000 for commissions
    Mr. Alcala would have otherwise received for meeting performance goals; with respect to other annual compensation, consists of a car allowance.

(3) With respect to bonus, includes a bonus of $32,500 for commissions Mr. Weaser would have otherwise received for meeting performance goals. With respect to other annual compensation, includes housing payments of approximately $50,000, an automobile allowance of $16,079, 401(k) plan contributions of $5,396 and life insurance premiums of $715.

(4) Consists of automobile payments of approximately $10,500 and 401(k) contributions of $9,725.

(5) Includes housing payments and expenses of $43,446, automobile leasing payments of $9,457, accounting and legal fees of $14,864 and $17,258, respectively, 401(k) plan contributions of $7,656 and life insurance premiums of $552.

OPTION GRANTS IN 1999

    The following table presents stock option grants during 1999 to our Chief Executive Officer and each of our four other most highly compensated executive officers:

                                                                                                    POTENTIAL REALIZABLE
                                                               INDIVIDUAL GRANTS                      VALUE AT ASSUMED
                                              ---------------------------------------------------       ANNUAL RATES
                                              NUMBER OF     PERCENT OF                                 OF STOCK PRICE
                                              SECURITIES   TOTAL OPTIONS                              APPRECIATION FOR
                                              UNDERLYING    GRANTED TO     EXERCISE                    OPTION TERM(2)
NAME                                           OPTIONS     EMPLOYEES IN    PRICE PER   EXPIRATION   ---------------------
----                                           GRANTED        1999(1)        SHARE        DATE         5%          10%
Raymond R. Hood.............................        --           --             --           --           --          --
David E. Alcala.............................    50,000(3)       2.6%         $3.00      9/30/09     $ 94,500    $239,000
Mark R. Weaser..............................    50,000(3)       2.6           3.00      9/30/09       94,500     239,000
Christopher F. Wright.......................    80,000(3)       4.2           3.00      9/30/09      151,200     382,900
Adam C. Belsky..............................        --           --             --           --           --          --

--------------------------

(1) Based on an aggregate of 1,914,875 shares subject to options granted to employees in 1999.

(2) Assumes stock price appreciation of 5% and 10% compounded annually from the date of grant to the expiration date, as mandated by the rules of the Securities and Exchange Commission and does not represent our estimate or projection of the future appreciation of our stock price. Actual gains, if any, are dependent on the timing of any exercises and the future performance of our common stock and may be greater or less than the potential realizable value set forth in the table. The amounts reflected in the table may not necessarily be achieved.

(3) These options vest 25% on April 1, 2000 and 25% on each of October 1, 2000, October 1, 2001 and October 1, 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

    The following table presents the number and the value of options exercised by our Chief Executive Officer and each of our four other most highly compensated executive officers in 1999 and the outstanding options held by these individuals as of December 31, 1999:

                                                                    NUMBER OF SECURITIES
                                                                   UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                           OPTIONS               IN-THE-MONEY OPTIONS AS
                                          SHARES                   AS OF DECEMBER 31, 1999       OF DECEMBER 31, 1999(1)
NAME                                    ACQUIRED ON    VALUE     ---------------------------   ---------------------------
----                                     EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
Raymond R. Hood.......................      --           --        125,000        375,000              --              --
David E. Alcala.......................      --           --        339,583         50,000      $2,412,498      $  250,000
Mark R. Weaser........................      --           --        137,396         57,500         918,126         295,000
Christopher F. Wright.................      --           --         40,000        120,000         120,000         520,000
Adam C. Belsky........................      --           --             --             --              --              --

--------------------------

(1) Value is based on the difference between the option exercise price and $8.00, the midpoint of the assumed initial public offering price range.

STOCK OPTION PLANS


    AMENDED AND RESTATED 1997 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN. In September 1997, we adopted the 1997 Incentive and Non-Qualified Stock Option Plan which replaced all previous plans of our predecessor companies. Under our 1997 plan, as amended and restated in October 1998 and July 2000, an aggregate of 12,000,000 shares of common stock is authorized for issuance. Our 1997 plan provides for the grant of incentive stock options to our employees and nonqualified stock options to employees or consultants. Exercise prices for incentive stock options may not be less than fair market value on the date of grant, and exercise prices for nonqualified stock options must be at least $.01 per share. Options vest and become exercisable as specified by the terms of an option agreement, and unless specified otherwise in an option agreement, expire after 10 years.


    Our 1997 plan is administered by our board of directors. Our board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to our 1997 plan generally and to interpret the provisions thereof. Our board of directors is responsible for establishing an annual budget for the total number of options authorized for issuance under our 1997 plan. The board of directors or applicable committee determines, with respect to each option grant:

    - the number of shares of common stock issuable upon the exercise of options;

    - the exercise price;

    - the vesting schedule; and

    - the duration of the options.

    Our 1997 plan permits the payment of the exercise price of options to be in the form of cash, check or other form of consideration and method of payment as determined by our board of directors.

    No award may be made under the 1997 plan after September 15, 2007, but awards previously granted may extend beyond that time. Our board of directors may at any time terminate our 1997 plan. Any termination will not affect outstanding options.

    In the event we are subject to a change in control (as defined in our 1997 plan), our board of directors has the right, in its sole discretion, to accelerate the vesting of all options that have not vested as of the date of the change in control. In addition, in the event we are subject to a change in control (as defined in our 1997 plan), our board of directors has the right, subject to and conditioned upon a sale of the company (as defined in our 1997 plan) to:

    - arrange for the successor entity to assume all of our rights and obligations under our 1997 plan; or

    - terminate our 1997 plan; and:

       - pay to all optionees cash with respect to those options that are vested as of the date of the sale in an amount equal to the difference between the exercise price of each option and the fair market value of a share of our common stock (determined as of the date our 1997 plan is terminated) multiplied by the number of options that are vested as of the date of the sale of the company and are held by the optionee as of such date;

       - arrange for the exchange of all options for options to purchase common stock in the successor corporation; or

       - distribute to each optionee other property in an amount equal to what the optionee would have received from the successor entity if the optionee had owned the shares subject to vested options at the time of the sale. The form of distribution to the optionees shall be determined by our board of directors.

    STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS. In September 1997, we adopted the Stock Option Plan for Non-Employee Directors and reserved an aggregate of 300,000 shares of common stock for issuance under that plan. Members of the board of directors who are not our employees are eligible to participate in this directors plan, which was amended and restated in February 2000. Under our directors plan, each eligible director is automatically granted an option for 25,000 shares on the date such director first becomes a director. In addition, our board of directors has the discretion to grant additional options to eligible directors. At the November 1999 meeting of the board of directors, the board exercised its discretionary authority and granted an option to acquire 25,000 shares of common stock to each of Mr. Rodek and Mr. Besier. At each annual meeting of stockholders after this offering, each eligible director who is re-elected for another term at such meeting will automatically be granted an additional option to purchase 25,000 shares. Unless otherwise provided in the option agreements, all options will vest as to 25% of the total shares on each of the first four anniversaries of the date of grant. Any unvested options will terminate upon the termination of the optionee's service as a director. Options will terminate at the earliest of:

    - ten years after the date on which the option was granted;

    - twelve months after the termination of services resulting from the individual's death or disability; or

    - three months after the termination of services resulting from any other reason.

    The exercise price of all options granted under our directors plan is the fair market value of the common stock on the date of the grant.

401(K) PLAN

    We maintain a 401(k) Plan which is intended to be a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, a participant may generally contribute up to 15% of compensation to the 401(k) Plan. Employees are eligible to participate upon completion of their first calendar month of employment. We will match contributions made by employees pursuant to the 401(k) Plan at a rate of 100% of the participant's contributions, up to 5% of the participant's total compensation. To be eligible for this matching, the participant generally must be employed on the last day of the calendar quarter for which the match is made. Our Board of Directors has the discretion to make an additional contribution to participants' accounts each year. All of our employees who have completed one year of service with us consisting of at least 1,000 hours of employment and are employed on the last day of the plan year are eligible for the discretionary contribution. The portion of a participant's account attributable to his or her own contributions is 100% vested. The portion of the account attributable to our contributions (including matching and discretionary contributions) vests over two to five years of service with us. Distributions from the 401(k) Plan may be made in the form of an annuity or lump-sum cash payment.

PENSION PLAN

    We maintain a defined contribution pension plan for our employees in the United Kingdom. Pursuant to the plan, a participant may generally contribute up to 15% of his or her compensation to the plan. The plan covers all employees located in the United Kingdom who have completed six months of service. We will match contributions made by employees pursuant to the plan, up to 5% of the employee's contributions of eligible earnings.

EMPLOYMENT AGREEMENTS

    We have entered into employment agreements with some of our executive officers. Our employment agreements with these executive officers generally provide for one-year terms of employment that are automatically renewable for successive one-year terms, unless either party to the agreement gives the other party prior written notice of non-renewal. Each agreement requires that the officer protect our confidential information and generally prohibits the officer from competing with us or soliciting our employees, customers or vendors for a purpose competitive with our business for two years. Each agreement also specifies the severance compensation payable by us if the officer's employment with us terminates for specified reasons.


    RAYMOND R. HOOD. Our employment agreement with Raymond Hood, our Chief Executive Officer and President, was effective as of July 1, 2000. Mr. Hood currently receives an annual base salary of $250,000, and is eligible to receive an additional annual bonus. We previously loaned Mr. Hood $120,000, and this loan was renewed and the maturity date was extended to July 2003 under his employment agreement. The employment agreement also provides that Mr. Hood may borrow up to an additional $500,000 from us, which he is obliged to repay to us within three years. The loans bear interest at an annual rate of 8.5%. If Mr. Hood borrows the additional $500,000 from us, he will pledge 77,500 shares of common stock as security for the entire amount of his loans. Mr. Hood is also entitled to a housing allowance. The initial term of Mr. Hood's employment agreement is three years and can be renewed for successive one-year terms. Mr. Hood's employment may be terminated with or without cause upon written notice from us. If we terminate Mr. Hood's employment without cause, we will pay severance to Mr. Hood in the amount of one year's base salary and bonus and a portion of his unvested stock options will immediately vest. If we terminate Mr. Hood without cause or Mr. Hood terminates the agreement for good cause within one year of a change of control, in addition to the consideration in the preceding sentence, all of Mr. Hood's unvested stock options will immediately vest, and all outstanding loans under the employment agreement will be forgiven. Mr. Hood has agreed not to compete with us during his employment and for a period of one year following the termination of his employment.


    DAVID E. ALCALA. Our employment agreement with David E. Alcala, our Senior Vice President, Business Development, was entered into on November 18, 1996 and was amended on September 11, 1997. Mr. Alcala currently receives an annual base salary of $175,000 and an annual bonus of $100,000. Mr. Alcala receives a car allowance of $9,000 per year. Notwithstanding the employment agreement, we may terminate Mr. Alcala's employment, with or without cause, upon 90 days' written notice. If Mr. Alcala is terminated without cause, he is entitled to receive a severance payment equal to the greater of his remaining base salary for the term of his employment agreement or $160,000. However, Mr. Alcala, in his discretion, may waive our obligation to make such severance payment for the right to terminate all non-competition provisions in the employment agreement. If
Mr. Alcala is terminated for cause, his base salary and benefits and bonuses shall cease at the date of termination if we release Mr. Alcala from the non-competition obligations contained in the employment agreement.

    MARK R. WEASER. Our employment agreement with Mark R. Weaser, our Senior Vice President, International Operations, was entered into on December 7, 1996. Mr. Weaser currently receives an annual base salary of $185,000 and an annual cash bonus of one month's base salary. Mr. Weaser receives a housing allowance of approximately $50,000 per year and a car allowance of approximately $16,000 per year. In the event of a termination of Mr. Weaser's employment without cause, we will pay severance to Mr. Weaser in the amount of six month's base salary at the date of termination. Mr. Weaser has agreed not to compete with us and not to solicit our employees, customers or vendors for a period of six months following his termination of employment.

    CHRISTOPHER F. WRIGHT. Our employment agreement with Christopher F. Wright, our Senior Vice President, Administration, General Counsel and Secretary, was entered into on July 13, 1998. The Agreement has a three year initial term with one year annual renewals. Mr. Wright currently receives an annual base salary of $185,500, as well as benefits including life insurance equal to $50,000.
Mr. Wright receives a car allowance of $10,500 per year. Mr. Wright is not permitted to compete with us for a period of two years after termination. Notwithstanding the employment agreement, we may terminate Mr. Wright without cause upon 90 days' written notice. Upon termination of this agreement for any reason (including a change of control), Mr. Wright will receive severance equal to one year's base salary. In the event of the termination of the agreement due to death, disability or by us without cause or by a change of control, all of Mr. Wright's options become immediately vested. If the employment agreement is terminated for any reason and Mr. Wright chooses to return to the private practice of law at any time during the year following his termination, we, at Mr. Wright's option, will engage Mr. Wright's firm to perform legal services for us for two years following the beginning of this engagement.

LIMITATIONS OF LIABILITY

    The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our certificate of incorporation and by-laws limit the liability of our directors to the fullest extent permitted by Delaware law. Such limitation of liability does not affect the availability of equitable remedies.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Our certificate of incorporation and by-laws provide that we will indemnify any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay expenses incurred by a director or officer in connection with any civil or criminal action or proceeding, specifically including actions by us or in our name (derivative suits). Indemnifiable expenses include attorney's fees, judgments, civil or criminal fines, settlement amounts and some other expenses customarily incurred in connection with legal proceedings. In addition, we maintain directors and officers insurance to cover expenses incurred in connection with legal proceedings. We have or will also enter into indemnification agreements with each of our directors and officers that provide that we will indemnify any director or officer if he is involved in a legal proceeding relating to his duties as a director or officer.

    This indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              CERTAIN TRANSACTIONS

    During 1997 and 1998, we advanced a total of $1,303,000 to Astrid
Holdings, Inc., a company which was then owned by Mr. Hood, our President and Chief Executive Officer, Mr. Belsky, our Senior Vice President, Mergers & Acquisitions, and Nigel Bahadur, a former principal shareholder of Neptune and our Senior Vice President, Research and Development. As of May 21, 1998, these advances, which included $950,000 in cash advances and $353,000 in services and expenses, remained outstanding. As part of Neptune's acquisition of Dallas Systems in September 1997, we were granted an option to acquire Astrid for an aggregate purchase price of $1.5 million. On May 21, 1998, Mr. Hood, Mr. Belsky and Mr. Bahadur sold their entire interest in Astrid to Lexye Sumantri, an unaffiliated stockholder of our company, for a cash payment of $120 and the assumption of all of Astrid's liabilities. In connection with that transaction, we repurchased from Mr. Sumantri 487,037 shares of our Class A common stock valued at $2,172,185 in exchange for a cash payment of $869,185 to Mr. Sumantri, forgiveness of our $1,303,000 of advances to Astrid and termination of our option to purchase Astrid. The value of the Class A common stock was the subject of negotiation between us and Mr. Sumantri.

    On September 15, 1997, we issued 6,764,043 shares of Series A preferred stock and 4,573,519 shares of Series B preferred stock for an aggregate purchase price of $25,000,000 to General Atlantic Partners 41, L.P. and GAP Coinvestment Partners, L.P., two investment limited partnerships that are affiliated with one of our directors, Steven A. Denning. Mr. Denning is the executive managing member of General Atlantic Partners, LLC, which is a general partner of GAP41, and is a general partner of GAPCO.


    On September 15, 1997, as part of the merger between Dallas Systems and Neptune and to provide him with some liquidity for his holdings, we purchased 6,763,513 shares of common stock of Dallas Systems from our Chairman of the Board, Lyle Baack, for an aggregate purchase price of $14,788,421.


    From August 1997 to October 29, 1999, we leased office space in Dallas from LAB Holdings, an entity owned and controlled by Lyle Baack, our Chairman of the Board. On October 27, 1999, the lease was terminated and we reached an agreement with LAB Holdings under which we agreed to pay a total of $852,047 to LAB Holdings. Our payments under this agreement will end in June 2000.

    On July 10, 1998, we issued 1,600,000 shares of Series C preferred stock for an aggregate purchase price of $8,000,000 to MSD Capital, L.P., Triple Marlin Investments, LLC and Rothko Investments, LLC. These entities are affiliated with one of our former directors, John C. Phelan. Mr. Phelan is the managing principal of MSD Capital, which is a member of both Triple Marlin and Rothko.

    On September 29, 1999, we issued an aggregate of 750,000 shares of Series D preferred stock for an aggregate cash purchase price of $3,000,000 to General Atlantic Partners 57, L.P. and GAP Coinvestment Partners II, L.P., two partnerships that are affiliated with one of our directors, Steven A. Denning. Mr. Denning is the executive managing member of General Atlantic Partners, LLC, which is a general partner of GAP57, and is a general partner of GAPCOII.


    On September 29, 1999, we also issued 3,437,750 shares of Series D preferred stock to TCV III (Q), L.P., 155,679 shares of Series D preferred stock to TCV III Strategic Partners, L.P., 129,341 shares of Series D preferred stock to TCV III, L.P. and 27,230 shares of Series D preferred stock to TCV III (GP) for an aggregate purchase price of $15,000,000. The purchase price consisted of $12,200,000 in cash, the cancellation of a $2,566,853 bridge loan from TCV III
(Q), L.P., the cancellation of a $116,240 bridge loan from TCV III Strategic Partners, L.P., the cancellation of a $96,575 bridge loan from TCV III, L.P. and the cancellation of a $20,332 bridge loan from TCV III (GP). The TCV Funds are affiliated with one of our directors, Jay C. Hoag. Mr. Hoag is a managing member of Technology Crossover Management III, L.L.C., which is a general partner of each of the TCV Funds.


    On September 29, 1999, we also issued 250,000 shares of Series D preferred stock to MSD Portfolio L.P.--Investments for a purchase price of $1,000,000, consisting of $800,000 in cash and the cancellation of a $200,000 bridge loan from MSD Portfolio. MSD Portfolio is affiliated with one of our former directors, John C. Phelan. Mr. Phelan is the managing principal of MSD Capital, which is the general partner of MSD Portfolio.

    All of our shares of Series D preferred stock were valued at $4.00 per share for the transactions with the GAP entities, the TCV entities and the MSD entities.

    On September 29, 1999, we entered into an agreement with General Atlantic Partners 57, L.P., GAP Coinvestment Partners II, L.P., TCV III (Q), L.P., TCV III Strategic Partners, L.P., TCV III, L.P., TCV III (GP), and MSD Portfolio. General Atlantic Partners 57, L.P. and GAP Coinvestment Partners II, L.P. are affiliated with one of our directors, Steven A. Denning. Mr. Denning is the executive managing member of General Atlantic Partners, LLC, which is a general partner of GAP57, and is a general partner of GAPCOII. TCV III (Q), L.P., TCV III Strategic Partners, L.P., TCV III, L.P. and TCV III (GP) are affiliated with one of our directors, Jay C. Hoag. Mr. Hoag is a managing member of Technology Crossover Management III, L.L.C., which is a general partner of each of the TCV Funds. MSD Portfolio L.P.--Investments is affiliated with one of our former directors, John C. Phelan. Mr. Phelan is the managing principal of MSD Capital, which is the general partner of MSD Portfolio. Under this agreement, each of these Series D stockholders had the right to purchase common stock offered in this offering. The maximum number of shares that they could have purchased was to be determined by dividing $10,000,000 by the mid-point of the range of the price per share in the last preliminary prospectus circulated to investors. The Series D purchasers could not have purchased more than 10% of the total shares offered. The Series D purchasers have agreed to waive all of their rights under this agreement with respect to this offering. Therefore, the Series D purchasers will have no contractual right to purchase shares from us in this offering.

    We entered into an Indemnification Agreement with Jay Hoag, one of our directors, as a condition to closing the Series D round of financing, in which we agreed to indemnify Mr. Hoag if he is involved in a legal proceeding relating to his duties as a director. After completing the Series D financing, we decided to enter into similar indemnification agreements with all of our directors and officers.

    Under our certificate of incorporation and other agreements, the Series A, Series C and Series D stockholders (which are affiliated with Messrs. Denning, Phelan and Hoag, existing or former directors) are entitled to a cash payment or the right to receive additional shares of common stock if the midpoint of the price range on our last distributed preliminary prospectus in this offering is less than $11.00 per share. The cash payment (or the value of the corresponding number of shares of common stock) for the Series A, Series C and Series D stockholders is a maximum of $15.0 million, $3.0 million and $11.4 million, respectively. Each of the Series A, Series C and Series D stockholders has waived its rights to this cash payment and the receipt of additional shares of common stock.


    In December 1999, we loaned Raymond R. Hood, our President and Chief Executive Officer, a total of $50,000. In February 2000, we loaned Mr. Hood another $50,000. In May 2000, we loaned Mr. Hood an additional $20,000. The interest rate on each of the loans is 8.5% per year. The aggregate $120,000 in loans was renewed in connection with Mr. Hood's employment agreement and the maturity dates were extended to July 2003. In addition, under the terms of Mr. Hood's employment agreement, Mr. Hood has the right to receive an additional loan of up to $500,000, at an annual interest rate of 8.5% per year, which must be repaid by July 2003. If Mr. Hood borrows the additional $500,000 from us, he will pledge 77,500 shares of common stock as security for the entire amount of his loans.


    We believe that all of the transactions described above were made on terms, on the whole, no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans, between us and our officers, directors, principal stockholders and affiliates will be approved by a majority of our board of directors, including a majority of our independent and disinterested directors, and will be on terms no less favorable, on the whole, to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2000, as adjusted to reflect the sale of 7,250,000 shares of common stock in this offering and the conversion of all outstanding shares of our Series A, Series B, Series C and Series D preferred stock and our Class B common stock into shares of common stock, by:

    - each person or group known to us who beneficially owns more than 5% of our outstanding common stock;

    - each of our directors and each named executive officer; and

    - all of our directors and executive officers as a group.

                                                    SHARES OWNED PRIOR TO    SHARES OWNED AFTER THE
                                                         THE OFFERING               OFFERING
                                                    ----------------------   ----------------------
BENEFICIAL OWNER(1)(2)                                SHARES      PERCENT      SHARES      PERCENT
5% STOCKHOLDERS:
General Atlantic Partners, LLC(3).................  12,087,562     35.6%     12,087,562     29.3%
Entities Associated with Technology Crossover
 Ventures(4)......................................   3,750,000     11.0       3,750,000      9.1
Michael S. Dell(5)................................   1,850,000      5.4       1,850,000      4.5

DIRECTORS AND OFFICERS:
Steven A. Denning(3)..............................  12,087,562     35.6      12,087,562     29.3
Lyle A. Baack(6)..................................   5,002,188     14.7       5,002,188     12.1
Jay C. Hoag(4)....................................   3,750,000     11.0       3,750,000      9.1
Raymond R. Hood(7)................................   3,737,500     11.0       3,737,500      9.0
Adam C. Belsky(8).................................   3,612,500     10.6       3,612,500      8.8
Nigel Bahadur(9)..................................   1,275,000      3.8       1,275,000      3.1
David E. Alcala(10)...............................     420,686      1.2         420,686      1.0
Mark R. Weaser(11)................................     243,136        *         243,136        *
Christopher F. Wright(12).........................      60,000        *          60,000        *
Jeffrey R. Rodek(13)..............................       6,250        *           6,250        *
Klaus P. Besier(14)...............................       6,250        *           6,250        *
J. Michael Cline..................................          --       --              --       --
All executive officers and directors
 as a group (15 persons)(15)......................  30,214,969     86.9%     30,214,969     71.9%

--------------------------

(1) Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission. Unless otherwise indicated, the persons included in this table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 31, 2000 are treated as outstanding for the purpose of computing the percentage ownership of the persons holding such options. However, these shares are not treated as outstanding for the purposes of computing the percentage ownership of any other person. Applicable percentage ownership in the above table prior to this offering is based on 33,977,463 shares of common stock outstanding as of March 31, 2000, after giving effect to the conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering.

(2) Unless otherwise indicated, the address of each of the named individuals is c/o EXE Technologies, Inc., 8787 Stemmons Freeway, Dallas, Texas 75247. The percentages in the "Shares Owned After this Offering" column assume that the underwriters do not exercise their over-allotment option to purchase up to 1,087,500 shares.

(3) Includes 9,544,746 shares of common stock held by General Atlantic Partners 41, L.P. ("GAP 41"), 1,792,816 shares of common stock held by GAP Coinvestment Partners, L.P. ("GAPCO"), 629,650 shares of common stock held by General Atlantic Partners 57, L.P. ("GAP57") and 120,350 shares of common stock held by GAP Coinvestment Partners II, L.P. ("GAPCOII"). General Atlantic Partners, LLC ("GAPLLC") is the general partner of GAP41 and GAP57. The managing members of GAPLLC are also the general partners of GAPCO and GAPCOII. Mr. Denning is the executive managing member of General Atlantic Partners, LLC. Mr. Denning disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the shares. In addition, pursuant to an Option Agreement, dated as of September 15, 1997, among GAP 41, GAPCO and David Alcala, GAP 41 granted to Mr. Alcala an option to purchase, at the exercise price of $2.1865 per share, 57,760 shares held by GAP 41, and GAPCO granted to Mr. Alcala an option to purchase, at the exercise price of $2.1865 per share, 10,843 shares held by GAPCO. The address for Mr. Denning and various GAP entities is c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, Connecticut 06830.

(4) Includes 3,437,750 shares of common stock held by TCV III (Q), L.P., 155,679 shares of common stock held by TCV III Strategic Partners, L.P., 129,341 shares of common stock held by TCV III, L.P. and 27,230 shares of common stock held by TCV III (GP). Mr. Hoag is a managing member of Technology Crossover Management III, L.L.C., which is the general partner of each of the TCV Funds. Mr. Hoag disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in these shares. The address for each of these persons and entities is c/o Technology Crossover Ventures, 575 High Street, Suite 400, Palo Alto, California 94301.


(5) Includes 1,200,000 shares of common stock held by MSD 1998 GRAT #6, 200,000 shares of common stock held by Triple Marlin Investments, LLC, 200,000 shares of common stock held by Rothko Investments, LLC and 250,000 shares of common stock held by MSD Portfolio L.P.--Investments. Mr. Dell disclaims beneficial ownership of the shares held by Triple Marlin and Rothko.
    Mr. Dell is a member of the general partner of MSD Capital, L.P., which shares voting and investment power over MSD 1998 GRAT #6, is a member of each of Triple Marlin and Rothko and is the general partner of MSD Portfolio. The address for Mr. Dell is c/o MSD Capital, L.P., 780 Third Ave., 43rd Fl., New York, NY 10017.


(6) Includes 200,000 shares held by Baack Children's Trust. Mr. Baack disclaims beneficial ownership of these shares.


(7) Includes 1,000,000 shares held by Hood Partnership, Ltd., 131,000 shares held by the Adam Belsky Irrevocable GST Exempt Trust, of which Mr. Hood is the sole trustee, 500,000 shares held by Mr. Hood's former spouse, over which Mr. Hood retains voting power, and 125,000 shares of common stock subject to currently exercisable options. Mr. Hood disclaims beneficial ownership of the shares held by the trust and the shares held by his former spouse.


(8) Includes 1,000,000 shares held by Belsky Partnership, Ltd. and 131,000 shares held by the Raymond Hood Irrevocable GST Exempt Trust, of which Mr. Belsky is the sole trustee. Mr. Belsky disclaims beneficial ownership of the shares held by the trust.

(9) Includes 250,000 shares held by the N.R. Bahadur Partnership II, Ltd.

(10) Includes 339,583 shares of common stock subject to currently exercisable options and 12,500 shares subject to options exercisable within 60 days of March 31, 2000. Also includes 57,760 shares that Mr. Alcala has the option to purchase from GAP41 and 10,843 shares that he has the option to purchase from GAPCO.

(11) Includes 139,896 shares of common stock subject to options currently exercisable and 12,500 shares of common stock subject to options exercisable within 60 days of March 31, 2000.

(12) Includes 40,000 shares of common stock subject to options currently exercisable and 20,000 shares of common stock subject to options exercisable within 60 days of March 31, 2000.

(13) Includes 6,250 shares of common stock subject to currently exercisable options. Mr. Rodek's address is c/o Hyperion Solutions Corporation, 1344 Crossman Avenue, Sunnyvale, California 94089.

(14) Includes 6,250 shares of common stock subject to currently exercisable options. Mr. Besier's address is c/o Firepond, Inc., 890 Winter Street, Waltham, Massachusetts 02451.

(15) Includes 736,979 shares of common stock subject to currently exercisable options and 47,500 shares of common stock subject to options exercisable within 60 days of March 31, 2000.

                          DESCRIPTION OF CAPITAL STOCK

    Upon completion of this offering, we will be authorized to issue 150,000,000 shares of common stock and 20,000,000 shares of preferred stock, of which there will be 41,227,463 shares of common stock and no shares of preferred stock outstanding.

COMMON STOCK

    Upon the closing of this offering, the Class A common stock will be renamed "common stock", all outstanding shares of Class B common stock will convert into shares of common stock on a one-for-one basis and our Class B common stock will cease to exist. The holders of common stock are entitled to one vote per share. In the event of a liquidation, dissolution or winding up of our affairs, holders of the common stock will be entitled to share ratably in all our assets that are remaining after payment of our liabilities and the liquidation preference of any outstanding shares of preferred stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock that we have issued or may issue in the future. The holders of common stock have no preemptive or conversion rights (other than with respect to an initial public offering as described above) and are not subject to future calls or assessments by us.

PREFERRED STOCK

    Upon the closing of this offering, all outstanding shares of our Series A, Series B, Series C and Series D preferred stock will be converted into shares of common stock on a one-for-one basis and there will be no shares of preferred stock outstanding. Subject to Delaware law, the board of directors is authorized to provide for the issuance of additional shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and rights of the shares of each wholly unissued series and designate any qualifications, limitations or restrictions and to increase or decrease the number of shares of any series (but not below the number of shares of a series then outstanding) without any further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power of the holders of our common stock or have the effect of deterring or delaying any attempt by a person, entity or group to obtain control of us. We have no current plan to issue any shares of preferred stock.

REGISTRATION RIGHTS

    Under a Second Amended and Restated Registration Rights Agreement, dated September 29, 1999, among:

    - General Atlantic Partners 57, L.P., General Atlantic Partners 41, L.P., GAP Coinvestment Partners, L.P. and GAP Coinvestment Partners II, L.P., also called the GAP Stockholders;

    - MSD 1998 GRAT #6, Triple Marlin Investments, LLC, Rothko Investments, LLC and MSD Portfolio L.P.--Investments, also called the Dell Stockholders;

    - TCV III (Q), L.P., TCV III Strategic Partners, L.P., TCV III, L.P., and TCV III (GP), also called the TCV Stockholders;

    - Nigel Bahadur, Adam Belsky and Raymond Hood, also called the Neptune Stockholders; and

    - Lyle Baack, and, when together with the Neptune Stockholders, also called the Major Stockholders,

each of the GAP Stockholders, the Dell Stockholders, the TCV Stockholders and the Major Stockholders is entitled to rights for registration under the Securities Act, for resale to the public, of the shares of common stock owned by them.

    Our registration rights agreement permits the Neptune Stockholders to offer some of their shares in this offering, subject to limitations and restrictions, including the right of the underwriters to exclude all or a portion of the Neptune shares from this offering. The Neptune Stockholders have waived their registration rights with respect to this offering.


    Our registration rights agreement permits the GAP Stockholders, the Dell Stockholders and the TCV Stockholders, as a group, and the Major Stockholders, as a group, each to twice require us, whether or not we propose to register our common stock for sale, to register all or part of the total number of shares of common stock held by each such group for sale to the public under the Securities Act, subject to conditions and limitations. We are required to bear the expenses of these registrations and to use our best efforts to effect these registrations, subject to specified conditions and limitations. In addition to the demand registration rights described above, our registration rights agreement permits each of the GAP Stockholders, the Dell Stockholders, the TCV Stockholders and the Major Stockholders, as a group, to require us to register the shares held by each group on a Form S-3 once we have qualified to use
Form S-3, subject to specified conditions and limitations. Our registration rights agreement also provides that, after this offering and subject to certain exceptions, in the event we propose to file a registration statement under the Securities Act with respect to an offering by us for our own account, each of the GAP Stockholders, the Dell Stockholders, the TCV Stockholders and the Major Stockholders are entitled to include their shares in a future registration, subject to specified conditions and limitations.

    As of May 31, 2000, we have granted to some of our service providers and resellers warrants to acquire an aggregate of up to 815,000 shares of our Class B common stock. These warrant holders are entitled to piggyback registration rights with respect to offerings by us for our account, subject to conditions and limitations. These piggyback registration rights are not applicable to our initial public offering.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN PROVISIONS OF THE CERTIFICATE OF
  INCORPORATION AND BY-LAWS

    The provisions of Delaware law and of our certificate of incorporation and by-laws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or our best interests.

    In addition, our certificate of incorporation and by-laws provide that no director may be removed at any time except for cause and by the affirmative vote of the holders of a majority of the outstanding shares of voting stock. Also, stockholder action may be taken only at a stockholders meeting and not by written consent of the stockholders.

    Our certificate of incorporation and by-laws summarized in the preceding paragraphs contain provisions that may have the effect of delaying, deferring or preventing a non-negotiated merger or other business combination involving us. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of the board of directors in connection with the transaction. Some of these provisions may, however, discourage a future acquisition of us not approved by the board of directors in which stockholders might receive an attractive value for their shares or that a substantial number or even a majority of our stockholders might believe to be in their best interest. As a result, stockholders who desire to participate in this type of transaction may not have the opportunity to do so. These provisions could also discourage bids for our common stock at a premium, as well as create a depressive effect on the market price of our common stock.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering (assuming no exercise of the underwriters' over-allotment option), we will have 41,227,463 shares of common stock outstanding, assuming no exercise of outstanding options. Of the total outstanding shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 as described below and any shares sold to our strategic investors will be subject to a 180 day lock-up agreement.

SALES OF RESTRICTED SHARES


    The remaining 33,977,463 shares of common stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. Of these shares, 33,902,382 will be subject to "lock-up" agreements providing that the stockholder will not, subject to limited exceptions, offer, sell or otherwise dispose of any of the shares of common stock owned by them for a period of time after the date of this offering. Executive officers, directors and affiliates, and strategic investors who have indicated an interest in purchasing shares of common stock in this offering, will be subject to lock-up agreements for a period of 180 days. Participants in our directed share program who are not already subject to a 180 day lock-up agreement will be subject to lock-up agreements for a period of 90 days. However, Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Smith Barney Inc. may, in their sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements. We have been advised that neither Donaldson, Lufkin & Jenrette nor Salomon Smith Barney has any present intention to release any shares subject to lock-up agreements. Upon expiration of the lock-up agreements, 3,709,085 shares will become eligible for sale pursuant to Rule 144(k), 30,181,670 shares will become eligible for sale under Rule 144, subject to volume limitations and up to 920,742 shares will become eligible for sale under Rule 701.


       ELIGIBILITY OF RESTRICTED SHARES FOR SALE IN THE PUBLIC MARKET(1)
               (LISTED BY DATE UPON WHICH SHARES BECOME SALEABLE)

DATE                                       NUMBER OF SHARES                   COMMENTS

At the effective date....................           65,081    Shares saleable

90 days after the effective date.........  up to 1,188,992    Shares saleable under Rule 701 and upon
                                                                expiration of lock-up agreements

180 days after the effective date........       35,698,685    Shares saleable under Rule 144, 144(k) or
                                                              701 and upon expiration of lock-up
                                                                agreements

--------------------------

(1) Includes shares issuable upon the exercise of vested options.


    We intend to file a registration statement on Form S-8 under the Securities Act 180 days after the completion of this offering to register all of the shares of common stock reserved for future issuance under our stock option plans. Based upon the number of shares subject to outstanding options and currently reserved, this registration statement would cover approximately 12,000,000 shares. Shares registered under the registration statement will generally be available for sale in the open market immediately after the lock-up agreements expire.

RULE 144

    In general, under Rule 144 as currently in effect, a person including an affiliate, who has beneficially owned shares of our common stock for at least one year would be entitled to sell in "broker's transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of:

    - 1% of the number of shares of common stock then outstanding (which will equal approximately 412,275 shares immediately after this offering); or

    - the average weekly trading volume in the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

    Sales under Rule 144 are generally subject to the availability of current public information about us.

RULE 144(k)

    Under Rule 144(k), a person who is deemed to have not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144.

RULE 701

    In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering are entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144. However, holders of shares that would otherwise be saleable under Rule 701 are subject to the contractual restrictions described above which restrict the sale or disposition of such shares for 90 to 180 days following the effective date.

REGISTRATION RIGHTS


    Upon completion of this offering, the holders of up to 31,189,750 shares of common stock will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See "Description of Capital Stock--Registration Rights" for a more complete description of these registration rights.


STOCK OPTIONS


    As of March 31, 2000, options to purchase a total of 4,999,558 shares of common stock under our stock option plans were outstanding and 1,514,841 were exercisable. As of May 31, 2000, 514,830 of the shares issuable upon the exercise of options are subject to lock-up agreements. An additional 3,455,243 shares of common stock were available for future option grants under our stock plans.


    Upon completion of this offering, we intend to file a registration statement under the Securities Act covering all shares of common stock subject to outstanding options or issuable pursuant to our stock option plans. Subject to Rule 144 volume limitations applicable to affiliates, shares registered under any registration statements will be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions described above.

                                  UNDERWRITING

    Subject to the terms and conditions contained in an underwriting agreement,
dated       , 2000, the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Smith Barney Inc., Banc of America Securities LLC and DLJDIRECT Inc., have severally agreed to purchase from us the number of shares of common stock set forth opposite their names below:

                                                              NUMBER OF
UNDERWRITERS:                                                   SHARES
Donaldson, Lufkin & Jenrette Securities Corporation.........
Salomon Smith Barney Inc....................................
Banc of America Securities LLC..............................
DLJDIRECT Inc...............................................
                                                              ----------
    Total...................................................   7,250,000
                                                              ==========

    The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock in this offering are conditioned on approval by their counsel of legal matters concerning this offering and satisfaction of conditions precedent by us. The underwriters are obligated to purchase and accept delivery of all the shares of common stock in this offering, other than those shares covered by the over-allotment option described below, if any are purchased.

    The underwriters initially propose to offer some of the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the
initial public offering price less a concession not in excess of $     per
share. The underwriters may allow, and those dealers may re-allow, to certain
other dealers a concession not in excess of $     per share on sales to other
dealers. After the initial offering of the common stock to the public, the representatives may change the public offering price and concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    An electronic prospectus will be available on the web site maintained by DLJDIRECT Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. Other than the prospectus in electronic format, the information on the DLJDIRECT web site relating to the offering is not part of this prospectus and has not been approved or endorsed by us or the underwriters, and should not be relied on by prospective investors.

    The following table shows the underwriting fees to be paid by us in connection with this offering. This information is presented assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

                                                       NO EXERCISE   FULL EXERCISE
Per share............................................    $              $
Total................................................    $              $

    We will pay the offering expenses, estimated to be approximately $1.0 million. We will pay to the underwriters underwriting discounts and commissions in an amount equal to the public offering price per share of common stock less the amount the underwriters pay to us for each share of common stock sold by us.

    We have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to 1,087,500 additional shares of common stock at the initial public offering price less the underwriting discounts and commissions. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent the underwriters exercise this option, each underwriter will be obligated, upon satisfaction of certain conditions, to purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitments.

    We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof.

    For a period ending 180 days from the date of this prospectus, subject to exceptions, we and our executive officers, directors and affiliates have agreed not to, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Smith Barney Inc.:

    - offer, pledge, sell, contract to sell or sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

    - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock,


regardless of whether any of the transactions described above is to be settled by delivery of common stock or such other securities, in cash, or otherwise. Similarly, any strategic investors who purchase shares in this offering will be subject to a 180 day lock-up agreement, while participants in our directed share program who are not already subject to a 180 day lock-up agreement will be subject to a 90 day lock-up agreement.



    In addition, during the lock-up period, we have agreed not to file any registration statement relating to, and each of our executive officers, directors, affiliates and stockholders with registration rights have agreed not to make any demand for, or exercise any right relating to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Smith Barney Inc.


    Prior to this offering, no public market has existed for our common stock. We will negotiate the initial public offering price for our common stock with the representatives, but the price may not reflect the market price for our common stock after this offering. The factors considered in determining the initial public offering price include:

    - the history of and prospects for our industry in which we compete;

    - our past and present operations;

    - our historical results of operations;

    - our prospects for future operational results;

    - the recent market prices of securities of generally comparable companies; and

    - the general conditions of the securities market at the time of this offering.

    We have applied to have our common stock quoted on the Nasdaq National Market under the symbol "EXEE."

    Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock in any jurisdiction where that would not be permitted or legal.

    In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may create a syndicate short position by making short sales of our common stock and may purchase our common stock on the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in the offering. Short sales can be either "covered" or "naked." "Covered" short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. "Naked" short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. The underwriters must close out any naked short position by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. The underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise, or if Donaldson, Lufkin & Jenrette Securities Corporation or Salomon Smith Barney Inc. receives a report which indicates that the clients of such syndicate members have "flipped" our common stock. These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time.


    We intend to use more than 10% of the net proceeds from the sale of our common stock to repay indebtedness owed by us to Greyrock Capital, a division of Banc of America Commercial Finance Corporation. Both Banc of America Commercial Finance Corporation and Banc of America Securities LLC, an underwriter in this offering, are indirect, wholly-owned subsidiaries of Banc of America Corporation. Accordingly, the offering is being made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. Conduct Rules. This rule provides generally that if more than 10% of the net proceeds from the sale of stock, not including underwriting compensation, is paid to the underwriters or their affiliates, the initial public offering price of the stock may not be higher than that recommended by a qualified independent underwriter meeting certain standards. Donaldson, Lufkin & Jenrette Securities Corporation is assuming the responsibilities of acting as the qualified independent underwriter in pricing this offering and conducting due diligence. The initial public offering price of the shares of common stock is no higher than the price recommended by Donaldson, Lufkin & Jenrette. We have agreed to pay $5,000 to Donaldson, Lufkin & Jenrette as compensation for its services as qualified independent underwriter in this offering. In addition, we have agreed to indemnify Donaldson, Lufkin & Jenrette in its capacity as qualified independent underwriter.



    A number of our strategic partners and customers, including CJ Holdings, i2 Technologies, LG-EDS Systems, Mitsui & Co., Samsung, Sopia and Toyo Kanetsu have indicated an interest in purchasing an aggregate of up to 1,000,000 shares of common stock in this offering, representing approximately 13.8% of this offering, at the initial public offering price. These strategic investors have provided us only with oral, non-binding indications of interest, and we cannot assure you that they will purchase shares of common stock in this offering. These strategic investors must commit to purchase after the registration statement has become effective but before the open of business on the following business day. If the strategic investors purchase shares of common stock in this offering, the underwriters will underwrite the sale of these shares. The strategic investors will be required to enter into 180-day lock-up agreements to participate in this offering. The number of shares available for sale to the general public will be reduced to the extent these investors purchase shares.



    At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5.0% (or 362,500 shares) of the common stock offered by this prospectus for sale to our officers, directors, employees and their family members and to business associates, including customers, consultants and other friends. These persons must commit to purchase after the registration statement has become effective but before the open of business on the following business day. The participants in this directed share program will be required to enter into 90-day lock-up agreements to participate in this offering. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.


                                 LEGAL MATTERS

    Morgan, Lewis & Bockius LLP, New York, New York, will provide us with an opinion as to the validity of the common stock offered through this prospectus. Akin, Gump, Strauss, Hauer & Feld, L.L.P. will pass upon certain legal matters relating to this offering for the underwriters.

                                    EXPERTS

    The consolidated financial statements of EXE Technologies, Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, and the consolidated financial statements of Dallas Systems for the eight and one-half month period ended September 15, 1997, appearing in this prospectus and registration statement have been audited by Ernst &
Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere in this prospectus, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered through this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedule to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect a copy of the registration statement without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of fees prescribed by the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov. The SEC's toll free investor information service can be reached at 1-800-SEC-0330.

Information contained on the web site does not constitute part of this prospectus. In addition, we have applied for listing on the Nasdaq National Market.

    Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934 and we will file reports, proxy statements and other information with the SEC.

    We intend to furnish our stockholders with annual reports containing financial statements audited by our independent public accountants and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim financial information. To obtain a copy of these reports, please contact our Chief Financial Officer at (214) 775-6000, 8787 Stemmons Freeway, Dallas, Texas 75247.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

Report of Ernst & Young LLP, Independent Auditors...........     F-2

Consolidated Balance Sheets as of December 31, 1998 and 1999
  and March 31, 2000........................................     F-3

Consolidated Statements of Operations for the Years Ended
  December 31, 1997, 1998, and 1999 and the Three Months
  Ended March 31, 1999 and 2000 (unaudited).................     F-4

Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 1997, 1998 and 1999 and the Three
  Months Ended March 31, 2000 (unaudited)...................     F-5

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1998 and 1999 and the Three Months
  Ended March 31, 1999 and 2000 (unaudited).................     F-6

Notes to Consolidated Financial Statements..................     F-8

DALLAS SYSTEMS CORPORATION AND SUBSIDIARY

Report of Ernst & Young LLP, Independent Auditors...........    F-31

Consolidated Statement of Operations for the Eight and
  One-Half Months Ended September 15, 1997..................    F-32

Consolidated Statement of Stockholders' Equity for the Eight
  and One-Half Months Ended September 15, 1997..............    F-33

Consolidated Statement of Cash Flows for the Eight and
  One-Half Months Ended September 15, 1997..................    F-34

Notes to Consolidated Financial Statements..................    F-35

                         REPORT OF INDEPENDENT AUDITORS

Management and Board of Directors

    EXE Technologies, Inc.

    We have audited the accompanying consolidated balance sheets of EXE Technologies, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of EXE Technologies, Inc. and subsidiaries as of December 31, 1998 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Dallas, Texas
March 24, 2000

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS


                                                                                                            PRO FORMA
                                                                                               AS OF          AS OF
                                                                  AS OF DECEMBER 31,         MARCH 31,      MARCH 31,
                                                              ---------------------------   ------------   ------------
                                                                  1998           1999           2000           2000
                                                                                                    (UNAUDITED)
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $    779,896   $  8,932,073   $ 10,660,991   $ 10,660,991
  Accounts receivable, net of allowance for doubtful
    accounts and adjustments of approximately $2,532,000 and
    $5,534,000 at December 31, 1998 and 1999, respectively,
    and approximately $6,636,000 at March 31, 2000..........    23,365,324     30,617,523     31,331,353     31,331,353
  Other receivables and advances............................       390,148        757,140        183,148        183,148
  Prepaid and other current assets..........................     3,418,976      1,717,855      2,263,712      2,263,712
                                                              ------------   ------------   ------------   ------------
      Total current assets..................................    27,954,344     42,024,591     44,439,204     44,439,204
Property and equipment, net.................................     8,556,410      9,996,453      9,387,913      9,387,913
Other assets................................................     1,087,056      1,002,844      1,189,195      1,189,195
Intangible assets, net of accumulated amortization of
  $5,883,000 and $10,701,000 at December 31, 1998 and 1999,
  respectively, and $11,841,000 at March 31, 2000...........    19,465,080     14,646,410     13,506,581     13,506,581
                                                              ------------   ------------   ------------   ------------
      Total assets..........................................  $ 57,062,890   $ 67,670,298   $ 68,522,893   $ 68,522,893
                                                              ============   ============   ============   ============
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $  5,770,641   $  5,260,922   $  6,829,976   $  6,829,976
  Accrued expenses..........................................     4,778,165      8,673,369      9,208,475      9,208,475
  Accrued payroll and benefits..............................     3,352,571      3,459,531      2,951,281      2,951,281
  Deferred revenue..........................................     8,758,438     14,115,533     13,869,563     13,869,563
  Revolving credit line and current portion of long-term
    debt....................................................     4,159,094      9,595,201     10,918,471     10,918,471
                                                              ------------   ------------   ------------   ------------
      Total current liabilities.............................    26,818,909     41,104,556     43,777,766     43,777,766
Long-term debt, net of current portion......................     5,420,453      5,333,136      5,270,869      5,270,869
Commitments and contingencies...............................            --             --
STOCKHOLDERS' EQUITY:
  Convertible preferred stock, Series A through D, $.01 par
    value: shares authorized--22,000,000; shares issued and
    outstanding--12,937,562 and 17,687,562 at December 31,
    1998 and 1999, respectively, and 17,687,562 at
    March 31, 2000 and none at March 31, 2000 pro forma;
    aggregate liquidation value--$52,000,000 at
    December 31, 1999 and March 31, 2000....................    33,000,000     52,000,000     52,000,000             --
  Common stock, Class A voting, $.01 par value: shares
    authorized--75,000,000; shares issued--16,766,529 at
    December 31, 1998 and 1999 and March 31, 2000 and
    34,901,946 at March 31, 2000 pro forma..................       167,665        167,665        167,665        349,020
  Common stock, Class B non-voting, $.01 par value: shares
    authorized--12,000,000; shares issued and
    outstanding--127,875 and 380,022 at December 31, 1998
    and 1999, respectively, and 447,855 at March 31, 2000
    and none at March 31, 2000 pro forma....................         1,279          3,800          4,479             --
    Additional paid-in capital..............................    22,092,993     26,355,416     31,120,066     82,943,190
    Treasury stock, at cost, 906,777 shares and 924,071
      shares of Class A at December 31, 1998 and 1999,
      respectively, and 924,483 at March 31, 2000...........    (3,115,439)    (3,208,912)    (3,210,214)    (3,210,214)
    Accumulated deficit.....................................   (26,261,637)   (52,345,661)   (55,233,529)   (55,233,529)
    Deferred compensation...................................      (525,960)      (973,260)    (4,538,160)    (4,538,160)
    Other comprehensive loss................................      (535,373)      (766,442)      (836,049)      (836,049)
                                                              ------------   ------------   ------------   ------------
      Total stockholders' equity............................    24,823,528     21,232,606     19,474,258     19,474,258
                                                              ------------   ------------   ------------   ------------
      Total liabilities and stockholders' equity............  $ 57,062,890   $ 67,670,298   $ 68,522,893   $ 68,522,893
                                                              ============   ============   ============   ============


SEE ACCOMPANYING NOTES.

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                               THREE MONTHS
                                                    YEARS ENDED DECEMBER 31,                  ENDED MARCH 31,
                                            -----------------------------------------   ---------------------------
                                               1997           1998           1999           1999           2000
                                                                                                (UNAUDITED)
REVENUE:
  Software license........................  $ 8,428,538   $ 22,417,541   $ 25,389,808   $  6,391,659   $  7,895,475
  Services and maintenance................   12,781,016     59,758,460     64,103,262     17,318,694     16,034,310
  Resale software and equipment...........    5,561,963      9,114,495      7,307,199      1,904,703      1,548,402
                                            -----------   ------------   ------------   ------------   ------------
      Total revenue.......................   26,771,517     91,290,496     96,800,269     25,615,056     25,478,187

COSTS AND EXPENSES:
  Cost of software licenses...............      748,777        234,325        253,898         62,427         78,955
  Cost of services and maintenance........    9,966,923     46,474,254     53,473,619     12,793,578     13,105,715
  Cost of resale software and equipment...    4,128,525      7,205,982      5,850,776      1,465,210      1,337,811
  Sales and marketing.....................    6,720,882     23,663,539     24,464,339      6,457,637      5,972,423
  Research and development................    3,533,875     15,472,884     11,544,037      4,008,922      1,853,963
  General and administrative..............    4,263,402     12,670,111     14,888,095      3,597,682      3,362,785
  Amortization of intangibles.............    1,430,472      4,452,069      4,818,670      1,204,666      1,139,829
  Warrant and stock compensation expense
    allocated to:
    Cost of services and maintenance......           --             --         25,487             --        303,331
    Sales and marketing...................           --        142,625      1,116,735         26,550        501,260
    Research and development..............           --             --             --             --          2,286
    General and administrative............           --        142,625      2,178,316         26,550        257,886
  Write-off of in-process research and
    development...........................    2,700,000             --             --             --             --
  Loss on lease abandonment...............           --      1,000,000        288,022             --             --
  Restructuring costs.....................           --             --      1,952,256             --             --
                                            -----------   ------------   ------------   ------------   ------------
      Total costs and expenses............   33,492,856    111,458,414    120,854,250     29,643,222     27,916,244
                                            -----------   ------------   ------------   ------------   ------------
Operating loss............................   (6,721,339)   (20,167,918)   (24,053,981)    (4,028,166)    (2,438,057)
                                            -----------   ------------   ------------   ------------   ------------
OTHER INCOME (EXPENSE):
Interest income...........................      177,250        105,588        147,049          5,715        105,319
Interest expense..........................     (157,627)      (199,765)    (1,877,297)      (302,163)      (411,808)
Other.....................................     (227,085)        79,802       (299,795)         2,158       (143,322)
                                            -----------   ------------   ------------   ------------   ------------
Total other expense.......................     (207,462)       (14,375)    (2,030,043)      (294,290)      (449,811)
                                            -----------   ------------   ------------   ------------   ------------
Loss before minority interest and taxes...   (6,928,801)   (20,182,293)   (26,084,024)    (4,322,456)    (2,887,868)
Minority interest in subsidiary loss
  (income)................................       75,729        (30,119)            --             --             --
                                            -----------   ------------   ------------   ------------   ------------
Loss before taxes.........................   (6,853,072)   (20,212,412)   (26,084,024)    (4,322,456)    (2,887,868)
Income tax provision (benefit)............     (225,101)      (578,746)            --             --             --
                                            -----------   ------------   ------------   ------------   ------------
Net loss..................................  $(6,627,971)  $(19,633,666)  $(26,084,024)  $ (4,322,456)  $ (2,887,868)
                                            ===========   ============   ============   ============   ============
Net loss per common share--basic and
  diluted.................................  $     (0.59)  $      (1.24)  $      (1.62)  $      (0.27)  $      (0.18)
                                            ===========   ============   ============   ============   ============
Weighted average number of common shares
  outstanding.............................   11,228,407     15,885,212     16,095,682     15,992,960     16,255,588
Pro forma net loss per common share--basic
  and diluted (unaudited).................                               $      (0.77)                 $      (0.09)
                                                                         ============                  ============
Pro forma weighted average number of
  common shares outstanding (unaudited)...                                 33,783,244                    33,942,993


SEE ACCOMPANYING NOTES.

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                CONVERTIBLE
                                                                                              PREFERRED STOCK,
                                                 CLASS A                 CLASS B                  SERIES A
                                               COMMON STOCK            COMMON STOCK              THROUGH D            ADDITIONAL
                                          ----------------------   --------------------   ------------------------     PAID-IN
                                            SHARES      AMOUNT      SHARES     AMOUNT       SHARES       AMOUNT        CAPITAL
Balance as of January 1, 1997...........   8,500,000   $ 85,000         --     $   --             --   $        --   $        --
  Net loss..............................          --         --         --         --             --            --            --
  Issuance of common stock..............   1,365,179     13,652         --         --             --            --     3,686,348
  Distributions to shareholders.........          --         --         --         --             --            --            --
  Reclassification of retained earnings
    to paid-in capital..................          --         --         --         --             --            --       573,572
  The Dallas Systems acquisition........          --         --         --         --             --            --
    Net proceeds from issuance of
      Series A convertible preferred
      stock.............................          --         --         --         --      6,764,043    15,000,000            --
    Net proceeds from issuance of
      Series B convertible preferred
      stock.............................          --         --         --         --      4,573,519    10,000,000            --
  Acquisition of Dallas Systems.........   6,439,684     64,397         --         --             --            --    15,135,603
  Purchase of treasury stock............          --         --         --         --             --            --            --
  Foreign currency translation
    adjustment..........................          --         --         --         --             --            --            --
                                          ----------   --------    -------     ------     ----------   -----------   -----------
Balance as of December 31, 1997.........  16,304,863    163,049         --         --     11,337,562    25,000,000    19,395,523
  Net loss..............................          --         --         --         --             --            --            --
  Issuance of common stock..............     461,666      4,616         --         --             --            --     1,559,346
  Purchase of treasury stock............          --         --         --         --             --            --            --
  Net proceeds from issuance of
    Series C convertible preferred
    stock...............................          --         --         --         --      1,600,000     8,000,000            --
  Exercise of stock options.............          --         --    127,875      1,279             --            --       251,914
  Deferred compensation related to stock
    options.............................          --         --         --         --             --            --       811,210
  Amortization of deferred
    compensation........................          --         --         --         --             --            --            --
  Issuance of warrants..................          --         --         --         --             --            --        75,000
  Foreign currency translation
    adjustment..........................          --         --         --         --             --            --            --
                                          ----------   --------    -------     ------     ----------   -----------   -----------
Balance as of December 31, 1998.........  16,766,529    167,665    127,875      1,279     12,937,562    33,000,000    22,092,993
  Net loss..............................          --         --         --         --             --            --            --
  Purchase of treasury stock............          --         --         --         --             --            --            --
  Net proceeds from issuance of
    Series D convertible preferred
    stock...............................          --         --         --         --      4,750,000    19,000,000            --
  Exercise of stock options.............          --         --    252,147      2,521             --            --       494,585
  Deferred compensation related to stock
    options.............................          --         --         --         --             --            --       729,000
  Amortization of deferred
    compensation........................          --         --         --         --             --            --
  Issuance of warrants..................          --         --         --         --             --            --     3,038,838
  Foreign currency translation
    adjustment..........................          --         --         --         --             --            --
                                          ----------   --------    -------     ------     ----------   -----------   -----------
  Balance as of December 31, 1999.......  16,766,529    167,665    380,022      3,800     17,687,562    52,000,000    26,355,416
  Net loss (unaudited)..................          --         --         --         --             --            --            --
  Purchase of treasury stock
    (unaudited).........................          --         --         --         --             --            --            --
  Exercise of stock options
    (unaudited).........................          --         --     67,833        679             --            --       134,987
  Deferred compensation related to stock
    options (unaudited).................          --         --         --         --             --            --     4,209,000
  Amortization of deferred compensation
    (unaudited).........................          --         --         --         --             --            --            --
  Expense associated with warrants
    issued for services (unaudited).....          --         --         --         --             --            --       420,663
  Foreign currency translation
    adjustment (unaudited)..............          --         --         --         --             --            --            --
                                          ----------   --------    -------     ------     ----------   -----------   -----------
  Balance at March 31, 2000
    (unaudited).........................  16,766,529   $167,665    447,855     $4,479     17,687,562   $52,000,000   $31,120,066
                                          ==========   ========    =======     ======     ==========   ===========   ===========


                                                                      RETAINED
                                              TREASURY STOCK          EARNINGS                                OTHER
                                          ----------------------    (ACCUMULATED         DEFERRED         COMPREHENSIVE
                                           SHARES      AMOUNT         DEFICIT)         COMPENSATION           LOSS
Balance as of January 1, 1997...........       --    $        --    $  1,949,752       $        --          $  (1,079)
  Net loss..............................       --             --      (6,627,971)               --                 --
  Issuance of common stock..............       --             --              --                --                 --
  Distributions to shareholders.........       --             --      (1,376,180)               --                 --
  Reclassification of retained earnings
    to paid-in capital..................       --             --        (573,572)               --                 --
  The Dallas Systems acquisition........
    Net proceeds from issuance of
      Series A convertible preferred
      stock.............................       --             --              --                --                 --
    Net proceeds from issuance of
      Series B convertible preferred
      stock.............................       --             --              --                --                 --
  Acquisition of Dallas Systems.........       --             --              --                --                 --
  Purchase of treasury stock............    4,176         (9,262)             --                --                 --
  Foreign currency translation
    adjustment..........................       --             --              --                --           (155,722)
                                          -------    -----------    ------------       -----------          ---------
Balance as of December 31, 1997.........    4,176         (9,262)     (6,627,971)               --           (156,801)
  Net loss..............................       --             --     (19,633,666)               --                 --
  Issuance of common stock..............       --             --              --                --                 --
  Purchase of treasury stock............  902,601     (3,106,177)             --                --                 --
  Net proceeds from issuance of
    Series C convertible preferred
    stock...............................       --             --              --                --                 --
  Exercise of stock options.............       --             --              --                --                 --
  Deferred compensation related to stock
    options.............................       --             --              --          (811,210)                --
  Amortization of deferred
    compensation........................       --             --              --           285,250                 --
  Issuance of warrants..................       --             --              --                --                 --
  Foreign currency translation
    adjustment..........................       --             --              --                --           (378,572)
                                          -------    -----------    ------------       -----------          ---------
Balance as of December 31, 1998.........  906,777     (3,115,439)    (26,261,637)         (525,960)          (535,373)
  Net loss..............................       --             --     (26,084,024)               --                 --
  Purchase of treasury stock............   17,294        (93,473)             --                --                 --
  Net proceeds from issuance of
    Series D convertible preferred
    stock...............................       --             --              --                --                 --
  Exercise of stock options.............       --             --              --                --                 --
  Deferred compensation related to stock
    options.............................       --             --              --          (729,000)                --
  Amortization of deferred
    compensation........................       --             --              --           281,700                 --
  Issuance of warrants..................       --             --              --                --                 --
  Foreign currency translation
    adjustment..........................       --             --              --                --           (231,069)
                                          -------    -----------    ------------       -----------          ---------
  Balance as of December 31, 1999.......  924,071     (3,208,912)    (52,345,661)         (973,260)          (766,442)
  Net loss (unaudited)..................       --             --      (2,887,868)               --                 --
  Purchase of treasury stock
    (unaudited).........................      412         (1,302)             --                --                 --
  Exercise of stock options
    (unaudited).........................       --             --              --                --                 --
  Deferred compensation related to stock
    options (unaudited).................       --             --              --        (4,209,000)                --
  Amortization of deferred compensation
    (unaudited).........................       --             --              --           644,100                 --
  Expense associated with warrants
    issued for services (unaudited).....       --             --              --                --                 --
  Foreign currency translation
    adjustment (unaudited)..............       --             --              --                --            (69,607)
                                          -------    -----------    ------------       -----------          ---------
  Balance at March 31, 2000
    (unaudited).........................  924,483    $(3,210,214)   $(55,233,529)      $(4,538,160)         $(836,049)
                                          =======    ===========    ============       ===========          =========


                                             TOTAL
Balance as of January 1, 1997...........  $  2,033,673
  Net loss..............................    (6,627,971)
  Issuance of common stock..............     3,700,000
  Distributions to shareholders.........    (1,376,180)
  Reclassification of retained earnings
    to paid-in capital..................            --
  The Dallas Systems acquisition........
    Net proceeds from issuance of
      Series A convertible preferred
      stock.............................    15,000,000
    Net proceeds from issuance of
      Series B convertible preferred
      stock.............................    10,000,000
  Acquisition of Dallas Systems.........    15,200,000
  Purchase of treasury stock............        (9,262)
  Foreign currency translation
    adjustment..........................      (155,722)
                                          ------------
Balance as of December 31, 1997.........    37,764,538
  Net loss..............................   (19,633,666)
  Issuance of common stock..............     1,563,962
  Purchase of treasury stock............    (3,106,177)
  Net proceeds from issuance of
    Series C convertible preferred
    stock...............................     8,000,000
  Exercise of stock options.............       253,193
  Deferred compensation related to stock
    options.............................            --
  Amortization of deferred
    compensation........................       285,250
  Issuance of warrants..................        75,000
  Foreign currency translation
    adjustment..........................      (378,572)
                                          ------------
Balance as of December 31, 1998.........    24,823,528
  Net loss..............................   (26,084,024)
  Purchase of treasury stock............       (93,473)
  Net proceeds from issuance of
    Series D convertible preferred
    stock...............................    19,000,000
  Exercise of stock options.............       497,106
  Deferred compensation related to stock
    options.............................            --
  Amortization of deferred
    compensation........................       281,700
  Issuance of warrants..................     3,038,838
  Foreign currency translation
    adjustment..........................      (231,069)
                                          ------------
  Balance as of December 31, 1999.......    21,232,606
  Net loss (unaudited)..................    (2,887,868)
  Purchase of treasury stock
    (unaudited).........................        (1,302)
  Exercise of stock options
    (unaudited).........................       135,666
  Deferred compensation related to stock
    options (unaudited).................            --
  Amortization of deferred compensation
    (unaudited).........................       644,100
  Expense associated with warrants
    issued for services (unaudited).....       420,663
  Foreign currency translation
    adjustment (unaudited)..............       (69,607)
                                          ------------
  Balance at March 31, 2000
    (unaudited).........................  $ 19,474,258
                                          ============


SEE ACCOMPANYING NOTES.

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                       THREE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,                    MARCH 31,
                                        -----------------------------------------   -------------------------
                                           1997           1998           1999          1999          2000
                                                                                           (UNAUDITED)
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss..............................  $(6,627,971)  $(19,633,666)  $(26,084,024)  $(4,322,456)  $(2,887,868)
Adjustments to reconcile net loss to
  net cash used in operating
  activities, net of the effect in
  1997 of the Dallas Systems
  acquisition:
  Depreciation and amortization.......    2,642,327      7,323,683      8,602,458     2,006,984     2,148,945
  Provision for losses on
    receivables.......................      634,449      2,252,000      6,973,886     1,592,806     2,226,818
  Amortization of deferred
    compensation......................           --        285,250        281,700        53,100       644,100
  Deferred income taxes...............      768,766     (1,118,210)            --       (56,751)           --
  Issuance of warrants for services...           --             --      3,038,838            --       420,663
  Write-off of in-process research and
    development.......................    2,700,000             --             --            --            --
  Minority interest...................      (85,170)        30,119             --            --            --
  Changes in operating assets and
    liabilities:
    Accounts receivable...............   (5,715,607)    (7,994,786)   (14,226,085)   (7,835,629)   (2,940,648)
    Other receivables and advances....     (239,208)       940,897       (366,992)      (61,226)      573,992
    Prepaids and other assets.........     (205,228)    (2,218,850)     1,701,121    (1,724,580)     (545,857)
    Other long term assets............      (17,958)      (590,108)        84,212       (57,676)     (186,351)
    Accounts payable..................    3,094,483       (656,413)      (509,719)    1,209,470     1,569,054
    Accrued payroll and benefits......      886,915      1,635,390        106,960       603,466      (508,250)
    Deferred revenue and accrual for
      acquired contract obligations...    2,531,525      2,611,229      5,357,095     2,992,447      (245,970)
    Income tax payable................   (1,169,491)       (58,656)       496,887    (1,090,116)        5,697
    Accrued expenses..................     (637,752)     3,107,526      3,398,317     3,164,880       529,409
    Other.............................     (231,781)      (580,711)      (175,614)      (32,607)     (103,733)
                                        -----------   ------------   ------------   -----------   -----------
        Net cash provided by (used in)
          operating activities........   (1,671,701)   (14,665,306)   (11,320,960)   (3,557,888)      700,001

CASH FLOW FROM INVESTING ACTIVITIES:
Sales of investments..................      235,428             --             --            --            --
Purchases of property and equipment...   (2,296,252)    (7,259,900)    (5,380,184)   (2,683,998)     (366,450)
Net proceeds from sale of fixed
  assets..............................           --        202,756        100,898        48,089            --
Purchase of minority interest in
  subsidiary..........................           --       (490,000)            --            --            --
Cash acquired in the Dallas Systems
  acquisition.........................    1,579,591             --             --            --            --
                                        -----------   ------------   ------------   -----------   -----------
        Net cash used in investing
          activities..................     (481,233)    (7,547,144)    (5,279,286)   (2,635,909)     (366,450)

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                                       THREE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,                   MARCH 31,
                                       ------------------------------------------   ------------------------
                                           1997           1998           1999          1999         2000
                                                                                          (UNAUDITED)
CASH FLOW FROM FINANCING ACTIVITIES:
Issuance of preferred stock..........    25,000,000      8,000,000     19,000,000   $       --   $        --
Issuance of common stock.............     3,700,000      1,892,155        497,106       94,276       135,666
Payments to acquire common stock of
  Dallas Systems.....................   (15,000,000)            --             --           --            --
Distributions to shareholders........    (1,376,180)            --             --           --            --
Payments on long-term debt...........    (1,386,468)            --     (5,087,317)  (1,414,592)      (62,267)
Payments on Bridge Loan..............            --             --     (3,000,000)          --            --
Proceeds from long-term debt.........            --      9,553,740      5,000,000           --            --
Proceeds from Bridge Loan............            --             --      3,000,000           --            --
Proceeds (payments) on revolving line
  of credit..........................    (3,926,117)            --      5,436,107    8,131,138     1,323,270
Purchase of treasury stock...........        (9,262)    (3,106,177)       (93,473)          --        (1,302)
                                       ------------   ------------   ------------   ----------   -----------
        Net cash provided by
          financing activities.......     7,001,973     16,339,718     24,752,423    6,810,822     1,395,367
                                       ------------   ------------   ------------   ----------   -----------
Net increase (decrease) in cash and
  cash equivalents...................     4,849,039     (5,872,732)     8,152,177      617,025     1,728,918
Cash and cash equivalents at
  beginning of year..................     1,803,589      6,652,628        779,896      779,896     8,932,073
                                       ------------   ------------   ------------   ----------   -----------
Cash and cash equivalents at end of
  period.............................  $  6,652,628   $    779,896   $  8,932,073   $1,396,921   $10,660,991
                                       ============   ============   ============   ==========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest...............  $    194,618   $    248,489   $  1,801,264   $  289,053   $   342,212
                                       ============   ============   ============   ==========   ===========
Cash paid for income taxes...........  $         --   $    289,486   $         --   $       --   $        --
                                       ============   ============   ============   ==========   ===========
NON-CASH ACTIVITIES:
Issuance of EXE common stock in
  acquisition of Dallas Systems......  $ 15,200,000   $         --   $         --
                                       ============   ============   ============
Lease abandonment....................  $         --   $  1,000,000   $    288,000
                                       ============   ============   ============
Issuance of warrants with debt.......  $         --   $     75,000   $         --
                                       ============   ============   ============

SEE ACCOMPANYING NOTES.

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (THE INFORMATION SUBSEQUENT TO AND AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    EXE Technologies, Inc. (the Company or EXE) is a leading provider of fulfillment, warehousing and distribution software for e-commerce and traditional sales channels. EXE commenced operations on September 15, 1997, by the merger of Neptune Systems, Inc. (Neptune) and Dallas Systems Corporation (Dallas Systems) into EXE. Both Neptune, which was incorporated in 1992, and Dallas Systems, which was established in 1980, were providers of supply chain execution software and services.

    The Company operates from its headquarters located in Dallas, Texas, and through its various subsidiary and sales offices serving North America, Europe, the Middle East, Asia and Australia. In addition, through July 31, 1998, the Company had a 51% interest in a joint venture with Fuji SystemHouse, a Japanese corporation, to operate EXE Technologies (SEA) Pte. Ltd. (formed in 1996 and formerly known as Triton SystemHouse Pte. Ltd.), a Singapore corporation which also is engaged in licensing software and providing services for the logistics industry in Southeast Asia. During August 1998, the Company acquired the remaining 49% interest in the joint venture for a cash payment of $490,000.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    REVENUE RECOGNITION

    The Company's revenue consists of software license revenue, services and maintenance revenue and revenue from the resale of software and equipment. For periods prior to December 31, 1997, software license revenue was recognized in accordance with the American Institute of Certified Public Accountants' Statement of Position (SOP) 91-1, "Software Revenue Recognition." Under
SOP 91-1, software license revenue was recognized upon execution of a contract and shipment of the software and after any customer cancellation rights had expired, provided that no significant vendor obligations remained outstanding, amounts were due within one year, and collection was considered probable by management.

    Effective January 1, 1998, software license revenue is recognized in accordance with SOP 97-2, "Software Revenue Recognition." Under SOP 97-2, software license revenue is recognized upon execution of a contract and delivery of software, provided that the license fee is fixed and determinable; no significant production, modification, or customization of the software is required; vendor-specific objective evidence of fair value exists to allow for the allocation of the total fee to elements of the arrangement; and collection is considered probable by management.

    Revenue from services is recognized as the services are provided. The Company's standard service arrangement limits the customer's remedy and the Company's liability to the underlying service fees specified in the separate service arrangement. If disputes arise with a customer, a provision is recorded based on the specific customer situation and the Company's assessment of the potential outcome of that situation. Maintenance revenue is recognized on a straight-line basis over the period of the obligation. Revenue from resale software and equipment is recognized upon receipt of a purchase order and shipment of the equipment to the customer provided the following criteria are met for transactions subsequent to December 31, 1997, which transactions are subject to SOP 97-2: payment terms are fixed and determinable; no significant production, modification, or customization is required; and collection is considered probable by management. Revenue from resale software and equipment is recognized upon receipt of a purchase order and shipment of the equipment to the customer provided the following criteria are met for transactions subject to SOP 91-1: customer cancellation rights have

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
      (THE INFORMATION SUBSEQUENT TO AND AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) expired, no significant vendor obligations remained outstanding, amounts are due within one year, and collection was considered probable by management.

    The Company's standard license arrangements specify that the customer accepts the software under the arrangement when the software is shipped and that the license fees under the arrangement are not refundable. The Company periodically enters into arrangements which do not have standard acceptance and warranty provisions. Such contracts are analyzed and timing of revenue recognition is determined based upon specific facts and circumstances. If warranty and acceptance criteria differs from the Company's standard criteria, revenue recognition is deferred until acceptance is obtained or the warranty period lapses. The Company's standard license arrangement warrants that its products will function substantially in accordance with the documentation provided to customers for periods ranging from three to twelve months. As of December 31, 1999, the Company has not incurred any expenses related to warranty claims.

    During the year ended December 31, 1997, one customer represented approximately 11% of total revenue. No single customer represented greater than 10% of total revenue during the years ended December 31, 1998 and 1999.


    In January 2000, the Company sold its mainframe services and maintenance practice to an unrelated third party consulting firm in exchange for royalties that will be received on future revenue generated by customers using this product. Services and maintenance revenue associated with this product as a percentage of total services and maintenance revenue represented 13.3%, 12.5%, 7.5%, 9.4% and 3.1%, respectively, for the years ended December 31, 1997, 1998 and 1999, and the three months ended March 31, 1999 and 2000. The royalties are a declining percentage of the consulting firm's services and maintenance revenues generated from customers using our mainframe product, subject to a maximum of $425,000 per year. The percentages of revenue are: 20% for the first two years, 15% for the third year, 10% for the fourth and fifth years and 5% for each year after the fifth year. The agreement is perpetual, but may be terminated at EXE's option in the event of default by the consulting firm. The Company does not expect the royalties resulting from the sale of its mainframe services and maintenance practice to be a material portion of its future service and maintenance revenues.


    SOFTWARE DEVELOPMENT

    In accordance with Statement of Financial Accounting Standards (SFAS)
No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. The establishment of technological feasibility of the Company's products and general release of such software have substantially coincided. As a result, software development costs qualifying for capitalization have been insignificant and, therefore, the Company has expensed all software development costs.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements of the Company include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
      (THE INFORMATION SUBSEQUENT TO AND AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    FOREIGN CURRENCY TRANSLATION

    Financial statements of foreign operations, where the local currency is the functional currency, are translated using exchange rates in effect at period end for assets and liabilities and average exchange rates during the period for results of operations. Foreign currency transaction gains (losses) were not material for all periods presented.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair market value.

    ACCOUNTS RECEIVABLE AND CONCENTRATION OF CREDIT RISK

    Financial instruments, which potentially subject the Company to concentration of credit risk, principally consist of temporary cash investments and accounts receivable, including receivables from license contracts. The Company places temporary cash investments with financial institutions and limits its exposure with any one financial institution. At December 31, 1997, one customer represented approximately 11% of the total receivable balance. At December 31, 1998 and 1999, no single customer represented greater than 10% of the total receivable balance. A large portion of the Company's customer base is composed of FORTUNE 1000 companies or foreign equivalents, which the Company believes mitigates its credit risk. The Company maintains an allowance for losses on receivables based upon the expected collectibility of all accounts receivable. Write-offs of receivables during the three years ended December 31, 1997, 1998 and 1999 were $150,000, $710,000, and $3,972,000, respectively.
During the three months ended March 31, 1999 and 2000, write-offs of receivables were approximately $1,425,000 and $1,125,000, respectively.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. All property and equipment is depreciated using the straight-line method.

    The estimated useful lives of property and equipment are as follows (in years):

Computer equipment..........................................  3-5
Furniture and equipment.....................................  5-7
Leasehold improvements......................................  9-15
Other.......................................................  3-7

    LONG-LIVED ASSETS

    The Company evaluates the carrying value of its long-lived assets under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires impairment losses to be recognized for long-lived assets used in operations when

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
      (THE INFORMATION SUBSEQUENT TO AND AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) indicators of impairment are present and when the future estimated undiscounted cash flows generated by those assets are not sufficient to recover the assets' carrying amount.

    DEFERRED REVENUE

    Deferred revenue primarily represents amounts collected prior to complete performance of maintenance services. Deferred revenue also consists of amounts billed or received in advance of satisfying revenue recognition criteria.

    FINANCIAL INSTRUMENTS

    The Company's financial instruments, including accounts receivable, accounts payable and its revolving credit line, approximate fair value due to their short-term nature. Based on prevailing interest rates at December 31, 1999, management believes that the fair value of long-term debt approximates its book value.

    INCOME TAXES

    Effective February 1, 1997, the Company changed its taxable status from an S Corporation to a C Corporation. Prior to February 1, 1997, the Company was an S Corporation under the provisions of the Internal Revenue Code of 1986, as amended; therefore, the Company was not subject to federal income taxes. The income or loss of the Company was included in the owners' individual federal and state tax returns, and as such, no provision for income taxes has been recorded on a historical basis in the accompanying statements of operations for the years ended December 31, 1995 and 1996. Subsequent to January 31, 1997, the Company accounts for income taxes using the liability method under the provisions of SFAS 109, "Accounting for Income Taxes." Distributions made to shareholders while the Company was an S Corporation were recorded as dividends. On the date of transformation from an S Corporation to a C Corporation, the remaining undistributed earnings were recorded in Additional Paid-In Capital.

    STOCK-BASED COMPENSATION PLANS

    The Company accounts for its stock-based compensation plans utilizing the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," because, as discussed in Note 7, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires the use of option valuation models that were not developed for use in valuing employee stock options. However, SFAS No. 123 requires disclosure of pro forma information regarding net income (loss) and net income (loss) per share based on fair value accounting for stock-based compensation plans.

    ADVERTISING COSTS

    Advertising costs are expensed as incurred and were approximately $1,369,000, $3,793,000 and $3,071,000 for the years ended December 31, 1997,
1998 and 1999. For the three months ended March 31, 1999 and 2000 advertising expenses were $484,000 and $1,381,000, respectively.

    EARNINGS PER SHARE

    The Company computes net income per share in accordance with the provisions of SFAS No. 128, "Earnings per Share." Basic net income (loss) per common share is computed using the weighted

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
      (THE INFORMATION SUBSEQUENT TO AND AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) average number of shares of common stock outstanding during each period. Diluted net income (loss) per common share is computed using the weighted average number of shares of common stock outstanding during each period and common equivalent shares consisting of preferred stock and stock options (using the treasury stock method), if dilutive. Diluted loss per share is the same as basic loss per share for all periods presented since the dilutive effect of 4,999,558 shares of common stock resulting from the exercise of stock options, 1,085,000 shares of common stock resulting from the exercise of stock warrants and the conversion of 17,687,562 shares of Convertible Preferred Stock, Series A through D, were not included in the computation of diluted earnings per share because they are anti-dilutive for all periods presented.

    The Company's pro forma information reflects the conversion of all outstanding convertible preferred stock and Class B common stock into Class A common stock, as if the 17,687,562 shares of convertible preferred stock and 447,855 shares of Class B common stock converted to Class A common stock at January 1, 1999.

    COMPREHENSIVE LOSS


    For the periods presented, the Company had unrealized foreign currency translation losses, which are components of its comprehensive loss, of $155,722, $378,572 and $231,069 for the years ended December 31, 1997, 1998 and 1999, respectively. Unrealized foreign currency translation losses for the three months ended March 31, 1999 and 2000, were $205,893 and $69,607, respectively. The total comprehensive loss was $6,783,693, $20,012,238 and $26,315,093 for the years ended December 31, 1997, 1998 and 1999, respectively. For the three months ended March 31, 1999 and 2000, the total comprehensive loss was $4,528,349 and $2,957,475, respectively.


    RECENT ACCOUNTING PRONOUNCEMENTS

    In December 1998, the American Institute of Certified Public Accountants issued SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition with respect to Certain Transactions." SOP 98-9 requires the use of the residual method when vendor specific objective evidence of fair value does not exist for one or more delivered elements in an arrangement but there is vendor specific objective evidence of the fair values of all undelivered elements in a multiple element arrangement. The Company does not expect SOP 98-9 to materially impact its future results of operations.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for quarters beginning after June 15, 2000. The Company does not currently utilize derivative financial instruments. Therefore, the Company does not expect that the adoption of the new statement will have a material impact on its results of operations or financial position.

    UNAUDITED INTERIM FINANCIAL STATEMENTS

    The unaudited interim consolidated financial statements as of March 31, 2000, and for the three-months ended March 31, 1999 and 2000, have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. They do reflect all adjustments (consisting only of normal recurring entries) which, in the opinion of the Company's management, are necessary for a fair presentation of the results for the interim periods presented.

    The results of operations for the three-month period ended March 31, 2000, are not necessarily indicative of the results that may be expected for any other interim period or for the full year.

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

      (THE INFORMATION SUBSEQUENT TO AND AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

3.  FORMATION OF EXE

    EXE was formed as a result of simultaneous interdependent transactions (the Transaction) through which ultimately the stockholders of Neptune and Dallas Systems exchanged their stock in Neptune and Dallas Systems for stock in EXE and an investment group made a capital investment in EXE. In the Transaction, the following steps occurred:

    a. The former shareholders of Neptune received one share of EXE Class A common stock in exchange for each share of Neptune stock for a total of 9,819,444 shares of EXE Class A Common Stock;

    b. The former shareholders of Dallas Systems received $15 million in cash and 6,439,684 shares (6,750,652 including 310,967 outstanding options to purchase common stock valued at approximately $2.22 per share) of EXE Class A Common Stock valued at approximately $2.22 per share for their shares;

    c. The investment group received 6,764,043 shares of Series A Convertible Preferred Stock (Series A Preferred Stock) for its $15 million investment in EXE; and

    d. The investment group then made an additional investment of $10 million to purchase 4,573,519 shares of Series B Convertible Preferred Stock (Series B Preferred Stock).

    The Transaction, which occurred in September 1997, was accounted for as a purchase of Dallas Systems by Neptune. As such, the financial statements of Neptune are presented as the historical financial statements of the combined companies, and the assets and liabilities of Dallas Systems have been recorded at fair value. The equity of Neptune has been presented as the equity of the combined companies. All share and per share amounts of Neptune have been retroactively restated to reflect the par value of the new Class A Common Stock. The consolidated results of operations and cash flows for EXE exclude the results of operations and cash flows of Dallas Systems prior to the date of acquisition.

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
      (THE INFORMATION SUBSEQUENT TO AND AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

3.  FORMATION OF EXE (CONTINUED)
    The breakdown of the consideration, including transaction costs, exchanged in excess of the fair value of the net assets acquired is as follows:

Consideration exchanged:
  Cash......................................................  $15,000,000
  EXE Class A Common Stock..................................   15,000,000
  Legal and other costs.....................................      200,000
                                                              -----------
                                                              $30,200,000
                                                              ===========
Fair value of tangible assets acquired, net of fair value of liabilities assumed.......................................  $ 2,541,560
                                                              -----------
Excess of consideration received over the fair value of net
  tangible assets
  acquired..................................................  $27,658,440
                                                              ===========
Excess of consideration received over the fair value of net
  tangible assets acquired, applied:
    Purchased research and development......................  $ 2,700,000
    Intangible assets:
      Developed technology..................................    3,700,000
      Assembled work force..................................    1,350,000
      Customer base.........................................    1,800,000
      Goodwill..............................................   18,108,440
                                                              -----------
                                                              $27,658,440
                                                              ===========

    The Company determined that $2.7 million of the Dallas Systems purchase price was to be allocated to in-process research and development costs at the date of acquisition and such amount, therefore, was recorded as an expense in the Company's consolidated statement of operations for the year ended
December 31, 1997. This write-off was recorded because the acquired technology had not yet reached technological feasibility and had no future alternative use. The Company has used the in-process research and development to develop new products and additional functionality.

    The intangible assets, excluding assembled work force and goodwill, resulting from the Transaction are amortized over six years based upon the associated estimated revenue stream noted in the independent appraisal analysis. Assembled work force and goodwill are amortized on a straight-line basis over a three- and six-year period, respectively. The carrying value of intangible assets will be reviewed if the facts and circumstances suggest that they may be permanently impaired. If a comparison of the undiscounted cash flow method to the carrying value of intangible assets indicates that the intangible assets will not be recoverable, the assets will be reduced to their estimated recoverable value. The amortization of intangibles related to the Transaction was $1,430,472, $4,452,069 and $4,818,670, respectively, during the years ended December 31, 1997, 1998 and 1999, and $1,204,666 and $1,139,829 during the three months ended March 31, 1999 and 2000, respectively.

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
      (THE INFORMATION SUBSEQUENT TO AND AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

3.  FORMATION OF EXE (CONTINUED)
    The following table presents unaudited pro forma information for EXE as if the Transaction had taken place on January 1, 1997.

                                                                  YEAR ENDED
                                                              DECEMBER 31, 1997
                                                                 (UNAUDITED)
Total revenue...............................................     $59,874,662
Net loss....................................................      (5,699,809)
Net loss per common share--basic and diluted................           (0.51)

    The $2.7 million write-off of the in-process research and development costs at the date of acquisition, as well as certain other non-recurring transaction-related costs of approximately $1,038,000, have been excluded from the pro forma statement of operations since they represent non-recurring charges resulting directly from the Transaction.

4.  PROPERTY AND EQUIPMENT

    Property and equipment, stated at cost, consist of the following:

                                                             AS OF DECEMBER 31,        MARCH 31,
                                                          -------------------------   -----------
                                                             1998          1999          2000
Computer equipment......................................  $ 8,906,041   $ 9,905,530   $10,151,523
Furniture and equipment.................................    1,076,849     4,768,973     4,734,869
Leasehold improvements..................................    1,488,805     1,977,428     2,092,963
Other...................................................      383,885       456,702       465,668
                                                          -----------   -----------   -----------
                                                           11,855,580    17,108,633    17,445,023
Less accumulated depreciation...........................   (3,299,170)   (7,112,180)   (8,057,110)
                                                          -----------   -----------   -----------
                                                          $ 8,556,410   $ 9,996,453   $ 9,387,913
                                                          ===========   ===========   ===========

    Depreciation expense for the years ended December 31, 1997, 1998 and 1999, was approximately $730,000, $2,872,000 and $3,784,000, respectively. Depreciation expense for the three months ended March 31, 1999 and 2000, was approximately $802,000 and $1,009,000, respectively.

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
      (THE INFORMATION SUBSEQUENT TO AND AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

5.  DEBT

    The Company's debt consists of the following:

                                                                            THREE MONTHS
                                                                               ENDED
                                                 YEAR ENDED DECEMBER 31,    ------------
                                                 ------------------------    MARCH 31,
                                                    1998         1999           2000
$13.5 million revolver.........................  $4,149,631   $        --   $        --
$5 million, 12.16% term loan, net of
  discount.....................................   4,925,000
$25 million revolver and term loan
  Revolving line of credit.....................          --     9,418,251    10,583,504
  $5 million term loan.........................          --     5,000,000     5,000,000
Capital lease obligations......................     487,825       502,458       435,587
Auto notes and foreign overdraft facility......      17,091         7,628       170,249
                                                 ----------   -----------   -----------
Total borrowings...............................   9,579,547    14,928,337    16,189,340
Less revolving credit line and current portion
  of long-term debt............................   4,159,094     9,595,201    10,918,471
                                                 ----------   -----------   -----------
Long-term debt, net of current portion.........  $5,420,453   $ 5,333,136   $ 5,270,869
                                                 ==========   ===========   ===========

    On December 1, 1997, the Company finalized a $13.5 million secured revolving line of credit agreement (the Revolver) with a bank. Interest rates under the Revolver were at the bank's prime rate less 1/2% or at the bank's LIBOR rate plus 1 1/2% to 2% LIBOR margin points depending on the ratio achieved of debt to cash flow per a predefined matrix in the agreement. The Revolver was secured by receivables and fixed assets.

    On December 1, 1998, the Company finalized a $5.0 million three year term loan (the Term Loan) with a bank. Interest on the Term Loan was at 12.16% per annum. In connection with obtaining the Term Loan, the Company issued warrants to the bank to acquire up to 50,000 shares of common stock (Note 11).

    On May 10, 1999, the Company finalized a Loan and Security Agreement (the Loan Agreement) with a bank. In connection with finalizing the Loan Agreement, all borrowings under the Revolver and Term Loan were paid off and the Revolver and Term Loan financing agreements were terminated.

    The Loan Agreement provides for a revolving credit line and a $5 million term loan. Borrowings under the Loan Agreement may not exceed $25 million in aggregate. Advances under the revolving credit line are subject to a specified advance rate as defined in the Loan Agreement and are secured by the Company's assets. The Company had available $10,581,749 and $9,416,496 for future borrowings as of December 31, 1999 and March 31, 2000, respectively under its $25 million facility. The Loan Agreement restricts, in certain circumstances, the declaration and payment of dividends and a merger or consolidation of the Company without prior written consent of the bank.

    The interest rate on borrowings under the Loan Agreement is adjusted monthly and is computed as the highest LIBOR rate in effect during each month plus 4.87% per annum, subject to certain limitations and adjustments as follows: 1) The interest rate in effect in each month shall not be less than 8% per annum; and
2) the interest charged for each month shall not be less than $20,000. Interest on borrowings under the Loan Agreement are payable on the last day of each month.

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
      (THE INFORMATION SUBSEQUENT TO AND AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

5.  DEBT (CONTINUED)
    The Loan Agreement shall continue in effect until January 31, 2001 (the Maturity Date). On the Maturity Date, all borrowings under the Loan Agreement are due in full. The $5 million term loan may not be renewed prior to the Maturity Date.

    On August 31, 1999 and September 2, 1999, the Company received bridge loans (the "Bridge Loans") totaling $3 million from entities associated with Michael S. Dell and Technology Crossover Ventures. The Bridge Loans were issued in five separate convertible promissory notes with the principal and all accrued interest on each note due on the earlier of February 28, 2000 or, at the payee's demand, any time after September 30, 1999. Each note's interest rate was 10% per annum. The Bridge Loans were cancelled on September 29, 1999 as partial consideration for the issuance of the $19 million of Series D Preferred Stock (See Note 11).

6.  INCOME TAXES

    Components of the provision (benefit) for income taxes are as follows:

                                                                    YEARS ENDED DECEMBER 31,
                                                              -------------------------------------
                                                                 1997         1998         1999
Current:
  Federal...................................................  $(1,019,161)  $ (92,042)  $        --
  State.....................................................       (1,406)     (4,965)           --
  Foreign...................................................       26,700     636,472            --
Deferred:
  Federal...................................................      683,027    (976,882)           --
  State.....................................................       85,739    (141,329)           --
                                                              -----------   ---------   -----------
    Total...................................................  $  (225,101)  $(578,746)  $        --
                                                              ===========   =========   ===========

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
      (THE INFORMATION SUBSEQUENT TO AND AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

6.  INCOME TAXES (CONTINUED)

    The provision (benefit) for income taxes is reconciled with the federal statutory rate as follows:


                                                                     YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 1997          1998          1999
Benefit computed at federal statutory rate..................  $(2,330,044)  $(6,872,220)  $(9,129,408)
Non-deductible in-process research and development expense
  and goodwill amortization.................................    1,275,360     1,108,977     1,097,486
State income taxes, net of federal benefit..................       33,324       (93,277)     (143,852)
Foreign taxes...............................................           --       376,738            --
Foreign tax credit..........................................           --      (403,293)           --
Net operating loss..........................................      178,181            --            --
S Corporation loss..........................................       88,093            --            --
Conversion from S Corporation to C Corporation..............      267,394            --            --
Increase in valuation allowance.............................       87,128     5,223,604     8,066,386
Other, net..................................................      175,463        80,725       109,388
                                                              -----------   -----------   -----------
    Income tax provision (benefit)..........................  $  (225,101)  $  (578,746)  $        --
                                                              ===========   ===========   ===========


    The significant components of the Company's deferred tax liabilities and assets are as follows:


                                                                  AS OF DECEMBER 31,
                                                              --------------------------
                                                                 1998           1999
Deferred tax liabilities:
  Identifiable intangible assets............................  $(1,816,619)  $ (1,179,459)
  Fixed assets..............................................      (95,025)            --
                                                              -----------   ------------
      Total deferred tax liabilities........................   (1,911,644)    (1,179,459)

Deferred tax assets:
  Bad debt reserves.........................................      781,853      1,694,471
  Fixed assets..............................................           --        259,622
  Net operating losses......................................    4,739,073     10,567,914
  Accrued contract obligations..............................    1,006,337        976,888
  Accrued expenses..........................................      114,607             --
  Foreign tax credits.......................................      462,905        696,084
  Research and development credits..........................      167,290        381,012
  Other, net................................................      (49,689)       (19,414)
                                                              -----------   ------------
      Total deferred tax assets.............................    7,222,376     14,556,577
Valuation allowance.........................................   (5,310,732)   (13,377,118)
                                                              -----------   ------------
      Total deferred tax assets, net........................    1,911,644      1,179,459
                                                              -----------   ------------
      Deferred income tax liabilities, net of deferred
        income tax assets...................................  $        --   $         --
                                                              ===========   ============


    At December 31, 1999, the Company had a federal net operating loss carryforward and research and development credits of approximately $21,700,000 and $381,000, respectively, both of which will begin to expire in the year 2013. The Company also had net operating loss carryforwards of approximately $4,000,000 in foreign jurisdictions. The Company has established a valuation allowance

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

      (THE INFORMATION SUBSEQUENT TO AND AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

6.  INCOME TAXES (CONTINUED)
to reserve its net deferred tax assets at December 31, 1998 and 1999 due to the uncertainty of the timing and amount of future taxable income.

7.  STOCK OPTIONS


    In connection with the Transaction, stock options outstanding under a non-qualified stock option plan adopted by Dallas Systems (the "Dallas Plan") were converted into 310,967 options (the Replacement Options) to acquire shares of the Company's Class B Common Stock with substantially the same terms and conditions as the options granted under the Dallas Plan. The newly issued options were immediately exercisable and fully vested. The Replacement Options were inadvertantly granted with an exercise price of $0.66 per share. The parties to the Transaction intended that the Replacement Options be granted with an exercise price equal to the fair value of the Company's common stock on the date of the Transaction. Therefore, these options were subsequently cancelled and were reissued with exercise prices of $2.00 per share during 1997. The holders of these options received no consideration in connection with their receipt of Replacement Options. None of the Replacement Options had been exercised prior to being cancelled and reissued.


    In October 1997, the Company adopted the 1997 Incentive and Nonqualified Stock Option Plan (the 1997 Plan) which replaced all previous plans of Neptune and Dallas Systems. Under the 1997 Plan, an aggregate of 8,500,000 shares of Class A and B Common Stock are authorized for issuance. The 1997 Plan provides for the grant of incentive stock options (ISOs) to employees of the Company and nonqualified stock options (NQSOs) to employees or consultants. Exercise prices for ISOs may not be less than fair market value as determined by the Board of Directors in the absence of a public market and exercise prices for NQSOs may be greater or less than fair market value on the date of grant. The options vest and become exercisable ratably over a four-year period and expire after ten years unless determined otherwise by the Board of Directors.

    In October 1997, the Company adopted the Non-Employee Directors Plan (the Directors Plan). Under the Directors Plan, an aggregate of 300,000 shares of Class B Common Stock are authorized for issuance. The Directors Plan provides for the grant of a specified number of NQSOs to non-employee directors of the Company as defined in the Directors Plan at exercise prices equal to the fair market value of the Company's stock on the date of grant. The options vest over four years. At December 31, 1999 and March 31, 2000, 150,000 and 125,000 options were outstanding respectively, under the Directors Plan, which have respective weighted average exercise prices of $5.33 and $5.80 per share. As of December 31, 1999 and March 31, 2000, 12,500 of these options were exercisable at a weighted average exercise price of $10.00 per share.

    Under the 1997 Plan, in the event of a change of control, the Board shall have the right, in its sole discretion, to accelerate the vesting of all options that have not vested as of the date of the change of control and/or establish an earlier date for the expiration of the exercise of an option. In addition, in the event of a change of control of the Company, the Board shall have the right, in its sole discretion, subject to and conditioned upon a sale of the Company:
(a) to arrange for the successor company (or other entity) to assume all of the rights and obligations of the Company under the 1997 Plan or (b) to terminate the 1997 Plan and (i) pay to all optionees cash with respect to those options that are vested as of the date of the sale of the Company in an amount equal to the difference between the option price and the fair market value of a share of common stock (determined as of the date the 1997 Plan is

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

      (THE INFORMATION SUBSEQUENT TO AND AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

7.  STOCK OPTIONS (CONTINUED)
terminated) multiplied by the number of options that are vested as of the date of the sale of the Company which are held by the optionee as of the date of the sale of the Company, (ii) arrange for the exchange of all options for options to purchase common stock in the successor corporation, or (iii) distribute to each optionee other property in an amount equal to and in the same form as the optionee would have received from the successor corporation if the optionee had owned the shares subject to options that are vested as of the date of the sale of the Company rather than the option at the time of the sale of the Company. The form of payment or distribution to the optionee pursuant to this section shall be by the Board in its sole discretion.

    Stock option transactions under the 1997 Plan for the years ended
December 31, 1997, 1998 and 1999, and the three months ended March 31, 2000, are summarized as follows:

                                                                               OPTIONS OUTSTANDING
                                                                              ---------------------
                                                                                           WEIGHTED
                                                                 SHARES                    AVERAGE
                                                              AVAILABLE FOR   NUMBER OF    EXERCISE
                                                                  GRANT         SHARES      PRICE
Balance at January 1, 1997
  Authorized................................................    3,300,000             --    $  --
  Grants....................................................   (1,239,013)     1,239,013     1.46
  Transferred from Dallas Systems...........................     (310,967)       310,967     0.66
  Forfeitures...............................................       42,150        (42,150)    0.75
  Canceled..................................................      310,967       (310,967)    0.66
                                                               ----------     ----------    -----
Balance at December 31, 1997................................    2,103,137      1,196,863     1.48
  Authorized................................................    5,200,000             --       --
  Grants....................................................   (4,255,008)     4,255,008     5.14
  Exercised.................................................           --       (127,875)    1.98
  Forfeitures...............................................      295,276       (295,276)    2.79
                                                               ----------     ----------    -----
Balance at December 31, 1998................................    3,343,405      5,028,720     4.49
  Grants....................................................   (1,914,875)     1,914,875     4.13
  Exercised.................................................           --       (149,491)    1.95
  Forfeitures...............................................    2,472,129     (2,472,129)    4.23
                                                               ----------     ----------    -----
Balance at December 31, 1999................................    3,900,659      4,321,975     4.56
  Grants....................................................   (1,034,098)     1,034,098     3.52
  Exercised.................................................           --        (67,833)    2.00
  Forfeitures...............................................      413,682       (413,682)    3.47
                                                               ----------     ----------    -----

Balance at March 31, 2000...................................    3,280,243      4,874,558    $4.47
                                                               ==========     ==========

    The weighted average grant-date fair value of options granted under the 1997 Plan during the year ended December 31, 1997, 1998 and 1999 using a minimum value option pricing model was $0.22, $0.94 and $0.71 per option. At
December 31, 1999, 1,542,070 shares are exercisable at the weighted average exercise price of $3.22. The remaining estimated contractual life of the 4,321,975 options outstanding at December 31, 1999, is 8.8 years. Options outstanding at December 31, 1999 have exercise prices ranging from $0.75 to $13.00.

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

      (THE INFORMATION SUBSEQUENT TO AND AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

7.  STOCK OPTIONS (CONTINUED)
    As of December 31, 1999, the Company has reserved 505,000 shares of Class A Common Stock and 7,995,000 shares of the Class B Common Stock for potential distribution under the 1997 Plan and 300,000 shares of the Class B Common Stock for potential distribution under the Directors Plan. Additionally, during 1998, the Company granted 102,656 options to purchase Class B Common Stock at $2.00 per share, outside the plans to a former employee. The employee exercised these options in 1999.


    SFAS No. 123, "Accounting for Stock Based Compensation" (SFAS No. 123), requires the disclosure of pro forma net income and earnings per share information computed as if the Company had accounted for its employee stock options granted under the fair value method set forth in SFAS No. 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with no volatility and the following weighted-average assumptions for 1997, 1998 and 1999: a risk-free interest rate of 6.15% in 1997, 5.33% in 1998 and 6.00% in 1999, no dividends, and an expected life of three years. Pro forma net loss and loss per share for 1997, 1998 and 1999 would have been $6,826,971 ($0.42 per share), $20,147,026 ($1.27 per share) and $26,833,186
($1.67 per share), respectively, determined as if the Company had accounted for its stock options granted in 1997, 1998 and 1999 under the fair value method set forth in SFAS No. 123.


    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. In addition, because options vest over several years and additional option grants are expected, the effects of these hypothetical calculations are not likely to be representative of similar future calculations.


    The Company recorded deferred compensation expense of approximately
$0.8 million for the difference between the exercise price and the deemed fair value of the Company's common stock on the grant date for certain options granted during 1998. The Company granted options to purchase 2,517,758 shares of Class B common stock with an exercise price ranging from $2.00 to $5.00 per share during 1998. Such exercise price was less than the deemed fair value of the Company's Class B common stock on the date of grant. The deemed fair value of the Company's Class B common stock as determined by the Board of Directors on the individual grant dates for these option grants ranged from $2.20 to $7.50. The Company recorded additional deferred compensation expense of approximately $0.7 million in 1999 for differences between the exercise price and the deemed fair value of the Company's common stock on the grant date for certain options granted during 1999. The Company granted options to purchase 280,250 shares of Class B common stock, with exercise prices of $3.00 in 1999. Such exercise price was less than the deemed fair value of the Company's common stock on the date of grant. The deemed fair value of the Company's Class B common stock on the individual grant dates ranged from $4.96 to $7.02. The Company recorded additional deferred compensation expense of approximately $4.2 million during the three-month period ended March 31, 2000 for the difference between the exercise price and the deemed fair value of the Company's common stock on the date of grant. The Company granted options to purchase 1,034,098 shares of Class B common stock with exercise prices ranging from $3.00 to $4.50. Such exercise prices were less than the deemed fair value

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

      (THE INFORMATION SUBSEQUENT TO AND AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

7.  STOCK OPTIONS (CONTINUED)

of the Company's common stock on the date of grant. The deemed fair value of the Company's Class B common stock on the individual grant dates ranged from $7.75 to $8.16.



    The deferred compensation is being amortized ratably over the vesting period of the individual options, generally three to four years. Compensation expense recognized in 1998 and 1999 totaled $285,250 and $281,700, respectively. For the three months ended March 31, 1999 and 2000, compensation expense was $53,100 and $644,100, respectively.


8.  RELATED PARTY TRANSACTIONS

    During the years ended December 31, 1997 and 1998, the Company advanced $1,112,172 and $190,328, respectively, to a company which was owned by the former principal shareholders of Neptune. In May 1998, the former principal shareholders of Neptune sold their entire interest in the company to a shareholder of EXE. In connection with that transaction, EXE repurchased 487,037 shares of Class A common stock valued at $2,171,685 from this shareholder of EXE in exchange for $869,185 in cash and forgiveness of the $1,302,500 of the advances made by EXE to the company that had been owned by the former principal shareholders of Neptune.

    The Company also has various advances to officers and shareholders of the Company. The total balance of these receivables at December 31, 1998 and 1999 and March 31, 2000 was $59,214. Additionally, the Company has long-term notes receivable from employees and shareholders which bear interest ranging from 7.8% to 8.5% and have a remaining balance of $238,475 and $246,475 at December 31, 1998 and 1999, respectively, and $296,475 at March 31, 2000.

9.  LEASE COMMITMENTS

    The Company leases certain facilities and property and equipment for use in operations. In May 1998, the Company entered into leases with terms of ten-and-one-half-years for office space for its North American operations. The leases provided for free rent during the first six months and contain an escalation clause in year five. In March 1999, the Company amended the lease agreements such that the leases were extended to fifteen year terms. The Company intends to recognize the total minimum lease payments as expense on the straight-line basis over the lease term. The leases have two five-year renewal options which are at a rate not less than 95% of the then-prevailing market rate for comparable premises.

    The Company leased office space from a shareholder under a lease which was to expire in August 2002, with monthly rental payments of $86,569. During 1998, in connection with the move to new office space for the North American operations, the Company decided to vacate the office space leased from the shareholder. The Company recorded a $1,000,000 loss on abandonment related to the office space in 1998 for the estimated loss to be incurred as a result of vacating the office space. In 1999, the Company finalized an agreement with the shareholder and recorded an additional $288,022 loss related to this abandonment. The total paid to the shareholder during the year ended
December 31, 1999 and the three months ended March 31, 2000 for lease abandonment was $872,047 and $270,000, respectively.

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

      (THE INFORMATION SUBSEQUENT TO AND AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

9.  LEASE COMMITMENTS (CONTINUED)
    The minimum rental commitments under operating leases and the minimum rentals to be received under subleases and other leases with terms exceeding one year, are as follows:

                                                                LEASES      SUBLEASES
2000........................................................  $ 7,042,372   $1,015,016
2001........................................................    5,977,682      871,383
2002........................................................    5,037,941           --
2003........................................................    4,783,708           --
2004........................................................    4,620,465           --
Thereafter..................................................   38,894,804           --
                                                              -----------   ----------
                                                              $66,356,972   $1,886,399
                                                              ===========   ==========

    Total rent expense was approximately $1,264,000, $3,395,000 and $4,736,000 (net of sublease income of $0, $0 and $146,000) for the years ended
December 31, 1997, 1998 and 1999, respectively. For the three months ended March 31, 1999 and 2000, rent expense was approximately $1,170,000 and $1,083,000 (net of sublease income of $0 and $154,000), respectively. Included in rent expense is $297,514, $1,038,828 and $259,707 paid to a shareholder for facility rental in 1997, 1998 and 1999, respectively.

10. EMPLOYEE BENEFIT PLAN

    As part of the Transaction, the Company assumed the obligations and adopted the defined contribution plan of Dallas Systems. The plan covers all employees located in the United States who have completed one month of service and have attained the age of 21. The Company's contribution to the plan matches the first 5% of the employee's contributions of eligible earnings. Additionally, discretionary contributions may also be made. The Company recognized expenses of approximately $226,000, $1,147,000 and $931,000 for the defined contribution plan during the years ended December 31, 1997, 1998 and 1999, respectively. For the three months ended March 31, 1999 and 2000, the Company recognized expenses of $270,000 and $236,000, respectively, for this plan.

    The Company also sponsors a defined contribution plan for its employees in the United Kingdom. The plan covers all employees located in the United Kingdom who have completed six months of service. The Company's contribution to the plan matches the first 5% of the employee's contributions of eligible earnings. The Company recognized expenses of approximately $193,000, $234,000 and $343,000 for the defined contribution plan during the years ended December 31, 1997, 1998 and 1999, respectively. For the three months ended March 31, 1999 and 2000, the Company recognized expenses of $90,000 and $68,000, respectively, for this plan.

11. STOCKHOLDERS' EQUITY

    PREFERRED STOCK

    In connection with the Transaction, the Company sold preferred stock to an investment group affiliated with one of our directors, Steven A. Denning, in two separate transactions. In the first transaction, the Company received
$15 million in exchange for 6,764,043 shares of Series A Preferred

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

      (THE INFORMATION SUBSEQUENT TO AND AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

11. STOCKHOLDERS' EQUITY (CONTINUED)
Stock, par value $0.01 per share. In the second transaction, the Company received $10 million in exchange for 4,573,519 shares of Series B Preferred Stock, par value $0.01 per share.

    On July 10, 1998, the Company sold 1,600,000 shares of Series C Preferred Stock, par value $0.01 per share, to a group of private investors affiliated with one of our former directors, John C. Phelan, for $5 per share.

    On September 29, 1999, the Company sold 4,750,000 shares of Series D Preferred Stock, par value $0.01 per share, to a group of private investors for $4 per share. The shares were sold to entities affiliated with two of our directors, Mr. Denning and Jay C. Hoag, and a former director, Mr. Phelan. The purchase price of the Series D Preferred Stock consisted of an aggregate
$19 million, including cancellation of the $3 million Bridge Loans (Note 5) from entities associated with each of Michael S. Dell and Technology Crossover Ventures.

    SERIES A CONVERTIBLE PREFERRED STOCK

    The Company has designated 7,000,000 shares of its Preferred Stock as "Series A Preferred Stock." These shares rank senior to all classes of common stock and rank pari passu with Series B, C and D Preferred Stock. Each share of the Series A Preferred Stock is convertible at the option of the holder, and mandatorily upon a sale, merger or initial public offering with at least
$30 million in gross proceeds (with each event as further defined in the Company's certificate of incorporation), into one share of EXE Class A common stock, subject to certain adjustments. Each share of Series A Preferred Stock has voting rights equal to the Class A common stock, and any dividends paid to common stockholders shall also be paid to these stockholders in the same amount per share and at the same time. These shares have a liquidation preference at an amount equal to $2.22 per share, subject to certain adjustments, plus all outstanding dividends.

    Upon occurrence of a "Trigger Event" (defined as a sale, merger, or initial public offering, as each is further defined in the Company's certificate of incorporation), these stockholders are entitled to a participation adjustment in shares of common stock (or, at the Company's option, in cash) based upon the "Trigger Price", or market price of the shares in the Trigger Event, as Trigger Price is defined in the Company's certificate of incorporation. If the Trigger Price is equal to or greater than $11.00 per share, no participation adjustment or payment is required. If the Trigger Price is equal to or less than $9.00 per share, the participation adjustment or payment will be the equivalent in common stock of $15 million or, at the Company's option, $15 million in cash. If the Trigger Price is between $9.00 per share and $11.00 per share, the participation adjustment or payment will be based on a pro rata formula. The preferred stockholders retain their equity investment regardless of any participation adjustment or payment. In July 2000, subject to the completion of the Company's initial public offering, the holders of the Series A Preferred Stock waived their right to receive a participation adjustment or payment.

    The Company has reserved 6,764,043 shares of Class A common stock for potential distribution upon the conversion of the Series A Preferred Stock.

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

      (THE INFORMATION SUBSEQUENT TO AND AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

11. STOCKHOLDERS' EQUITY (CONTINUED)
    SERIES B CONVERTIBLE PREFERRED STOCK

    The Company has designated 5 million shares of its Preferred Stock as "Series B Preferred Stock." These shares rank senior to all classes of common stock and rank pari passu with Series A, C and D Preferred Stock. Each share of the Series B Preferred Stock is convertible at the option of the holder, and mandatorily upon a sale, merger or initial public offering with at least
$30 million in gross proceeds (with each event as further defined in the Company's certificate of incorporation), into one share of EXE Class A common stock, subject to certain adjustments. Each share of Series B Preferred Stock has voting rights equal to the Class A common stock, and any dividends paid to common stockholders shall also be paid to these stockholders in the same amount per share and at the same time. These shares have a liquidation preference at an amount equal to $2.19 per share, subject to certain adjustments, plus all outstanding dividends.

    The Company has reserved 4,573,519 shares of Class A Common Stock for potential distribution upon the conversion of the Series B Preferred Stock.

    SERIES C CONVERTIBLE PREFERRED STOCK

    The Company has designated 2 million shares of its preferred stock as "Series C Preferred Stock." These shares rank senior to all classes of common stock and rank pari passu with Series A, B and D Preferred Stock. Each share of the Series C Preferred Stock is convertible at the option of the holder, and mandatorily upon a sale, merger or initial public offering with at least
$30 million in gross proceeds (with each event as further defined in the Company's certificate of incorporation), into one share of EXE Class A Common Stock, subject to certain adjustments. Each share of Series C Preferred Stock has voting rights equal to the Class A Common Stock, and any dividends paid to common stockholders shall also be paid to these stockholders in the same amount per share and at the same time. These shares have a liquidation preference at an amount equal to $5 per share, subject to certain adjustments, plus all outstanding dividends.

    Upon the occurrence of a "Trigger Event" (defined as a sale, merger, or initial public offering, as each is further defined in the Company's certificate of incorporation), these stockholders are entitled to a purchase price adjustment that will be equal to no more than 20% of the cash value of the participation adjustment on payment actually received by the holders of the Series A Preferred Stock, not to exceed $3 million. However, if the holders of Series A Preferred Stock waive their rights to any Participation Adjustment or Cash Participation Payment (as defined in the Company's certificate of incorporation) then the holders of Series C Preferred Stock irrevocably waive all rights to the purchase price adjustment unless the Trigger Price (as defined in the Company's certificate of incorporation) is less than $5 per share. The Trigger Price in an initial public offering is the midpoint of the price per share range on the cover of the red herring last distributed to potential investors. In July 2000, subject to the completion of the Company's initial public offering, the holders of the Series A Preferred Stock (and, consequently, the holders of the Series C Preferred Stock) waived their right to receive a participation adjustment or payment subject to the completion of the Company's initial public offering.

    The Company has reserved 1.6 million shares of Class A Common Stock for potential distribution upon the conversion of the Series C Preferred Stock.

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

      (THE INFORMATION SUBSEQUENT TO AND AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

11. STOCKHOLDERS' EQUITY (CONTINUED)
    SERIES D CONVERTIBLE PREFERRED STOCK

    On September 21, 1999, the Company designated 7 million shares of its preferred stock as "Series D Preferred Stock" and, on September 29, 1999, issued 4,750,000 shares at a price of $4 per share. These shares rank senior to all classes of common stock and rank pari passu with Series A, B, and C Preferred Stock. Each share of the Series D Preferred Stock is convertible at the option of the holder, and mandatorily upon a sale, merger or initial public offering with at least $30 million in gross proceeds (with each event as further defined in the Company's certificate of incorporation), into one share of EXE Class A Common Stock, subject to certain adjustments. Each share of Series D Preferred Stock has voting rights equal to the Class A Common Stock, and any dividends paid to common stockholders shall also be paid to these stockholders in the same amount per share and at the same time. These shares have a liquidation preference at an amount equal to $4 per share, subject to certain adjustments, plus all outstanding dividends.

    Upon occurrence of a "Trigger Event" (defined as a sale, merger, or initial public offering, as each is further defined in the Company's certificate of incorporation), these stockholders are entitled to a participation adjustment in shares of common stock (or, at the Company's option, in cash) based upon the "Trigger Price", or market price of the shares in the Trigger Event, as Trigger Price is defined in the Company's certificate of incorporation. The Trigger Price in an initial public offering is the midpoint of the price per share range on the cover of the red herring last distributed to potential investors. If the Trigger Price is equal to or greater than $11.00 per share, no participation adjustment or payment is required. If the Trigger Price is equal to or less than $9.00 per share, the participation adjustment or payment will be the equivalent in common stock of $11.4 million or, at the Company's option, $11.4 million in cash. If the Trigger Price is between $9.00 per share and $11.00 per share, the participation adjustment or payment will be based on a pro rata formula. The preferred stockholders retain their equity investment regardless of any participation adjustment or payment. In July 2000, subject to the completion of the Company's initial public offering, the holders of the Series D Preferred Stock waived their right to receive a participation adjustment or payment.

    The Company has reserved 4.75 million shares of Class A Common Stock for potential distribution upon the conversion of the Series D Preferred Stock.

    CLASS B COMMON STOCK

    The Company has authorized 12,000,000 shares of non-voting Class B Common Stock. Each share outstanding and each outstanding stock option to purchase Class B Common Stock will convert to Class A Common Stock or an option to purchase Class A Common Stock, respectively, upon an initial public offering of the Company's stock.

    WARRANTS

    In December 1998, and in connection with obtaining the Term Loan (Note 5), the Company issued warrants to acquired up to 50,000 shares of the Company's Class A common stock. The warrants have an exercise price of $7.50 share, are exercisable upon issuance and expire the later of December 31, 2001, or two years after the completion of an initial public offering of the Company's common stock

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

      (THE INFORMATION SUBSEQUENT TO AND AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

11. STOCKHOLDERS' EQUITY (CONTINUED)
but in no event later than December 31, 2002. The warrants were valued at $75,000, which was recorded as additional interest expense over the term of the Term Loan.


    In March 1999, the Company entered into a two year sales and marketing agreement with an independent third party. The Company and the third party each have a non-exclusive right to market and resell the other party's products. As part of the agreement, the Company issued warrants to purchase the Company's Class B common stock with an exercise price of $4 per share, of which, 330,000 of the warrants were immediately vested, exercisable and nonforfeitable. The remaining 330,000 of the warrants were to vest at a rate of 110,000 warrants for each $2,000,000 of net license revenue the Company recognizes on sales of the Company's products by the third party. The fair value of $640,000 in respect of the 330,000 warrants, which were immediately vested, is being amortized to operating expense over the term of the agreement. Through June 2000, the 330,000 warrants which vest over time were marked to fair value at the end of each accounting period and the remeasured value was amortized to operating expense on a straight-line basis over the term of the agreement. Subsequent to March 31, 2000, warrants to purchase 110,000 shares of the Company's Class B common stock had vested as a result of the Company recognizing $2,000,000 of net license revenue from sales of the Company's products sold by the third party. In June 2000, the Company and the third party amended the sales and marketing agreement such that the unvested warrants to purchase 220,000 shares of the Company's Class B common stock were canceled. The Company recorded expense of approximately $988,000 and $421,000 for the warrants during the year ended December 31, 1999 and three months ended March 31, 2000, respectively. The fair value of the warrants was calculated using a Black-Scholes option pricing model with the following assumptions for 1999 and 2000 respectively: risk-free interest rate of 4.60% and 5.16%; dividend yield of zero; volatility of 85%; and a warrant life of five years.



    In October 1999, the Company entered into a consulting agreement with an independent third party. The Company issued 375,000 warrants to purchase the Company's Class B common stock to the third party for consulting services rendered. The warrants were immediately vested, exercisable and non-forfeitable and have an exercise price of $4 per share. The fair value of the warrants of approximately $2,051,000 was recorded as expense in 1999. The fair value of the warrants was calculated using a Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 5.11%; dividend yield of zero; volatility of 85%; and a warrant life of three years.


12. CONTINGENCIES

    The Company is involved in various legal actions and claims which arise in the normal course of business. In the opinion of management, the final disposition of these matters will not have a material adverse effect on the Company's financial position or results of operations.

13. RESTRUCTURING

    In August 1999, the Company implemented a restructuring plan to reduce costs and improve operating efficiency. The Company recorded a pretax charge of $1,952,256 for its restructuring plan. The Company recorded liabilities associated with the restructuring in the amounts of approximately $709,000 for severance and other employee related costs for the termination of 97 services, sales, development and administrative employees, $803,000 for the abandonment of certain leased office space less estimated sublease rentals at the Company's North American and Australian facilities,

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

      (THE INFORMATION SUBSEQUENT TO AND AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

13. RESTRUCTURING (CONTINUED)
$179,000 for the abandonment of leased equipment and $261,000 for the disposal of other fixed assets. The Company recorded approximately $1,325,000 of cash charges against the original restructuring reserve during the year ended December 31, 1999. The remaining liability at December 31, 1999, is approximately $624,000 and is expected to be paid out through the end of 2003.

14. SHARES RESERVED FOR FUTURE ISSUANCE

    The Company has reserved common shares for issuance as of March 31, 2000 as follows:

                                                               CLASS A      CLASS B
                                                                COMMON      COMMON
                                                                SHARES      SHARES
Conversion of Series A through D preferred stock............  17,687,562          --
Exercise of stock options...................................     505,000   7,949,801
Exercise of warrants........................................      50,000   1,035,000
                                                              ----------   ---------

                                                              18,242,562   8,984,801
                                                              ==========   =========

15. SEGMENT INFORMATION

   The Company is engaged in the design, development, marketing and support of fulfillment, warehousing and distribution software for e-commerce and traditional sales channels. All financial information is reviewed on a consolidated basis with additional information by geographic region used

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

      (THE INFORMATION SUBSEQUENT TO AND AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

15. SEGMENT INFORMATION (CONTINUED)
to make operating decisions and assess the results of the Company. The Company's geographic information as of and for the years ended December 31, 1997, 1998 and 1999 is as follows:


                                                         EUROPE
                                           UNITED        AND THE        ASIA
                                           STATES      MIDDLE EAST     PACIFIC     ELIMINATIONS      TOTAL
December 31, 1997
  Revenue.............................  $ 18,432,550   $ 3,718,086   $ 4,620,881   $        --    $ 26,771,517
  Amortization of intangibles.........     1,430,472            --            --            --       1,430,472
  Write-off of in-process research and
    development.......................     2,700,000            --            --                     2,700,000
  Operating income (loss).............    (6,758,537)       46,173        (8,975)           --      (6,721,339)
  Property and equipment, net.........     3,290,351       493,990       528,853            --       4,313,194
  Total assets........................    49,629,126     4,542,682     3,706,860    (1,471,944)     56,406,724

December 31, 1998
  Revenue.............................    66,168,055    15,843,179     9,279,262            --      91,290,496
  Amortization of intangibles.........     4,452,069            --            --            --       4,452,069
  Loss on lease abandonment...........     1,000,000            --            --            --       1,000,000
  Operating income (loss).............   (16,872,813)     (557,885)   (2,737,220)                  (20,167,918)
  Property and equipment, net.........     6,357,983     1,000,437     1,197,990            --       8,556,410
  Total assets........................    54,128,526     4,840,421     1,103,474    (3,009,531)     57,062,890

December 31, 1999
  Revenue.............................    61,793,501    19,187,242    15,819,526            --      96,800,269
  Amortization of intangibles.........     4,818,670            --            --            --       4,818,670
  Warrant and stock compensation
    expense...........................     3,320,538            --            --            --       3,320,538
  Loss on lease abandonment...........       288,022            --            --            --         288,022
  Restructuring costs.................     1,795,713            --       156,543            --       1,952,256
  Operating income (loss).............   (20,965,782)     (328,696)   (2,759,503)           --     (24,053,981)
  Property and equipment, net.........     7,841,274       987,103     1,168,076            --       9,996,453
  Total assets........................  $ 59,523,158   $ 8,855,736   $ 2,535,546   $(3,244,142)   $ 67,670,298

                    EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

      (THE INFORMATION SUBSEQUENT TO AND AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

15. SEGMENT INFORMATION (CONTINUED)
    The Company's geographic information as of and for the three months ended March 31, 1999 and 2000 is as follows:

                                                         EUROPE
                                           UNITED        AND THE        ASIA
                                           STATES      MIDDLE EAST     PACIFIC     ELIMINATIONS      TOTAL
Three months ended March 31, 1999
  (unaudited)
  Revenue.............................  $ 18,397,026   $ 4,331,538   $ 2,886,492   $        --    $ 25,615,056
  Amortization of intangibles.........     1,204,666            --            --            --       1,204,666
  Operating income (loss).............    (2,749,024)     (394,877)     (884,265)           --      (4,028,166)
  Property and equipment, net.........     8,211,076       924,212     1,196,781            --      10,332,069
  Total assets........................    61,709,394     5,426,596     1,925,225    (2,782,604)     66,278,611
Three months ended March 31, 2000
  (unaudited)
  Revenue.............................    14,475,763     6,093,025     4,909,399            --      25,478,187
  Amortization of intangibles.........     1,139,829            --            --            --       1,139,829
  Warrant and stock compensation
    expense...........................     1,064,763            --            --            --       1,064,763
  Operating income (loss).............    (2,279,227)       (4,518)     (154,312)           --      (2,438,057)
  Property and equipment, net.........     7,277,294       948,992     1,161,627            --       9,387,913
  Total assets........................  $ 58,596,547   $10,481,204   $ 2,619,598   $(3,174,456)   $ 68,522,893

                         REPORT OF INDEPENDENT AUDITORS

Management and Board of Directors

    Dallas Systems Corporation and Subsidiary

    We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows, of Dallas Systems Corporation and Subsidiary for the eight and one-half month period ended September 15, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of Dallas Systems Corporation and Subsidiary's operations and cash flows for the eight and one-half month period ended September 15, 1997, in conformity with accounting principles generally accepted in the United States.

                                                    ERNST & YOUNG LLP

Dallas, Texas
July 10, 1998

                   DALLAS SYSTEMS CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                EIGHT AND
                                                                ONE-HALF
                                                                  MONTH
                                                              PERIOD ENDED
                                                              SEPTEMBER 15,
                                                                  1997
REVENUE:
  Software license..........................................   $ 3,037,993
  Services and maintenance..................................    22,116,983
  Resale software and equipment.............................     7,948,169
                                                               -----------
      Total revenues........................................    33,103,145

COSTS AND EXPENSES:
  Cost of licenses, services and maintenance................    17,039,193
  Cost of resale software and equipment.....................     5,668,090
  Sales and marketing.......................................     2,972,020
  Research and development..................................     3,908,150
  General and administrative................................     3,436,597
                                                               -----------
      Total costs and expenses..............................    33,024,050
                                                               -----------
Operating income............................................        79,095
  Interest expense..........................................      (238,695)
  Interest income...........................................        27,496
  Other.....................................................        19,775
                                                               -----------
Loss before income taxes....................................      (112,329)
Benefit for income taxes....................................       514,417
                                                               -----------
Net loss....................................................   $  (626,746)
                                                               ===========

SEE ACCOMPANYING NOTES.

                   DALLAS SYSTEMS CORPORATION AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                               COMMON STOCK,         COMMON STOCK,
                                                  CLASS A               CLASS B         ADDITIONAL     TREASURY STOCK
                                            -------------------   -------------------    PAID-IN     -------------------
                                             SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL      SHARES     AMOUNT
Balance as of January 1, 1997.............  200,000      $100      23,193      $12      $  485,781    1,492     $(49,036)
  Net loss................................    --         --         --        --            --         --          --
  Proceeds from sale of Class B Common
    Stock.................................    --         --         3,147        1          76,307     --          --
  Purchase of treasury stock..............    --         --         --        --            --          410      (38,110)
  Stock option compensation expense.......    --         --         --        --           139,000     --          --
  Contribution of capital.................    --         --         --        --           631,912     --          --
  Unrealized foreign currency translation
    loss..................................    --         --         --        --            --         --          --
  Receivable from related party...........    --         --         --        --            --         --          --
                                            -------      ----      ------      ---      ----------    -----     --------
Balance as of September 15, 1997..........  200,000      $100      26,340      $13      $1,333,000    1,902     $(87,146)
                                            =======      ====      ======      ===      ==========    =====     ========

                                                           FOREIGN     RECEIVABLE
                                                          CURRENCY        FROM
                                             RETAINED    TRANSLATION    RELATED
                                             EARNINGS    ADJUSTMENT      PARTY        TOTAL
Balance as of January 1, 1997.............  $6,029,429     $ 69,772       --        $6,536,058
  Net loss................................    (626,746)      --           --          (626,746)
  Proceeds from sale of Class B Common
    Stock.................................      --           --           --            76,308
  Purchase of treasury stock..............      --           --           --           (38,110)
  Stock option compensation expense.......      --           --           --           139,000
  Contribution of capital.................      --           --           --           631,912
  Unrealized foreign currency translation
    loss..................................      --          (68,419)      --           (68,419)
  Receivable from related party...........      --           --         (631,912)     (631,912)
                                            ----------     --------    ---------    ----------
Balance as of September 15, 1997..........  $5,402,683     $  1,353    $(631,912)   $6,018,091
                                            ==========     ========    =========    ==========

SEE ACCOMPANYING NOTES.

                   DALLAS SYSTEMS CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                EIGHT AND
                                                              ONE-HALF MONTH
                                                               PERIOD ENDED
                                                              SEPTEMBER 15,
                                                                   1997
CASH FLOW FROM OPERATING ACTIVITIES:
Net (loss) income...........................................   $  (626,746)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................       834,450
  Provision for losses on receivables.......................       630,604
  Gain on sale of equipment.................................      (145,887)
  Stock option compensation expense.........................       139,000
  Deferred income taxes.....................................      (784,476)
  Changes in operating assets and liabilities:
    Accounts receivable.....................................    (4,752,633)
    Prepaids and other assets...............................      (293,250)
    Accounts payable........................................     1,960,349
    Accrued profit sharing and bonus........................      (252,465)
    Deferred revenue........................................       682,241
    Income tax payable......................................     1,047,313
    Accrued expenses........................................       212,784
    Other...................................................       (54,032)
                                                               -----------
      Net cash used in operating activities.................    (1,402,748)

CASH FLOW FROM INVESTING ACTIVITIES:
Purchases of property and equipment.........................    (1,054,327)
Proceeds from asset deposits................................       523,505
Increase in surrender value of life insurance...............       --
                                                               -----------
      Net cash used in investing activities.................      (530,822)

CASH FLOW FROM FINANCING ACTIVITIES:
Borrowings on revolving line of credit......................     1,581,000
Borrowings on long-term debt................................       324,785
Purchase of treasury stock..................................       (38,110)
Proceeds from stock sale....................................        76,308
Refund of security deposits.................................        (5,426)
                                                               -----------
      Net cash provided by financing activities.............     1,938,557
                                                               -----------
Net increase in cash and cash equivalents...................         4,987
Cash and cash equivalents at beginning of period............     1,574,604
                                                               -----------
Cash and cash equivalents at end of period..................   $ 1,579,591
                                                               ===========

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest......................................   $   221,527
                                                               ===========
Cash paid for income taxes..................................   $   215,000
                                                               ===========

SEE ACCOMPANYING NOTES.

                   DALLAS SYSTEMS CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    Dallas Systems Corporation and Subsidiary (the Company) is a leader in providing integrated software products and consulting services addressing all phases of the logistics process from manufacturing to consumer. The Company has been providing software products and services to the logistics market since its incorporation in 1980 and presently operates from its headquarters located in Dallas, Texas, a sales office serving Asia Pacific from Melbourne, Australia, and through its European Subsidiary, Dallas Systems Plc, located in Bracknell, U.K.

    The consolidated financial statements of the Company include the accounts of the Company and its subsidiary. All significant intercompany transactions and balances have been eliminated.

    On July 31, 1997, the Company entered into a definitive agreement with Neptune Systems, Inc. (Neptune) and an investment group to form EXE Technologies, Inc. (EXE). EXE was formed as a result of a simultaneous transaction (the Merger Transaction) in which the stockholders of Neptune and the Company effectively exchanged their stock in the predecessor companies for stock in EXE. The merger, which was completed September 15, 1997, was accounted for pursuant to the purchase method of accounting as a reverse acquisition with Neptune acquiring the Company. The consolidated financial statements of the Company as of and for the eight and one-half month period ended September 15, 1997 do not reflect the Merger Transaction since the Company was the acquired entity.

2. SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair market value.

    REVENUE RECOGNITION

    The Company's revenue consists of software license revenue, services and maintenance revenue and revenue from the resale of software and equipment. The Company recognizes revenue from software licenses upon the delivery and acceptance of the software product to a customer, the receipt of a signed license agreement, and after any customer cancellation right has expired, provided no significant vendor obligations remain outstanding and collection is probable. Revenue from services is recognized as the services are provided. Maintenance revenue is recognized on a straight-line basis over the period of the obligation. Revenue from resale software and equipment is recognized upon execution of a contract and shipment of the equipment to the customer provided customer cancellation rights have expired, no significant vendor obligations remain outstanding and collection is considered probable by management.

    The Company generally warrants that its products will function substantially in accordance with the documentation provided to customers for periods ranging from six to twelve months. As of September 15, 1997, the Company had not incurred any expenses related to warranty claims.

    ACCOUNTS RECEIVABLE AND CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentration of credit risk principally consist of temporary cash investments and accounts receivable, including receivables from license contracts. The Company places temporary cash investments with financial institutions and limits

                   DALLAS SYSTEMS CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) its exposure with any one financial institution. At September 15, 1997, one customer represented approximately 12% of the total receivable balance. A large portion of the Company's customer base is composed of FORTUNE 1000 companies or foreign equivalents, which the Company believes mitigates its credit risk.

    PROPERTY AND EQUIPMENT

    Provisions are made for depreciation of property and equipment over the estimated useful lives of the assets using an accelerated method. The estimated useful lives of the assets range from three to seven years. Depreciation expense for the eight and one-half month period ended September 15, 1997 was $780,769.

    SOFTWARE DEVELOPMENT COSTS

    In accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the establishment of technological feasibility of the Company's products and general release of such software have substantially coincided. As a result, software development costs qualifying for capitalization have been insignificant and, therefore, the Company has not capitalized any software development costs.

    STOCK-BASED COMPENSATION PLANS

    The Company accounts for its stock-based compensation plan utilizing the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," because, as discussed in Note 9, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. However, SFAS No. 123 requires disclosure of pro forma information regarding net income based on fair value accounting for stock-based compensation plans.

    FOREIGN CURRENCY TRANSLATION

    Financial statements of foreign operations, where the local currency is the functional currency, are translated using exchange rates in effect at period end for assets and liabilities and average exchange rates during the period for results of operations.

    The Company's European subsidiary had total net revenue and total net (loss) of approximately $4,427,000 and $(552,000) for the eight and one-half month period ended September 15, 1997, respectively.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                   DALLAS SYSTEMS CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. PROPERTY AND EQUIPMENT

    During the eight and one-half month period ended September 15, 1997, the Company sold a townhouse for $478,517 and recognized a gain of $138,561, which has been included in other income on the statement of operations.

4. DEBT OBLIGATIONS

    The Company's revolving line of credit (the Revolver) is secured by accounts receivable and equipment. Interest, which is paid monthly, is charged at the bank's prime rate plus 1/2%. The Revolver agreement expires March 21, 2000. Under the agreement, the Company receives funds as needed for operations and is limited to a defined advance rate on the underlying collateral up to a maximum of $2,500,000. The Revolver requires compliance with certain financial covenants for minimum current ratio, net worth, and debt and interest coverage ratios which are defined by the agreement.

    The bank's prime rate at September 15, 1997, was 8.25%.

5. INCOME TAXES

    The Company accounts for income taxes using the liability method under the provisions of SFAS No. 109, "Accounting for Income Taxes."

    Components of the provision (benefit) for income taxes were as follows:

                                                                EIGHT AND
                                                                 ONE-HALF
                                                               MONTH PERIOD
                                                                  ENDED
                                                              SEPTEMBER 15,
                                                                   1997
Current provision:
  Federal...................................................    $1,101,826
  State.....................................................         9,846
Deferred tax benefit:
  Federal...................................................      (677,085)
  State.....................................................       (93,837)
Foreign tax expense.........................................       173,667
                                                                ----------
      Total income tax provision............................    $  514,417
                                                                ==========

    The provision (benefit) for income taxes is reconciled with the federal statutory rate as follows:

                                                               PERIOD ENDED
                                                              SEPTEMBER 15,
                                                                   1997
Provision computed at federal statutory rate................    $  (49,754)
Research and development tax credits........................       (56,000)
State income taxes, net of federal tax effect...............       (34,561)
Disposition of building.....................................       631,912
Capitalized merger costs....................................        54,701
Other.......................................................       (31,881)
                                                                ----------
                                                                $  514,417
                                                                ==========

                   DALLAS SYSTEMS CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. LEASE COMMITMENTS

    The Company leases certain facilities and property and equipment for use in operations. The minimum rental commitments under operating leases with terms exceeding one year are as follows:

Remainder of 1997...........................................  $  421,450
1998........................................................   1,598,824
1999........................................................   1,488,236
2000........................................................   1,434,040
2001........................................................   1,284,347
2002........................................................     816,825
Thereafter..................................................     307,838
                                                              ----------
                                                              $7,351,560
                                                              ==========

    Total rental expense for the the eight and one-half month period ended September 15, 1997 was approximately $483,000.

7. RELATED PARTY TRANSACTION

    In August 1997, the Company formed a wholly owned subsidiary, LAB Holdings, Inc. (LAB), for the purpose of disposing of the Company's ownership of a building and certain other property and equipment (the LAB Assets) and related liabilities. An agreement was entered between the Company and LAB in advance of the Merger Transaction whereby the LAB Assets were transferred in a tax free exchange to LAB along with the associated mortgage payable. The net book value of the LAB Assets and the associated mortgage payable on the date of transfer was $2.4 million. Subsequent to the transfer to LAB, the stock of LAB was distributed to the principal stockholder of the Company, which resulted in the recognition of a $1.8 million gain for tax purposes and an associated $632,000 tax liability to the Company. No gain or loss was recognized on the transaction for financial reporting purposes. This tax liability was assumed by the principal stockholder in connection with the Merger Transaction. As such, the Company has recognized a $632,000 receivable from the principal stockholder for the tax liability, and an associated capital contribution.

    The Company subsequently signed a lease with LAB to rent the LAB Assets for a period of five years at a rate of approximately $85,000 per month. The total rent expense paid to the related party for the period from the date of the disposition of the building to September 15, 1997, was approximately $85,000.

    Additionally, the Company has long-term notes receivable from employees and stockholders which bear interest ranging from 7.5% to 8.5% and have a remaining balance of approximately $50,000.

8. EMPLOYEE STOCK PURCHASE PLAN

    In connection with its Class B non-voting stock, the Company has initiated the Employee Stock Purchase Plan (the Plan) in the United States. Under terms of the Plan, employees with more than two years of service may designate from 15% to 50% (depending upon length of service) of any bonus toward purchase of this stock. The price of the stock is in inverse proportion to years of service and varies as a percent of market valuation, as determined as of each December 31. Employees purchased 3,147 shares during the eight and one-half month period ended September 15, 1997. The Company is required to buy back shares upon termination, death, or request of employees at the fair market value,

                   DALLAS SYSTEMS CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. EMPLOYEE STOCK PURCHASE PLAN (CONTINUED) or cost, depending on the length of time the shares were owned. During the eight and one-half month period ended September 15, 1997, the Company purchased 410 shares at a cost of $38,110.

9. STOCK OPTIONS

    In July 1997, the Company adopted a non-qualified stock option plan (the
Plan) to permit certain key employees to purchase Class B common stock of the Company. Under the Plan, an aggregate of 5,286 shares of Class B common stock are authorized for issuance, all of which were granted during 1997 at an exercise price of $38.97. The options vested immediately upon grant. In connection with the grant, $139,000 of compensation expense was recognized in the consolidated financial statements. No exercises, cancellations, or expirations occurred during the eight and one-half month period ended
September 15, 1997. The Company has reserved 5,286 shares of the Class B common stock for potential distribution under the Plan.

    The weighted average fair value of options granted during 1997 using a minimum value option pricing model was $32.87 per option; resulting in a pro forma net expense to the Company of approximately $115,000 if the Company had accounted for its stock options granted in 1997 under the fair value method set forth in SFAS No. 123.

    At September 15, 1997, options to purchase 5,286 shares were exercisable at the weighted average price of $38.97 and the remaining estimated contractual life is 9.8 years.

10. EMPLOYEE BENEFIT PLAN

    The Company has a defined contribution plan. The plan covers all employees located in the United States who have completed six months of service, worked a minimum of 1,000 hours, and attained the age of twenty-one. The Company made contributions to this plan at a rate of 2% of eligible earnings until January 1, 1997, at which time contributions to the plan were made at a rate of 5% of eligible earnings. Additionally, discretionary contributions may also be made. The Company has expensed for the eight and one-half month period ended September 15, 1997, approximately $369,000 for the defined contribution plan.

    Additionally, the Company's expenses for the eight and one-half month period ended September 15, 1997, include a discretionary bonus of approximately $425,000 for its employees based upon a plan which rewards employees for achievement of corporate and individual objectives.

11. COMMON STOCK

    At September 15, 1997, the Company had two classes of common stock issued and outstanding, Class A voting shares and Class B non-voting shares. Class B shares are issued in connection with the Plan and are convertible one-for-one into Class A shares upon certain conditions as defined by the Plan. All Class B shares are restricted from disposition or transfer.

12. CONTINGENCIES

    The Company is involved in various legal actions and claims which arise in the normal course of business. In the opinion of management, the final disposition of these matters will not have a material adverse effect on the Company's financial position or results of operations.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              , 2000

                                     [LOGO]

                        7,250,000 SHARES OF COMMON STOCK

                                ----------------

                              P R O S P E C T U S
                               -----------------


DONALDSON, LUFKIN & JENRETTE                                SALOMON SMITH BARNEY

BANC OF AMERICA SECURITIES LLC                                    DLJDIRECT INC.

----------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made under this prospectus after the date of this prospectus shall create an implication that the information contained in this prospectus or the affairs of EXE Technologies, Inc. have not changed since the date of this prospectus.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Until      , 2000 (25 days after the date of this prospectus), all dealers that effect transactions in these securities may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter in this offering or when selling previously unsold allotments or subscriptions.
--------------------------------------------------------------------------------

                                    PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


Securities and Exchange Commission registration fee.........  $   39,468
NASD and Blue Sky fees and expenses.........................      20,000
Nasdaq National Market listing fee..........................      95,000
Accountants' fees and expenses..............................     250,000
Legal fees and expenses.....................................     400,000
Transfer Agent's fees and expenses..........................       4,000
Printing and engraving expenses.............................     150,000
Miscellaneous...............................................      41,532
                                                              ----------
Total Expenses                                                $1,000,000
                                                              ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law (the "DGCL") permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each such person's acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful. Section 9 of our certificate of incorporation and Article 8 of our by-laws provides that we, to the full extent permitted by Section 145 of the DGCL, shall indemnify all of our past and present directors or officers and may indemnify all of our past or present employees or other agents. To the extent that our director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in our certificate of incorporation and by-laws, or in defense of any claim, issue or matter therein, we shall indemnify them against actually and reasonably incurred expenses in connection therewith. Such expenses may be paid by in advance of the final disposition of the action upon receipt of an undertaking to repay the advance if it is ultimately determined that such person is not entitled to indemnification.

    As permitted by Section 102(b)(7) of the DGCL, Section 8 of our certificate of incorporation provides that none of our directors shall be liable to us for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends on or redemption of our capital stock or (iv) for any transaction from which the director derived an improper personal benefit.

    We have obtained a policy insuring us and our directors and officers against certain liabilities, including liabilities under the Securities Act, and have entered or will enter into indemnification agreements with our directors and officers.

    The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    During the past three years, we have sold the securities set forth below which were not registered under the Securities Act:

1. In March 1997, we sold an aggregate of 1,319,444 shares of common stock to certain non-U.S. investors in a private placement exempt from registration pursuant to Regulation S of the Securities Act, for an aggregate offering price of $3,600,000.

2. On September 15, 1997, we issued an aggregate of 16,272,519 shares of common stock to the former stockholders of Neptune and Dallas Systems for an aggregate offering price of $30,200,000. Simultaneously, we sold an aggregate of 11,337,562 shares of preferred stock to GAP 41 and GAPCO, entities affiliated with GAP LLC, for an aggregate offering price of $25,000,000.

3. In December 1997, we sold an aggregate of 45,735 shares of common stock to our consultant for a purchase price of $100,000.

4. In June and July 1998, we sold an aggregate of 371,666 shares of common stock to certain of our employees and consultants for an aggregate purchase price of $1,114,998 pursuant to certain commitments therewith, that were previously approved by our Board on April 6, 1998.

5. In July 1998, we sold 1,600,000 shares of preferred stock to three unaffiliated accredited investors for an aggregate offering price of $8,000,000.

6. In July 1998, we sold an aggregate of 90,000 shares of common stock to an employee of ours and to two accredited investors for an aggregate purchase price of $450,000.

7. From November 1997 through March 31, 2000, we issued an aggregate of 447,855 shares of Class B common stock upon exercise of stock options at exercise prices per share ranging from $0.75 to $2.00.

8. In December 1998, we issued a warrant to a financial institution in connection with a loan for 50,000 shares at an exercise price of $7.50 per share.

9. In 1999, we issued warrants to other companies for an aggregate of 1,035,000 shares of Class B common stock at an exercise price of $4.00 per share.

10. On September 29, 1999, we sold shares of preferred stock to several accredited investors, including three affiliates and four non-affiliates, for an aggregate offering price of $19,000,000.

11. As of March 31, 2000, we had outstanding options to purchase 4,874,558 shares under our Amended and Restated 1997 Incentive and Non-Qualified Stock Option Plan and 125,000 shares under our Amended and Restated Stock Option Plan for Non-Employee Directors.

    We believe that the transaction described in paragraph 1 above was exempt from registration under the Securities Act because the subject securities were issued outside the United States in compliance with Regulation S under the Securities Act. The issuances of the securities described in paragraphs 2, 3, 4, 5, 6, 8, 9 and 10 were deemed to be exempt from registration under
Section 3(b) or 4(2) of the Securities Act because the subject securities were sold to a limited group of persons, each of whom was believed to have been a sophisticated investor or to have had a pre-existing business or personal relationship with us or our management and to have been purchasing for investment without a view to further distribution. We believe that the transactions described in paragraph 7 were exempt from registration under
Section 3(b) or 4(2) of the Securities Act because the subject securities were issued pursuant to a compensatory benefit plan pursuant to Rule 701 under the Securities Act or under the exemption described in the preceding sentence. We believe that the transactions reflected in paragraph 11 were exempt from registration under the Securities Act under one or more of the exemptions described in this paragraph. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. EXHIBITS


           EXHIBIT
           NUMBER                                   DESCRIPTION
           -------                                  -----------
            1.1*            Form of Underwriting Agreement.
            3.1a*           Amended and Restated Certificate of Incorporation of the
                              Company.
            3.1b*           Form of Second Amended and Restated Certificate of
                              Incorporation of the Company.
            3.2a*           By-laws of the Company, as amended.
            3.2b*           Form of Amended and Restated By-laws of the Company.
            5.1*            Opinion of Morgan, Lewis & Bockius LLP, counsel to the
                              Company, as to the legality of the shares being
                              registered.
            9.1*            Voting Trust Agreement dated December 9, 1999 between
                              Marianne T. Shada Hood and Raymond Hood.
           10.1a*           Amended and Restated EXE Technologies, Inc. 1997 Incentive
                              and Non-Qualified Stock Option Plan.
           10.1b            Amended and Restated EXE Technologies, Inc. 1997 Incentive
                              and Non-Qualified Stock Option Plan.
           10.2*            EXE Technologies, Inc. Amended and Restated Stock Option
                              Plan for Non-Employee Directors.
           10.3*            Employment Agreement dated November 18, 1996 between Neptune
                              Systems, Inc. and David E. Alcala, as amended as of
                              September 11, 1997.
           10.3a*           Acknowledgement dated January 5, 2000 between the Company
                              and David E. Alcala.
           10.4*            Employment Agreement dated December 7, 1996 between Triton
                              SystemHouse Pte. Ltd. and Mark R. Weaser, as amended as of
                              March 5, 1997, July 25, 1997 and September 12, 1997.
           10.5*            Employment Agreement dated as of July 13, 1998 between the
                              Company and Christopher F. Wright.
           10.6*            Employment Agreement dated July 1, 2000 between the Company and Raymond R. Hood.
           10.7a*           Office Lease dated May 18, 1999 between the Company and
                              BLI-8787, Ltd, as amended by letter agreement dated
                              February 22, 2000.
           10.7b*           Sublease Agreement dated July 7, 1999 between the Company
                              and Cook Inlet/ Voicestream PCS, L.L.C., as amended by
                              Amendment No. 1 dated October 28, 1999 between the Company and Cook Inlet/Voicestream PCS, L.L.C.
           10.7c*           Sublease Agreement and Consent to Sublease dated
                              November 11, 1999 between the Company and Fritz
                              Companies, Inc.
           10.8a*           Office Lease dated April 3, 1995 between Neptune
                              Systems, Inc. and Baldwin Towers Associates, L.P., as
                              amended on July 6, 1995, June 17, 1996, June 26, 1996,
                              October 29, 1996, November 27, 1996, March 25, 1997,
                              March 23, 1998 and November 8, 1999.
           10.8b*           Sublease dated December 29, 1999 between the Company and
                              i-Open.com, LLC.
           10.8c*           Termination of Sublease Agreement dated June 27, 2000
                              between the Company and
                              i-Open, Inc.
           10.9*            Letter Agreement dated October 7, 1999 between the Company and LAB Holdings, Inc.

           EXHIBIT
           NUMBER                                   DESCRIPTION
           -------                                  -----------
           10.10*           Second Amended and Restated Registration Rights Agreement
                              dated as of September 29, 1999 among the Company, General
                              Atlantic Partners 57, L.P., General Atlantic
                              Partners 41, L.P., GAP Coinvestment Partners, L.P., GAP
                              Coinvestment Partners II, L.P., MSD 1998 GRAT #6, Triple
                              Marlin Investments, LLC, Rothko Investments, LLC, MSD
                              Portfolio L.P.--Investments, TCV III (Q), L.P., TCV III
                              Strategic Partners, L.P., TCV III, L.P., TCV III (GP) and
                              the stockholders named therein.
           10.11*           Allocation Agreement dated September 29, 1999 between the
                              Company and the Purchasers named therein.
           10.12*           Form of Indemnification Agreement.
           10.13*           Common Stock Purchase Warrant dated as of November 19, 1999 issued to 52nd Street Associates, Inc.
           10.14*           Stock Repurchase Agreement dated as of May 21, 1998 among
                              the Company, Lexye Sumantri and Astrid Holdings, Inc.
           10.15a*          Warrant dated as of August 11, 1999 between the Company and
                              i2 Technologies, Inc.
           10.15b*          Warrant dated as of May 31, 2000 between the Company and i2
                              Technologies, Inc.
           21.1             List of Subsidiaries.
           23.1             Consent of Ernst & Young LLP, independent auditors.
           23.2*            Consent of Morgan, Lewis & Bockius LLP (included in
                              Exhibit 5.1).
           24.1*            Powers of Attorney (included on signature page).
           27.1             Financial Data Schedule.


------------------------

*   Previously filed.

ITEM 17. UNDERTAKINGS

    (a) The undersigned Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The Company hereby undertakes that:

    (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

    (ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrant has duly caused Amendment No. 3 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on the 1st day of August, 2000.


                                                       EXE TECHNOLOGIES, INC.

                                                       By:           /s/ MICHAEL A. BURSTEIN
                                                            -----------------------------------------
                                                                       Michael A. Burstein
                                                              SENIOR VICE PRESIDENT, FINANCE, CHIEF
                                                                 FINANCIAL OFFICER AND TREASURER


    Pursuant to the requirements of the Securities Act, Amendment No. 3 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                                                                   TITLE                        DATE
                                                                   -----                        ----
                          *
     -------------------------------------------       Chairman of the Board of            August 1, 2000
                    Lyle A. Baack                        Directors

                                                       Chief Executive Officer,
                          *                              President and Director
     -------------------------------------------         (Principal Executive              August 1, 2000
                   Raymond R. Hood                       Officer)

                                                       Senior Vice President,
               /s/ MICHAEL A. BURSTEIN                   Finance, Chief Financial
     -------------------------------------------         Officer and Treasurer             August 1, 2000
                 Michael A. Burstein                     (Principal Financial and
                                                         Accounting Officer)

                          *                            Senior Vice President,
     -------------------------------------------         Mergers & Acquisitions and        August 1, 2000
                   Adam C. Belsky                        Director

                          *
     -------------------------------------------       Director                            August 1, 2000
                   Klaus P. Besier

                          *
     -------------------------------------------       Director                            August 1, 2000
                  J. Michael Cline

                          *
     -------------------------------------------       Director                            August 1, 2000
                  Steven A. Denning

                          *
     -------------------------------------------       Director                            August 1, 2000
                     Jay C. Hoag

                /s/ JEFFREY R. RODEK
     -------------------------------------------       Director                            August 1, 2000
                  Jeffrey R. Rodek


*By:  /s/ MICHAEL A. BURSTEIN
      --------------------------------------
      Michael A. Burstein, as
              Attorney-in-Fact pursuant to the Power of
      Attorney previously provided as part of the
      Registration Statement.

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                                   DESCRIPTION
       -------                                  -----------
 1.1*                   Form of Underwriting Agreement.
 3.1a*                  Amended and Restated Certificate of Incorporation of the
                          Company.
 3.1b*                  Form of Second Amended and Restated Certificate of
                          Incorporation of the Company.
 3.2a*                  By-laws of the Company, as amended.
 3.2b*                  Form of Amended and Restated By-laws of the Company.
 5.1*                   Opinion of Morgan, Lewis & Bockius LLP, counsel to the
                          Company, as to the legality of the shares being
                          registered.
 9.1*                   Voting Trust Agreement dated December 9, 1999 between
                          Marianne T. Shada Hood and Raymond Hood.
 10.1a*                 Amended and Restated EXE Technologies, Inc. 1997 Incentive
                          and Non-Qualified Stock Option Plan.
 10.1b                  Amended and Restated EXE Technologies, Inc. 1997 Incentive
                          and Non-Qualified Stock Option Plan.
 10.2*                  EXE Technologies, Inc. Amended and Restated Stock Option
                          Plan for Non-Employee Directors.
 10.3*                  Employment Agreement dated November 18, 1996 between Neptune
                          Systems, Inc. and David E. Alcala, as amended as of
                          September 11, 1997.
 10.3a*                 Acknowledgement dated January 5, 2000 between the Company
                          and David E. Alcala.
 10.4*                  Employment Agreement dated December 7, 1996 between Triton
                          SystemHouse Pte. Ltd. and Mark R. Weaser, as amended as of
                          March 5, 1997, July 25, 1997 and September 12, 1997.
 10.5*                  Employment Agreement dated as of July 13, 1998 between the
                          Company and Christopher F. Wright.
 10.6*                  Employment Agreement dated July 1, 2000 between the Company and Raymond R. Hood.
 10.7a*                 Office Lease dated May 18, 1999 between the Company and
                          BLI-8787, Ltd, as amended by letter agreement dated
                          February 22, 2000.
 10.7b*                 Sublease Agreement dated July 7, 1999 between the Company
                          and Cook Inlet/Voicestream PCS, L.L.C., as amended by
                          Amendment No. 1 dated October 28, 1999 between the Company and Cook Inlet/Voicestream PCS, L.L.C.
 10.7c*                 Sublease Agreement and Consent to Sublease dated
                          November 11, 1999 between the Company and Fritz
                          Companies, Inc.
 10.8a*                 Office Lease dated April 3, 1995 between Neptune
                          Systems, Inc. and Baldwin Towers Associates, L.P., as
                          amended on July 6, 1995, June 17, 1996, June 26, 1996,
                          October 29, 1996, November 27, 1996, March 25, 1997,
                          March 23, 1998 and November 8, 1999.
 10.8b*                 Sublease dated December 29, 1999 between the Company and
                          i-Open.com, LLC.
 10.8c*                 Termination of Sublease Agreement dated June 27, 2000
                          between the Company and i-Open, Inc.
 10.9*                  Letter Agreement dated October 7, 1999 between the Company and LAB Holdings, Inc.
 10.10*                 Second Amended and Restated Registration Rights Agreement
                          dated as of September 29, 1999 among the Company, General
                          Atlantic Partners 57, L.P., General Atlantic
                          Partners 41, L.P., GAP Coinvestment Partners, L.P., GAP
                          Coinvestment Partners II, L.P., MSD 1998 GRAT #6, Triple
                          Marlin Investments, LLC, Rothko Investments, LLC, MSD
                          Portfolio L.P.--Investments, TCV III (Q), L.P., TCV III
                          Strategic Partners, L.P., TCV III, L.P., TCV III (GP) and
                          the stockholders named therein.
 10.11*                 Allocation Agreement dated September 29, 1999 between the
                          Company and the Purchasers named therein.
 10.12*                 Form of Indemnification Agreement.
 10.13*                 Common Stock Purchase Warrant dated as of November 19, 1999 issued to 52nd Street Associates, Inc.
 10.14*                 Stock Repurchase Agreement dated as of May 21, 1998 among
                          the Company, Lexye Sumantri and Astrid Holdings, Inc.

       EXHIBIT
       NUMBER                                   DESCRIPTION
       -------                                  -----------
 10.15a*                Warrant dated as of August 11, 1999 between the Company and
                          i2 Technologies, Inc.
 10.15b*                Warrant dated as of May 31, 2000 between the Company and i2
                          Technologies, Inc.
 21.1                   List of Subsidiaries.
 23.1                   Consent of Ernst & Young LLP, independent auditors.
 23.2*                  Consent of Morgan, Lewis & Bockius LLP (included in
                          Exhibit 5.1).
 24.1*                  Powers of Attorney (included on signature page).
 27.1                   Financial Data Schedule.


------------------------

*   Previously filed.